Exhibit 10.1

EXECUTION COPY

ASSET AND EQUITY PURCHASE AGREEMENT
BY AND AMONG
TRONOX INCORPORATED,
TRONOX LLC,
TRONOX PIGMENTS (SAVANNAH) INC.
TRONOX WORLDWIDE LLC,
TRONOX PIGMENTS (NETHERLANDS) B.V.,
TRONOX WESTERN AUSTRALIA PTY LTD,
HUNTSMAN PIGMENTS LLC,
HUNTSMAN AUSTRALIA R&D COMPANY PTY LTD
AND
HUNTSMAN CORPORATION
AUGUST 28, 2009

TABLE OF CONTENTS

1.	DEFINITIONS		2

2.	PURCHASE AND SALE		30
	(a)	Purchase and Sale of Acquired Assets	30
	(b)	Assumption of Assumed Liabilities	31
	(c)	Purchase and Sale of Target Interests	31
	(d)	Treatment of Intercompany Accounts Receivable and Accounts Payable	31
	(e)	Consideration	31
	(f)	Closing	33
	(g)	Deliveries at Closing	33
	(h)	Purchase Price Adjustments	37
	(i)	Allocation	41
	(j)	Non-Assignment of Assumed Contracts	41

3.	SELLERS’ REPRESENTATIONS AND WARRANTIES		41
	(a)	Organization of Sellers and Target Companies; Good Standing	42
	(b)	Authorization of Transaction	43
	(c)	Noncontravention	44
	(d)	Capitalization of Target Companies	44
	(e)	Title to Assets of the Acquired Business	45
	(f)	SEC Documents; Financial Statements; Accounts Receivable; Inventory	45
	(g)	Contracts	47
	(h)	Intellectual Property	50
	(i)	Legal Compliance	50
	(j)	Litigation	51
	(k)	Environmental, Health and Safety Matters	51
	(l)	Sufficiency of Assets of the Acquired Business	52
	(m)	Employees and Employment Matters	52
	(n)	Employee Benefit Plans	53
	(o)	Australian Superannuation	54
	(p)	Real Property	55
	(q)	Permits	57
	(r)	Tiwest Joint Venture Interests	57

	(s)	Conduct in the Ordinary Course of Business; Absence of Certain Changes, Events and Conditions	58
	(t)	Tax	58
	(u)	Target Companies; Books and Records	59
	(v)	Insurance	59
	(w)	Brokers’ Fees	60
	(x)	Information Technology	60
	(y)	Products Liability	60
	(z)	Foreign Corrupt Practices Act	60
	(aa)	No Other Representations or Warranties; Disclosed Materials	61

4.	BUYERS’ AND GUARANTOR’S REPRESENTATIONS AND WARRANTIES		61
	(a)	Organization of Buyers and Guarantor	61
	(b)	Authorization of Transaction	62
	(c)	Noncontravention	62
	(d)	Litigation	62
	(e)	Brokers’ Fees	63
	(f)	Financial Capacity	63
	(g)	Investment Representation	63
	(h)	Interested Stockholders	63
	(i)	Condition of the Business	63
	(j)	GST Law	64

5.	PRE-CLOSING COVENANTS		64
	(a)	Reasonable Best Efforts; Cooperation	64
	(b)	Notices and Consents	65
	(c)	Bankruptcy Approval	68
	(d)	Conduct of Business	71
	(e)	Information and Consultation	73
	(f)	Notice of Developments	74
	(g)	Access	74
	(h)	Press Releases and Public Announcements	74
	(i)	Bulk Transfer Laws	75
	(j)	Cure Amounts	75
	(k)	Replacement Bonding Requirements	77

	(l)	Competing Transaction	77
	(m)	Pre-Closing Assistance	78
	(n)	Indebtedness of Target Companies	80
	(o)	Transfer of Excluded Subsidiaries	80
	(p)	Target Companies’ Asset Sales	81
	(q)	Insurance	82
	(r)	PBGC Release	82
	(s)	Election to Purchase Tronox Netherlands	83
	(t)	Covered Employees	83
	(u)	Employee Layoffs	83
	(v)	Seller Retained Employees	83

6.	OTHER COVENANTS		84
	(a)	Cooperation	84
	(b)	Further Assurances	84
	(c)	Litigation Support	84
	(d)	Run-Off	84
	(e)	Prorations	85
	(f)	Availability of Business Records	86
	(g)	Offers of Employment to Covered Employees	86
	(h)	Transfer Taxes	87
	(i)	GST	88
	(j)	Wage Reporting	89
	(k)	Acknowledgements	89
	(l)	Provisions Relating to Excluded Environmental Liabilities	89
	(m)	Assumed Employee Benefit Plans	90
	(n)	Removal of Certain Equipment	91
	(o)	Continuation of Coverage	91
	(p)	Bankruptcy Release	92
	(q)	Confidentiality	93
	(r)	Tronox Netherlands Tax Filing	93
	(s)	WARN Obligations	93
	(t)	Survey for Henderson Real Property	93
	(u)	Assistance with Comfort Letter	94

7.	CONDITIONS TO OBLIGATION TO CLOSING		94
	(a)	Conditions to Buyers’ Obligations	94
	(b)	Conditions to Sellers’ Obligations	95
	(c)	No Frustration of Closing Conditions	97

8.	TERMINATION		97
	(a)	Termination of Agreement	97
	(b)	Procedure Upon Termination	99
	(c)	Effect of Termination; Break-Up Fee	99

9.	MISCELLANEOUS		101
	(a)	Expenses	101
	(b)	Entire Agreement	102
	(c)	Incorporation of Annexes, Exhibits and Disclosed Materials	102
	(d)	Amendments and Waivers	102
	(e)	Succession and Assignment	102
	(f)	Notices	102
	(g)	Governing Law; Jurisdiction	104
	(h)	Consent to Service of Process	104
	(i)	Waivers of Jury Trial	104
	(j)	Specific Performance	105
	(k)	Severability	105
	(l)	No Third Party Beneficiaries	105
	(m)	No Survival of Representations, Warranties and Agreements	105
	(n)	Construction	105
	(o)	Computation of Time	106
	(p)	Mutual Drafting	106
	(q)	Disclosed Materials	106
	(r)	Headings; Table of Contents	106
	(s)	Counterparts; Facsimile and Email Signatures	107
	(t)	Time of Essence	107
	(u)	Guaranty	107

EXHIBITS, ANNEXES AND SCHEDULES

Exhibit A	-	Form of Bidding Procedures
Exhibit B	-	Form of Sale Order
Exhibit C	-	[Reserved]
Exhibit D	-	Copy of Deposit Escrow Agreement
Exhibit E	-	Forms of Bill of Sale
Exhibit F	-	Forms of Assignment and Assumption Agreement
Exhibit G	-	Form of Patent Assignment Agreement
Exhibit H	-	Form of Trademark Assignment Agreement
Exhibit I	-	Form of Copyright Assignment Agreement
Exhibit J	-	Tiwest Amount
Exhibit K	-	List of Required Third Party Consents
Exhibit L	-	Form of Special Warranty Deed
Exhibit M	-	Form of Net Working Capital Escrow Agreement
Exhibit N	-	Form of COBRA Escrow Agreement
Exhibit O	-	Form of Target Company APA
Exhibit P	-	Henderson Lease Term Sheet
Exhibit Q	-	Western Australia Transfer of Land Form
Exhibit R	-	Western Australia Transfer of Lease Form

Annex A	-	Excluded Intellectual Property
Annex B	-	Assumed Contracts
Annex C	-	Cure Amounts
Annex D	-	Select Excluded Assets
Annex E	-	Owned Real Property
Annex F	-	Products
Annex G	-	Net Working Capital Guidelines
Annex H	-	Assumed Employee Benefit Plans
Annex I	-	Excluded IT Systems
Annex J	-	Retained Intercompany Balances
Annex K	-	Tiwest and Henderson Adjustments to Target Working Capital Amount
Annex L	-	Acquired Henderson Intellectual Property

Disclosure Schedule

ASSET AND EQUITY PURCHASE AGREEMENT
     This ASSET AND EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 28, 2009, by and among Tronox Incorporated, a Delaware corporation (“Tronox Incorporated”), Tronox LLC, a Delaware limited liability company (“Tronox LLC”), Tronox Pigments (Savannah) Inc., a Georgia corporation (“Tronox Pigments”), Tronox Worldwide LLC, a Delaware limited liability company (“Tronox Worldwide” and together with Tronox Incorporated, Tronox LLC and Tronox Pigments, the “U.S. Sellers,” and each individually, a “U.S. Seller”), Tronox Western Australia Pty Ltd (ACN 009 331 195), a Western Australia company (“Tronox Australia” and, together with U.S. Sellers, the “Asset Sellers” and, each individually, an “Asset Seller”), Tronox Pigments (Netherlands) B.V., a Dutch limited liability company (“Tronox Netherlands” and, together with Tronox Australia, the “Non-U.S. Sellers,” and, each individually, a “Non-U.S. Seller”; U.S. Sellers and Non-U.S. Sellers are referred to in this Agreement collectively as “Sellers,” and, each individually, a “Seller”), Huntsman Pigments LLC, a Delaware limited liability company (“U.S. Buyer”), and Huntsman Australia R&D Company Pty Ltd (ACN 181 080 113), an Australian company (“Australia Buyer”, and, together with U.S. Buyer, “Buyers”), and Huntsman Corporation, a Delaware corporation (“Guarantor”). Sellers and Buyers are referred to collectively herein as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in Section 1.
     WHEREAS, Tronox Incorporated indirectly owns all of the outstanding equity interests of each of (i) Tronox Pigments (Holland) B.V., a Dutch private company with limited liability (“Tronox Holland”), (ii) Tronox Pigments Ltd., a Bahamian international business company (“Tronox Pigments Bahama Islands”), and (iii) Tronox Pigments (Singapore) Pte Ltd., a Singaporean private limited company (“Tronox Singapore” and, together with Tronox Holland and Tronox Pigments Bahama Islands, “Target Companies,” and, each individually, a “Target Company”);
     WHEREAS, Tronox Australia directly owns the Tiwest Joint Venture Interests;
     WHEREAS, Sellers and the Target Companies engage, directly and through their respective Subsidiaries, (i) worldwide, in the business of developing, researching, processing, manufacturing, distributing, marketing and selling the Products (as defined below), and (ii) in Australia, in the business of mining of, and exploration for, raw materials required to produce the Products (such businesses, collectively, the “Business”);
     WHEREAS, U.S. Sellers and certain of their respective Affiliates filed for relief under chapter 11 of title 11 of the United States Code Sections 101-1330 (the “Bankruptcy Code”) on January 12, 2009 (the “Chapter 11 Cases”), which cases are pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);
     WHEREAS, (i) the U.S. Sellers wish to sell to U.S. Buyer, and U.S. Buyer wishes to purchase from the U.S. Sellers, the Acquired Assets (other than the Acquired Australian Assets) as of the Closing, (ii) U.S. Buyer wishes to assume from the U.S. Sellers the Assumed Liabilities (other than the Assumed Tronox Australia Liabilities) as of the Closing, (iii) Tronox Australia wishes to sell to Australia Buyer, and Australia Buyer wishes to purchase from Tronox Australia, the Acquired Australian Assets as of the Closing, (iv) Australia Buyer wishes to assume from Tronox Australia the Assumed Tronox Australia Liabilities as of the Closing, and (v) Non-U.S. Sellers, Tronox LLC and Tronox Worldwide, as applicable, wish to sell to U.S. Buyer, and U.S. Buyer wishes to purchase from Non-U.S. Sellers, Tronox LLC and Tronox Worldwide, as applicable, all of the Target Interests owned by Non-U.S. Sellers, Tronox LLC and Tronox Worldwide, as applicable, as of the Closing, in the case of clauses (i) through (v) inclusive, on the terms and subject to the conditions set forth herein and in accordance with sections 105, 363 and 365 of the Bankruptcy Code;
     WHEREAS, it is the express intention of the Parties that Buyers and Guarantor will not in any way assume or become liable or otherwise responsible for any Excluded Liabilities (including any Excluded Environmental Liabilities), and Sellers acknowledge that Buyers and Guarantor would not enter into this Agreement nor seek to acquire the Acquired Assets but for the clear understanding that Buyers and Guarantor will not assume, or become liable or otherwise responsible for, any Excluded Liabilities; and
     WHEREAS, each Buyer is an indirect wholly owned Subsidiary of Guarantor, and Guarantor wishes to irrevocably and unconditionally guarantee to Sellers the due and punctual payment of the Purchase Price and certain other payment obligations of Buyers hereunder on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties and Guarantor, the Parties and Guarantor agree as follows:
     1. Definitions. Except as otherwise set forth in this Agreement (or in any Schedule or Exhibit hereto), the following terms shall have the meanings ascribed to such terms in this Section 1.
     “2007 Financial Statements” has the meaning set forth in Section 3(f)(iii).
     “2008 Preliminary Selected Financial Data” has the meaning set forth in Section 3(f)(ii).
     “Acceptable Confidentiality Agreement” has the meaning set forth in Section 5(l).
     “Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of the Asset Sellers, (b) all other accounts receivable or notes receivable of the Asset Sellers, and (c) any security interest, claim, remedy or other right of the Asset Sellers related to any of the foregoing, in each case, arising out of the operation of the Acquired Business prior to the Closing. For purposes of Section 3(f)(v), Accounts Receivable shall also include such items set forth in preceding clauses (a) through (c) inclusive with respect to the Target Companies.
     “Acquired Assets” means all of the Asset Sellers’ right, title and interest in, to and under all of Asset Sellers’ properties, assets, claims and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, existing as of the Closing, in each case, that are used or held for use in the operation of the Business, including the following existing as of the Closing: (a) all Inventory of the Asset Sellers (including the Acquired Savannah Inventory); (b) all Furnishings and Equipment of the Asset Sellers; (c) all Records of the Asset Sellers used or held for use in the operation of the Business, provided that the Asset Sellers shall have the right to make (or, following the Closing, obtain from Buyers) copies of any of such Records that the Asset Sellers are required by applicable law to retain, or that Sellers determine are necessary or reasonably required to retain, including Tax Returns, taxpayer and other identification numbers, financial statements and corporate or other entity filings, in connection with (i) the wind-down of the estates of the U.S. Sellers and certain of their Affiliates and (ii) the Excluded Assets and Excluded Liabilities (but in no case shall any Asset Seller have a right to make copies or retain Records disclosing or embodying proprietary manufacturing or processing know-how or trade secrets included in the Acquired Intellectual Property); (d) all Acquired Intellectual Property; (e) all Owned Real Property and Third Party Leases, in each case, of the Asset Sellers; (f)(i) all Contracts to which Tronox Australia is a party (except for Contracts related to any Excluded Liability) and (ii) those Leases (and the related Leased Real Property) and those other Contracts, in each case, of the other Asset Sellers set forth on Annex B hereto (in the case of this clause (ii), as the same may be modified or supplemented after the date hereof in accordance with Section 5(j)) (all Contracts contemplated by this clause (f), collectively, the “Assumed Contracts”); (g) all assets of the Asset Sellers related to or under an Assumed Employee Benefit Plan; (h) all of the Asset Sellers’ Accounts Receivable (including the Acquired Savannah Accounts Receivable); (i) all Deposits and Similar Amounts; (j) all Permits of the Asset Sellers (i) used or held for use in the ownership or operation of the Business or (ii) relating to any Acquired Asset, in the case of sub-clauses (i) and (ii) above, that are transferable in accordance with their terms or by operation of law, but excluding all Permits exclusively related to any Excluded Asset (all Permits contemplated as included by this clause (j), collectively, the “Acquired Permits”); (k) all of the rights of the Asset Sellers to the extent associated with any Assumed Liability; (l) all claims, causes of action, rights of recovery and rights of setoff of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations, indemnities and guarantees made by suppliers of products, materials or equipment, or components thereof, and rights under and pursuant to all indemnity arrangements with third parties) of the Asset Sellers to the extent relating to the Acquired Business or the Acquired Assets (but, for the avoidance of doubt, not to the extent relating exclusively to the Excluded Assets or Excluded Liabilities) pertaining to, arising out of and inuring to the benefit of any Asset Seller; (m) all Avoidance Claims of the Asset Sellers against the Target Companies, the Retained Employees and Tiwest; (n) the Acquired Savannah Equipment and the Acquired Soda Springs Assets; (o) the Acquired Cash; (p) all IT Systems of the Asset Sellers; (q) the Tiwest Joint Venture Interests, to the extent that such assets are not acquired by any Tiwest Joint Venture Participant or any other Person other than Sellers by exercise of such Person’s pre-emptive or other similar rights in accordance with the Tiwest Joint Venture Documents; (r) the Acquired Henderson Assets; (s) any Retained Intercompany Balances; and (t) the Pre-Funded Uncleared Disbursement Amounts. Notwithstanding the foregoing, in no event shall the Acquired Assets include any Excluded Asset.
     “Acquired Australian Assets” means all of the Acquired Assets of Tronox Australia.

     “Acquired Business” means the Business (including the Acquired Assets, the Target Companies and their respective Subsidiaries), but excluding the Excluded Assets, the Excluded Liabilities, the Excluded German Subsidiaries and the Excluded Danish Subsidiaries.
     “Acquired Business IP” has the meaning set forth in Section 3(h)(i).
     “Acquired Cash” means, collectively, (a) any checks that relate to the Acquired Business that have been deposited in any bank account or lockboxes of any Asset Seller but have not yet cleared as of the Closing, (b) any checks that have been deposited into any bank account of a Target Company but have not yet cleared as of the Closing, (c) any petty cash located at any Target Company as of the Closing, and (d)(i) any Cash remaining in accounts of the U.S. Asset Sellers located outside of the United States of America and (ii) any Cash remaining in accounts of Tronox Australia, the Target Companies and, only to the extent of Tronox Australia’s interest, Tiwest, in each of subclauses (i) and (ii), as of the Closing.
     “Acquired Current Assets” means the current assets of the Asset Sellers existing as of the Closing used or held for use in, or otherwise to the extent arising out of, the operation of the Acquired Business prior to the Closing, excluding, for the avoidance of doubt, any Excluded Assets, and limited to the sum of line items “Accounts Receivable (net of reserves for bad debt)”, “Inventories (net of reserves)” and “Deposits and Prepaids,” as determined in accordance with the Net Working Capital Guidelines; provided that in determining total Acquired Current Assets hereunder, all Intercompany accounts receivable and current and deferred income Taxes shall be disregarded.
     “Acquired Henderson Assets” means all of the Asset Sellers’ right, title and interest in, to and under all Acquired Henderson Plant and Equipment.
     “Acquired Henderson Intellectual Property” means all Acquired Intellectual Property set forth on Annex L.
     “Acquired Henderson Plant and Equipment” means all of the equipment and machinery of the Asset Sellers that are used or held for use for the operation of the facility located at the U.S. Sellers’ Henderson, Nevada site.
     “Acquired Intellectual Property” means all of the Asset Sellers’ right, title and interest in, to and under all Intellectual Property which is used or held for use in the Business, including all Intellectual Property set forth in Section 3(h)(i) of the Disclosure Schedule and the Intellectual Property used or held for use in the operation of the U.S. Sellers’ Savannah, Georgia site, including for licensing to third parties by any Asset Seller. Acquired Intellectual Property shall include: (a) all Intellectual Property relating to or arising from (i) the production of titanium dioxide; (ii) finishing technology used to treat, coat or modify titanium dioxide; (iii) the use of titanium dioxide in applications; (iv) the manufacture of co-products arising from the processing of titanium dioxide; and (v) the manufacture and sale of electrolytic manganese dioxide, sodium chlorate, boron trichloride, or elemental boron; and (b) all causes of action (either in law or equity) for all past, present, and future infringement and misappropriation of the foregoing rights, and the right to collect and retain all damages for such infringement and misappropriation;

provided, however, the Acquired Intellectual Property does not include the Excluded Intellectual Property.
     “Acquired Permits” has the meaning set forth in the definition of Acquired Assets.
     “Acquired Savannah Accounts Receivable” means all Accounts Receivable resulting from all finished goods Inventory previously owned by Tronox Pigments that were produced at a facility of the Asset Sellers (other than Tronox Pigments) or the Target Companies.
     “Acquired Savannah Equipment” means all of the Asset Sellers’ right, title and interest in, to and under all of the Asset Sellers’ installed and spare chlorinators, oxidizers and TiCl4 condensation equipment and any directly connected equipment in which proprietary Intellectual Property is held or which U.S. Buyer reasonably considers following its access visit referred to in Section 6(n)(ii) may comprise valuable Intellectual Property, in each case, located at the U.S. Sellers’ Savannah, Georgia site.
     “Acquired Savannah Inventory” means all finished goods Inventory owned by Tronox Pigments that was produced at a facility of the Asset Sellers (other than Tronox Pigments) or the Target Companies.
     “Acquired Soda Springs Assets” means all of the Asset Sellers’ right, title and interest in, to and under all of Asset Sellers’ assets (including the Acquired Soda Springs Plant and Equipment), claims and rights of every nature, kind and description, tangible and intangible (including goodwill), whether personal or mixed, whether accrued, contingent or otherwise, existing as of the Closing, in each case, that are used or held for use in the operation of the Business at the U.S. Sellers’ Soda Springs, Idaho site, other than Excluded Soda Springs Assets.
     “Acquired Soda Springs Plant and Equipment” means all of the equipment and machinery of the Asset Sellers that are used or held for use for the operation of the facility located at the U.S. Sellers’ Soda Springs, Idaho site.
     “Acquired Tiwest Joint Venture Interests” means all Tiwest Joint Venture Interests other than the Excluded Tiwest Joint Venture Interests.
     “Acquisition Transaction” has the meaning set forth in Section 5(c)(v).
     “Adjustment” has the meaning ascribed to it in the GST Law.
     “Adjustment Determination Effective Time” has the meaning set forth in Section 2(h)(iii).
     “Adjustment Note” has the meaning ascribed to it in the GST Law.
     “Affiliate” when used with reference to another Person means any Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such other Person.
     “Agreement” has the meaning set forth in the preamble.

     “Antitrust Division” has the meaning set forth in Section 5(b)(iv).
     “Applicable Assumption Deadline” has the meaning set forth in Section 5(j)(ii).
     “Asset Sale Option” has the meaning set forth in Section 5(p)(i).
     “Asset Sellers” has the meaning set forth in the preamble.
     “Assignment and Assumption Agreements” has the meaning set forth in Section 2(g)(i)(B).
     “Assumable Contract” has the meaning set forth in Section 5(j)(i).
     “Assumed Accounts Receivable Rebate Liabilities” means all Liabilities of the Asset Sellers existing as of the Closing arising out of customer rebate and similar incentive programs of the Asset Sellers in connection with any Accounts Receivable outstanding as of the Closing.
     “Assumed Contract” has the meaning set forth in the definition of Acquired Assets.
     “Assumed Current Liabilities” means, without duplication, (a) accounts payable (other than contra-accounts related to uncleared disbursements recorded as accounts payable) under any Assumed Contract, (b) the Sellers PBGC Amount, if any, (c) the Assumed Accounts Receivable Rebate Liabilities, and (d) all other current Assumed Liabilities of the Asset Sellers, excluding any Buyer Environmental Liability, in each case, existing as of the Closing and as determined in accordance with the Net Working Capital Guidelines; provided that, in determining Assumed Current Liabilities hereunder, (i) all Intercompany accounts payable and current and deferred income Taxes, (ii) all Cure Amounts, (iii) all Transfer Taxes allocated to Buyers pursuant to Section 6(h), (iv) the Assumed Sales Rebate Liabilities, and (v) the Assumed Vacation Liabilities shall be disregarded. For the avoidance of doubt, all Assumed Sales Rebate Liabilities (and the components thereof) will be calculated in accordance with the Net Working Capital Guidelines.
     “Assumed Employee Benefit Plan” means each Employee Benefit Plan assumed by a Buyer referenced in Section 6(m).
     “Assumed Liabilities” means, collectively:
     (a) the following Liabilities of the Asset Sellers to the extent arising out of or relating to the Business or the Acquired Assets from and after the Closing and that do not, except as specifically noted, arise out of or relate to the operation of the Business or the Acquired Assets on or prior to the Closing: (i) except with respect to Environmental Liabilities, all Liabilities of the Asset Sellers relating to or arising out of the ownership or operation of the Acquired Business or the Acquired Assets, including all Liabilities under the Assumed Contracts (including, with respect to Assumed Contracts, all executory Liabilities arising prior to the Closing) and the Acquired Permits, and all Liabilities for personal injury of customers and Retained Employees; (ii) all Liabilities for product returns or replacements or relating to or arising under any product warranties, claims of product liability, obligations to indemnify or similar claims, in each case, related to the Acquired Business or the Acquired Assets; and (iii) all Liabilities relating to payroll, vacation, sick leave, parental leave, workers’ compensation and unemployment benefits of the Retained Employees;
     (b) all Buyer Environmental Liabilities;
     (c) all Assumed Tronox Australia Liabilities;
     (d) (i) all Liabilities for Transfer Taxes that do not arise in the United States of America, and (ii) all other Taxes specifically identified and included in the computation of Tax Amount but only to the extent included in the determination of the Conclusive Net Working Capital Statement;
     (e) all Cure Amounts;
     (f) all Assumed Accounts Receivable Rebate Liabilities;
     (g) all Assumed Sales Rebate Liabilities;
     (h) all Liabilities relating to amounts required to be paid by Buyers hereunder;
     (i) all Liabilities arising under or in connection with each Assumed Employee Benefit Plan, including all Liabilities accrued prior to the Closing;
     (j) all Retained Intercompany Balances;
     (k) Assumed Vacation Liabilities;
     (l) accounts payable (other than contra-accounts related to uncleared disbursements recorded as accounts payable) under any Assumed Contract; and
     (m) the Sellers PBGC Amount, if any.
provided, however, that, notwithstanding the foregoing or anything contained in this Agreement to the contrary, the Assumed Liabilities shall not include any Excluded Liabilities.
     “Assumed Sales Rebate Liabilities” means all Liabilities of the Asset Sellers and the Target Companies relating to the Acquired Business existing as of the Closing arising out of customer rebate and similar incentive programs of the Asset Sellers and the Target Companies in connection with sale transactions that have been paid in full as of the Closing. For purposes of Section 1 and Section 2(h), the amount of the Assumed Sales Rebate Liabilities shall be determined net of any vendor and other supplier rebates receivable by or otherwise due to the Asset Sellers as of the Closing in connection with purchase transactions under Contracts assumed or conveyed to Buyers that have been paid in full.
     “Assumed Tronox Australia Liabilities” means all Liabilities of Tronox Australia, including Environmental Liabilities, relating to the Tiwest Joint Venture, Tiwest or the Tiwest Joint Venture Interests; provided, however, that the Assumed Tronox Australia Liabilities shall not include any Excluded Tronox Australia Liabilities.

     “Assumed Vacation Liabilities” has the meaning set forth in Section 6(g).
     “Australia Buyer” has the meaning set forth in the preamble.
     “Avoidance Claims” shall mean any rights, claims, causes of action, avoiding powers, suits and proceedings to avoid a transfer of property or an obligation incurred by Sellers pursuant to any applicable section of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, 553 and 724(a) of the Bankruptcy Code.
     “Bankruptcy Code” has the meaning set forth in the recitals.
     “Bankruptcy Court” has the meaning set forth in the recitals.
     “Bidding Incentives” means, collectively, the Break-Up Fee and the Reimbursable Expenses.
     “Bidding Procedures” means the bidding procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order, substantially in the form of Exhibit A attached hereto.
     “Bidding Procedures Motion” has the meaning set forth in Section 5(c)(i).
     “Bidding Procedures Order” means an order of the Bankruptcy Court approving the Bidding Procedures and the Bidding Incentives, substantially in the form attached hereto as Exhibit A.
     “Bills of Sale” has the meaning set forth in Section 2(g)(i)(A).
     “Bonding Requirements” means standby letters of credit, guarantees, indemnity bonds and other credit support instruments issued by third parties on behalf of any Asset Seller or any of their respective Subsidiaries regarding the Acquired Business (other than any letters of credits, guarantees, indemnity bonds or other support instruments issued for workers’ compensation or any other insurance purposes).
     “Break-Up Fee” has the meaning set forth in Section 8(c)(iii).
     “Business” has the meaning set forth in the recitals.
     “Business Day” means any day other than a Saturday, a Sunday, July 24, or a day on which banks located in New York, New York shall be authorized or required by law to close; provided, however, that the Closing Date shall also not include any day on which banks located in Sydney and Perth, Australia, or Amsterdam, The Netherlands shall be authorized or required by law to close.
     “Buyer Environmental Liabilities” means all Environmental Liabilities (a) to the extent (but only to the extent) relating to or arising out of facts or circumstances, caused or occurring from and after the Closing at the Owned Real Property, the JV Leased Real Property and any Leased Real Property leased pursuant to any Leases that are Assumed Contracts (including the Henderson Lease but excluding any Excluded Assets) or (b) to the extent (but only to the extent)

relating to or arising out of the conduct of the Acquired Business from and after Closing or the acts or omissions of Buyers or their respective Representatives from and after the Closing.
     “Buyer Master Data Description” has the meaning set forth in Section 5(m)(i)(D).
     “Buyers” has the meaning set forth in the preamble.
     “Carve-Out Financial Statements” has the meaning set forth in Section 5(m)(i)(A).
     “Cash” means cash and cash equivalents as defined in accordance with GAAP.
     “Chapter 11 Cases” has the meaning set forth in the recitals.
     “Closing” has the meaning set forth in Section 2(f).
     “Closing Date” has the meaning set forth in Section 2(f).
     “Coal Act” means the United States Coal Industry Retiree Health Benefit Act of 1992.
     “Coal Act Liabilities” means all Liabilities of the Asset Sellers and their respective Affiliates relating to the Coal Act, including any Liability (a) to provide retiree health benefits to eligible beneficiaries and their dependents pursuant to Section 9711 of the Coal Act, (b) to pay the annual prefunding premium and the monthly per beneficiary premium required pursuant to Sections 9712(d)(1)(A) and (B) of the Coal Act, (c) to provide security to the UMWA 1992 Benefit Plan pursuant to Section 9712(d)(1)(C) of the Coal Act and any other Liability related to the UMWA 1992 Benefit Plan, and (d) related to the UMWA Combined Benefit Fund.
     “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the IRC, and any similar state law.
     “COBRA Escrow Agreement” has the meaning set forth in Section 2(e)(iv).
     “COBRA Escrow Amount” has the meaning set forth in Section 2(e)(iv).
     “Code” means the Internal Revenue Code of 1986.
     “Colorado River Commission Contracts” means the following six contracts:
     (a) that certain Contract No. P05-70 between Colorado River Commission and Tronox LLC f/k/a Kerr-McGee Chemical LLC (successor to Kerr-McGee Chemical Corporation) for the Sale of Electric Power from the Parker Davis Project, dated March 1, 1988, as amended by Amendment No. 1 to Contract P-05-70, dated June 8, 1994 and Renewal Contract No. P05-70R between the Colorado River Commission of Nevada and Tronox LLC for the Sale of Electric Power from the Parker-Davis Project effective as of May 1, 2006 (the “Parker-Davis PPA”);
     (b) Contract No. P05-50 between the Colorado River Commission of Nevada and Kerr-McGee Chemical Corporation for the Sale of Electric Power from the Boulder Canyon Project effective as of January 1, 1987, as amended by Contract No. P05-50A1 between the Colorado River Commission of Nevada and Tronox LLC for the sale of Electric Power from the Boulder Canyon Project effective as of June 23, 1994 (the “Boulder Canyon PPA”);
     (c) Contract No. P05-65 between the Colorado River Commission of Nevada and Kerr-McGee Chemical, LLC for Transmission Service effective as of August 14, 2001 (the “Transmission Service Contract”);
     (d) Operational Agreement No. P20-55R3 by and among the Colorado River Commission of Nevada, American Pacific Corporation, Basic Water Company, Chemical Lime Company of America, Southern Nevada Water Authority, Titanium Metals Corporation and Tronox LLC effective as of October 1, 2006 (the “Operational Agreement”);
     (e) Agreement to Advance Funds for Parker-Davis Project Generation Facilities, Contract No. P20-77 among the Colorado River Commission and Certain Electric Service Contractors, including Kerr-McGee Chemical, LLC, effective as of October 1, 1998 (the “P-D Generation Funding Agreement”); and
     (f) Agreement to Share Costs of Implementation of Lower Colorado River Multi-Species Conservation Program, Contract No. P20-49 among the Colorado River Commission and Certain Electric Service Contractors, including Kerr-McGee Chemical, LLC, effective as of an unspecified CRC approval date (the “Conservation Program Funding Agreement”).
     “Competing Transaction” means any transaction or series of related transactions involving: (a) any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution of Sellers, Target Companies and Tiwest; (b) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of all or substantially all of the Acquired Business or the Acquired Assets (including any capital stock of or ownership interest in any Target Companies), or any license, lease or long-term supply agreement having a similar economic effect; or (c) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any Person or “group” of all or substantially all of the voting stock of Sellers or any tender or exchange offer that if consummated would result in any Person or group beneficially owning all or substantially all of the voting stock of Sellers. For the avoidance of doubt, the exercise of any rights to purchase the Tiwest Joint Venture Interests by the Tiwest Joint Venture Participants arising out of the Tiwest Joint Venture Documents do not and shall not constitute a Competing Transaction.
     “Competition/Investment Law” has the meaning set forth in Section 3(c).
     “Conclusive Net Working Capital Statement” has the meaning set forth in Section 2(h)(v).
     “Conclusive Rebate Amount” has the meaning set forth in Section 2(h)(v).

     “Confidentiality Agreement” means that certain letter agreement, dated as of February 26, 2009, by and between Tronox Incorporated and Huntsman International, LLC, an Affiliate of each Buyer, as supplemented by that certain Clean Team Confidentiality Agreement Addendum, dated as of July 13, 2009, and as amended by the certain Amendment dated as of the date hereof (as the same from time to time may be amended, supplemented or replaced), regarding the terms and conditions on which Tronox Incorporated would make available certain information.
     “Contract” means any written or oral agreement, contract, lease (including the Leases), sublease, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, sales order, franchise, dealer and distributorship agreement, supply agreement, development agreement, joint venture agreement, promotion agreement, license agreement, contribution agreement, partnership agreement or other arrangement, understanding, permission or commitment that, in each case, is legally binding.
     “Contract Indemnitees” has the meaning set forth in Section 5(q)(ii).
     “Control” means, when used with reference to any Person, the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with any Contract; and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.
     “Controlled Group Liability” means any and all Liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the IRC, (d) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the IRC or the group health plan requirements of Sections 9801 et seq. of the IRC and Sections 701 et seq. of ERISA, and (e) under the Coal Act.
     “Cooljarloo JVA” has the meaning set forth in the definition of Tiwest Joint Venture.
     “Covered Employee” means any officer or employee of any Asset Seller or Target Company or Tiwest whose duties relate exclusively or primarily to the operation or management of the Business and who is employed by (a) a U.S. Seller at the Asset Sellers’ Hamilton, Mississippi site, Oklahoma City, Oklahoma sites, Henderson, Nevada site or Soda Springs, Idaho site, (b) Tronox Holland, (c) Tronox Australia, (d) Tronox Pigments Bahama Islands, (e) Tronox Singapore or (f) Tiwest, in each case, immediately prior to the Closing.
     “Cure Amount” with respect to any Contract shall be the cash amounts required to cure any monetary defaults on the part of U.S. Sellers pursuant to section 365 of the Bankruptcy Code, as ultimately determined by the Bankruptcy Court.
     “Data Room” means that certain “TRXTriton” virtual data room operated by Merrill Corporation and made available to Buyers and their Representatives.
     “Debt Financing” has the meaning set forth in Section 5(a).
     “Debtors” has the meaning set forth in Section 5(r).

     “Decree” means any judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, code, regulation, rule, executive order, administrative order or any other restriction or any other order of any Governmental Entity.
     “Deposit” has the meaning set forth in Section 2(e)(ii).
     “Deposit Escrow Agreement” has the meaning set forth in Section 2(e)(ii).
     “Deposits and Similar Amounts” means marketable securities, prepaid expenses, advance payments, surety accounts, deposits and other similar prepaid items, checks in transit and undeposited checks, in each case, to the extent exclusively or primarily related to any Assumed Contract.
     “Development Agreement” has the meaning set forth in the definition of Tiwest Joint Venture.
     “Disclosed Materials” has the meaning set forth in Section 3.
     “Disclosure Schedule” has the meaning set forth in Section 3.
     “Disputed Item” has the meaning set forth in Section 2(h)(v).
     “Easements” means those easements, servitudes, surface use rights and rights-of-way appurtenant to the Land and used in connection with the Acquired Business as it is currently being conducted, together with all pipelines, utility assets and other facilities situated thereon.
     “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other benefit or compensation plan, program, agreement, arrangement or understanding of any kind in each case, maintained or contributed to by any Seller or Target Company, Tiwest or any of their respective Subsidiaries or in which any Seller or Target Company, Tiwest or any of their respective Subsidiaries participates or participated and that provides benefits to Covered Employees or with respect to which any Seller or Target Company, Tiwest or any of their respective Subsidiaries has or could have any Liabilities.
     “End Date” has the meaning set forth in Section 8(a)(vii).
     “Enterprise” has the meaning ascribed to it in the GST Law.
     “Environmental, Health and Safety Requirements” means all applicable domestic, foreign federal, provincial, state, supranational and local administrative, civil and criminal laws, Permits, rules having the force and effect of law, statutes, regulations, ordinances, codes, decrees, directives, legally binding judicial and administrative orders, and all common law (at law or in equity), in each case, concerning or relating to workplace health and safety or to pollution, preservation, remediation or the protection of the environment or natural resources, or the emission of greenhouse gases.
     “Environmental Liabilities” means any direct, indirect, pending or threatened liability, claim, loss, damage, fine, penalty, cost, expense, deficiency, obligation or responsibility, whether known or unknown, arising under or relating to any Environmental, Health and Safety Requirements or any Release of Hazardous Materials, whether based on negligence, strict liability or otherwise, including costs and liabilities for investigation, removal, remediation, restoration, abatement, monitoring, personal injury, property damage, natural resource damages, court costs, and reasonable attorneys’ fees.
     “ERISA” means the United States Employee Retirement Income Security Act of 1974.
     “Escrow Agent” has the meaning set forth in Section 2(e)(ii).
     “Estimated Net Working Capital Amount” has the meaning set forth in Section 2(h)(iii).
     “Estimated Net Working Capital Statement” has the meaning set forth in Section 2(h)(iii).
     “Estimated Rebate Amount” has the meaning set forth in Section 2(h)(iii).
     “Estimated Rebate Statement” has the meaning set forth in Section 2(h)(iii).
     “Exchange Act” means the United States Securities Exchange Act of 1934.
     “Excluded Assets” means, collectively, all of the Asset Sellers’ or any of their respective Affiliates’ right, title and interest in, to and under the following: (a) all properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, in each case, that are not used or held for use in the operation of the Business, (i) other than the Retained Intercompany Balances and (ii) except for such assets of the Target Companies, Tiwest or Tronox Australia; (b) all certificates of incorporation and other organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates and other documents relating to the organization, maintenance and existence of any Asset Seller or any of its Affiliates (other than the Target Companies’ or Tiwest’s) as a corporation, limited liability company or other entity, other than those of the Target Companies or Tiwest; (c) all Records related to Taxes paid or payable by any Asset Seller or any of its Affiliates (other than the Target Companies or Tiwest) not used or held for use in the operation of the Business or the Acquired Assets, except for such Records of the Target Companies or Tiwest; (d) all Records related to any Asset Seller or any of their respective Subsidiaries, in each case, to the extent such Records are not used or held for use in the operation of the Acquired Business or the Acquired Assets, except for such Records of the Target Companies or Tiwest; (e) all assets with respect to any Taxes (other than the Transfer Taxes allocated to Buyers pursuant to Section 6(h)) due and payable or accrued prior to the Closing Date and paid by any Asset Seller or any of its Affiliates (other than the Target Companies or Tiwest), whether or not relating to the Business; (f) all equity securities of any Asset Seller or any of its Subsidiaries, other than the equity interests of the Target Companies, equity interests held by the Target Companies or Tronox Australia (including the Tiwest Shares) or the Tiwest Joint Venture Interests; (g) all of the Asset Sellers’ and their respective Affiliates’ Cash (including, for the avoidance of doubt, the Purchase Price) other than the Deposits and Similar Amounts, the Acquired Cash and the Pre-Funded Uncleared Disbursement Amounts; (h) all

Excluded Contracts; (i) all of the Asset Sellers’ and their respective Affiliates’ (other than the Target Companies’, Tiwest’s or Tronox Australia’s) insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders, except to the extent of any coverage under the policies that relates to any Acquired Assets or Assumed Liabilities; (j) all of the Asset Sellers’ and their respective Affiliates’ bank accounts and lock-boxes (other than collection accounts and lockboxes of the Asset Sellers relating to the Acquired Business and any and all bank accounts and lockboxes of the Target Companies or Tiwest); (k) all current assets of the Asset Sellers and any of their respective Affiliates, other than the Target Companies, Tiwest, Tronox Australia or their respective Subsidiaries, and all other instruments, prepaid assets and deposits, letters of credit proceeds, unbilled costs and fees, tax assets and accounts, in each case, to the extent not relating to the Acquired Business; (l) all rights (including rights of set-off and rights of recoupment), refunds, claims, counterclaims, demands, causes of action and rights to collect damages on behalf of the Asset Sellers or any of their respective Affiliates, other than the Target Companies, Tiwest, Tronox Australia or their respective Subsidiaries, against third parties, including all such claims relating to the creation and formation of Sellers as a spin-off from Kerr-McGee Corporation, including all claims against Anadarko Petroleum Corporation, Kerr-McGee Corporation and their respective past or present parents, Subsidiaries, Affiliates, predecessors, successors, directors, officers or representatives, including all such claims that have been, could have been or could be asserted in civil action Tronox Worldwide LLC & Tronox LLC v. Anadarko Petroleum Corporation, et al. (Case No. 09-01198), including all such items relating to Taxes, including all Avoidance Claims or causes of action arising under the Bankruptcy Code or applicable state law, including all rights and Avoidance Claims of U.S. Sellers arising under Chapter 5 of the Bankruptcy Code other than, in each case, those Avoidance Claims, rights (including rights of set-off and rights of recoupment), refunds, claims, counterclaims, demands, causes of action and rights to collect damages included in the Acquired Assets; (m) any loans or notes payable to any Asset Seller or any of its Affiliates (other than the Target Companies, Tiwest or Tronox Australia) from any employee of any Asset Seller or any of its Affiliates other than any Retained Employee, other than employee advances in the Ordinary Course of Business; (n) any (i) confidential personnel and medical Records pertaining to any Covered Employee to the extent the disclosure of such information is prohibited by applicable law and (ii) other Records that the Asset Sellers are required by law to retain, taxpayer and other identification numbers, financial statements and corporate or other entity filings; provided that Buyers shall have the right to make copies of any portions of such retained Records to the extent that such portions relate to the Business or any Acquired Asset; (o) any documents and agreements relating to the Chapter 11 Cases or to the sale or disposition of the Business, the Acquired Assets or any other asset of any Asset Seller or any of its Affiliates (other than the Target Companies or Tiwest); (p) the Intellectual Property set forth on Annex A hereto or any other Intellectual Property exclusively owned by the Excluded German Subsidiaries (such Intellectual Property, the “Excluded Intellectual Property”); (q) all Permits other than the Acquired Permits; (r) all insurance policies, indemnification or reimbursement rights and all other rights or remedies (including any such item relating to the United States Department of Energy), whether arising under contract, statute or common law, relating to the Henderson Legacy Contamination or any other Excluded Environmental Liabilities; (s) the sponsorship of and all assets maintained pursuant to or in connection with any Employee Benefit Plan that is not an Assumed Employee

Benefit Plan; (t) the Excluded Savannah Assets; (u) the Excluded Soda Springs Assets; (v) the Excluded Henderson Assets; and (w) all assets set forth on Annex D attached hereto.
     “Excluded Contract” means any Contract other than an Assumed Contract.
     “Excluded Cure Amount” has the meaning set forth in Section 5(j)(v).
     “Excluded Danish Subsidiaries” means, collectively, Tronox Denmark International ApS (Denmark) and its Subsidiaries.
     “Excluded Environmental Liabilities” means all Environmental Liabilities with respect to the past or current operations (including through the Closing), properties or facilities of the Business other than the Buyer Environmental Liabilities, including (a) any Environmental Liabilities relating to or arising from the Business or the Acquired Assets with respect to (i) any real property owned or operated by the Asset Sellers or any of their respective Affiliates or their respective predecessors in connection with the Business prior to the Closing other than the Owned Real Property or Leased Real Property; (ii) the offsite disposal or arrangement for offsite disposal of Hazardous Materials or wastes by the Asset Sellers or any of their respective Affiliates or their respective predecessors in connection with the Business (including any such materials, substances or wastes produced or generated for offsite disposal prior to the Closing in connection with operations upon the Owned Real Property or Leased Real Property); (iii) any fines, penalties or other sanctions imposed by a Governmental Entity in connection with any actual or alleged violation of or failure to comply with Environmental, Health and Safety Requirements by the Asset Sellers or their Affiliates, or otherwise with respect to the Acquired Assets prior to the Closing; or (b) any Liabilities (including Environmental Liabilities) arising from or relating to the Henderson Legacy Contamination; except, in each of the foregoing cases, to the extent, and only to the extent, that the facts or circumstances underlying such Environmental Liabilities are materially exacerbated by the conduct of the Acquired Business or the acts or omissions of Buyers or their respective Representatives after the Closing.
     “Excluded Henderson Assets” means all of U.S. Sellers’ right, title and interest in and to all real property, and buildings located on such real property, owned or leased by the U.S. Sellers at the U.S. Sellers’ Henderson, Nevada site.
     “Excluded Henderson Liabilities” means all Liabilities (including Environmental Liabilities other than the Buyer Environmental Liabilities) of the Asset Sellers which arise out of or relate to the Excluded Henderson Assets.
     “Excluded Liabilities” means, subject to Section 6(g), all Liabilities of the Asset Sellers and any of their respective Affiliates (other than the Target Companies and Tiwest) other than the Assumed Liabilities. The Excluded Liabilities include the following: (a) all Liabilities of the Asset Sellers for indebtedness for borrowed money (which, for avoidance of doubt, includes net finance leases and capital leases, except to the extent of any Cure Amounts under any Assumed Contracts) other than any Retained Intercompany Balances; (b) all Liabilities of the Asset Sellers under this Agreement or any other Related Agreement and the transactions contemplated hereby or thereby; (c) all Excluded Environmental Liabilities; (d) all Liabilities for Taxes arising from or related to periods (or portions thereof) on or prior to the Closing Date, other than the Transfer

Taxes that do not arise out of the United States of America; (e) all Liabilities of the Asset Sellers arising out of or relating to the Excluded Assets; (f) all Liabilities of the Asset Sellers for tort claims arising from the operation of the Business prior to the Closing; (g) all Liabilities of the Asset Sellers in connection with the Covered Employees who do not become Retained Employees; (h) the Excluded Savannah Liabilities; (i) the Excluded Soda Springs Liabilities; (j) the Excluded Henderson Liabilities; (k) the Coal Act Liabilities; and (l) all Liabilities of the U.S. Sellers (and, if Buyers do not elect to purchase the equity interests of Tronox Netherlands pursuant to Section 5(s), then also of Tronox Netherlands) for uncleared checks as of the Closing.
     “Excluded German Subsidiaries” means, collectively, Tronox GmbH (Germany) and its Subsidiaries.
     “Excluded Intellectual Property” has the meaning set forth in the definition of Excluded Assets.
     “Excluded IT Systems” means the IT Systems as set forth on Annex I hereto.
     “Excluded Savannah Assets” means all of U.S. Sellers’ right, title and interest in and to all properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill but not including Intellectual Property), whether real, personal or mixed, whether accrued, contingent or otherwise, including all Inventory produced at the U.S. Sellers’ Savannah, Georgia site, in each case, existing as of the Closing and that are used or held for use exclusively in the operation of the Business at the U.S. Sellers’ Savannah, Georgia site, other than the Acquired Savannah Accounts Receivable, the Acquired Savannah Equipment and the Acquired Savannah Inventory.
     “Excluded Savannah Liabilities” means all Liabilities (including Environmental Liabilities) of U.S. Sellers which arise out of or relate to the operation of the Business at the Asset Sellers’ Savannah, Georgia site.
     “Excluded Soda Springs Assets” means all of U.S. Sellers’ right, title and interest in and to all real property, and the buildings located on such real property, owned or leased by the U.S. Sellers at the U.S. Sellers’ Soda Springs, Idaho site.
     “Excluded Soda Springs Liabilities” means all Liabilities (including Environmental Liabilities) of U.S. Sellers which arise out of or relate to the operation of the Business at the U.S. Sellers’ Soda Springs, Idaho site.
     “Excluded Tiwest Joint Venture Interests” has the meaning set forth in Section 2(h)(i).
     “Excluded Tronox Australia Liabilities” means all Liabilities of Tronox Australia (a) for Transfer Taxes arising out of the transfer of Tronox Australia from Kerr-McGee Corporation in March 2006; (b) for Transfer Taxes arising out of any other corporate restructuring of Tronox Australia consummated prior to the Closing; (c) owed to any employee or contractor for any event arising on or prior to the Closing Date; (d) that are not related to the Tiwest Joint Venture, including Environmental Liabilities; and (e) for any income Taxes of Tronox Australia which accrued prior to the Closing.

     “Exxaro” means Exxaro Resources Limited, a public company incorporated under the laws of the Republic of South Africa.
     “Exxaro Joint Venture Interest” means all of the Tiwest Joint Venture Participants’ rights, title and undivided interest in and under the joint venture arrangements referred to in the definition of Tiwest Joint Venture, being a fifty percent undivided interest.
     “Exxaro Sands” has the meaning set forth in the definition of Tiwest Joint Venture.
     “FCPA” means the United States Foreign Corrupt Practices Act of 1977.
     “Final Order” means any order of the Bankruptcy Court or any other court of competent jurisdiction after all opportunities for rehearing, reargument, petition for certiorari and appeal are exhausted or expired and any requests for rehearing have been denied, and that has not been stayed, enjoined, set aside, annulled, reversed, remanded or superseded, with respect to which any required waiting period has expired, and to which all conditions to effectiveness prescribed therein or otherwise by law or order have been satisfied.
     “Financial Statements” means the consolidated balance sheets, statements of operations and statements of cash flows of Tronox Incorporated and consolidated Subsidiaries included in the Tronox Filed SEC Documents.
     “Foreign Plan” means an employee benefit plan, program or arrangement maintained by Tronox Australia, the Target Companies or Tiwest primarily for the benefit of employees located outside the United States of America; provided that Foreign Plan shall not include any employee benefit plan or arrangement required to be maintained or contributed to pursuant to applicable law.
     “FTC” has the meaning set forth in Section 5(b)(iv).
     “Fund” means any complying superannuation fund in Australia to which Tronox Australia or Tiwest makes superannuation contributions for the benefit of their respective employees.
     “Furnishings and Equipment” means tangible personal property of any kind (other than Inventory and Intellectual Property) and wherever located, including machinery, equipment, computers, furniture, automobiles, trucks, railcars, tractors and trailers, in each case, that is used or held for use in the operation of the Business.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Entity” means any United States or non-United States federal, state, national, supranational, regional or local governmental or regulatory authority, agency, commission, court, body or other governmental entity.
     “GST” has the meaning ascribed to it in the GST Law.

     “GST Group” has the meaning ascribed to it in the GST Law.
     “GST Law” means the Australian A New Tax System (Goods and Services Tax) Act of 1999.
     “Guarantied Obligations” has the meaning set forth in Section 9(u).
     “Guarantor” has the meaning set forth in the preamble.
     “Hazardous Materials” means any pollutant, contaminant, solid waste, petroleum or petroleum product, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, or otherwise hazardous material or waste regulated under applicable Environmental, Health and Safety Requirements.
     “Henderson Amount” means an amount equal to $32,500,000.
     “Henderson Lease Agreement” means a lease agreement reflecting the terms and conditions set forth in Exhibit P and otherwise reasonably acceptable to U.S. Sellers and U.S. Buyer.
     “Henderson Legacy Contamination” means the presence or Release of Hazardous Materials at or emanating from the Owned Real Property, Leased Real Property or other real property currently or previously owned or operated by any Seller or their respective corporate predecessors located in Henderson, Nevada, and in existence as of the Closing Date, including all soil and groundwater contamination (a) as documented in the documents set forth on the Henderson Environmental Documentation Schedule, (b) resulting from any leaching, seeping, migration or other expansion of any such contamination after the Closing except for such leaching, seeping, or migration arising from the gross negligence or willful misconduct of the U.S. Buyer or its Representatives after the Closing, and (c) discovered after the Closing but attributable to or resulting from operations conducted at the Henderson site prior to the Closing; except that, for avoidance of doubt, Henderson Legacy Contamination shall not include any conditions of soil or groundwater contamination to the extent caused by, materially exacerbated by or directly arising from the actions of the Acquired Business or either Buyer or any of their respective Representatives after the Closing.
     “HSR Act” has the meaning set forth in Section 3(c).
     “Initial Purchase Price” has the meaning set forth in Section 2(e)(i).
     “Input Tax Credits” has the meaning ascribed to it in the GST Law.
     “Insurance Policies” has the meaning set forth in Section 3(v).
     “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations in connection therewith and utility models; (b) trademarks, service marks, trade dress, logos, slogans, trade names and Internet domain names and all applications, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) copyrights, database rights and all applications, registrations and renewals in connection therewith; (d) all moral or similar rights, (e) trade secrets and confidential or proprietary information, including confidential or proprietary processes, compositions, formulas, customer information, operational data, processing quality control procedures, research and development studies, engineering information, pricing information, and other know-how, whether or not patentable or capable of being registered; and (f) all computer software (including object code and source code) and databases.
     “Intellectual Property Assignments” has the meaning set forth in Section 2(g)(i)(C).
     “Intercompany” means, with respect to accounts receivable and accounts payable of any Seller or Target Company, any accounts receivable or accounts payable, as applicable, reflecting the result of transactions between any Seller or Target Company or any Affiliate of any Seller or Target Company (other than Tiwest and the Tiwest Joint Venture), on the one hand, and any other Seller or Target Company or any other Affiliate of any Seller or Target Company, on the other hand.
     “Interim Financial Statements” has the meaning set forth in Section 3(f)(iv).
     “Inventory” means all inventories of any kind or nature, whether or not prepaid, and wherever located, held or owned (including inventory to be sold on consignment or in transit), including fuels, raw materials and supplies, consumables manufactured, spare and purchased parts, goods and work in process, semi-finished and finished goods, goods for release, stores, loose tools, spare parts and fittings and packaging materials, catalysts (whether in service, in storage or spent) and other similar items, in each case, that are used or held for use in the operation of the Acquired Business.
     “IRC” means the United States Internal Revenue Code of 1986.
     “IT Clean Team” means the IT Clean Team as defined in the Confidentiality Agreement.
     “IT Systems” means (a) hardware, (b) software, (c) networks infrastructure, and (d) all other information technology (including any such technology embedded, contained, or used in connection with any plant, machinery and equipment), in each of clauses (a) through (d), used or held for use in the operation of the Acquired Business, other than the Excluded IT Systems.
     “Jurien Exploration JVA” has the meaning set forth in the definition of Tiwest Joint Venture.
     “JV Leased Real Property” means any Lease or Third Party Lease relating to the Tiwest Joint Venture to which only Tronox Australia and the Tiwest Joint Venture Participant and no other Seller or Target Company is party.
     “JV Owned Real Property” means any of the Owned Real Property relating to the Tiwest Joint Venture which is owned only by Tronox Australia and the Tiwest Joint Venture Participant and no other Seller or Target Company.

     “JV Real Property” means, collectively, the JV Owned Real Property and the JV Leased Real Property.
     “Knowledge” of a Person (and other words of similar import) means the actual knowledge after reasonable inquiry of, (a)(i) with respect to Sellers, Dennis Wanlass, Michael Foster, John Hatmaker, Nik Pottala, John Romano, David Marshall or Gary Barton, (ii) with respect to each site operated by any Seller or Target Company, the plant or operations manager of such site if such Person is an employee of any Seller or Target Company, provided that, in the case of this clause (ii), such Person’s knowledge after reasonable inquiry shall be limited to the conduct of business and operations at such site, (iii) with respect solely to Sellers’ and the Target Companies’ IT Systems, Nik Pottala, and (iv) with respect to Tiwest, the Tiwest Joint Venture, the Tiwest Joint Venture Participants and Tronox Australia, each of the individuals listed in subclause (i) above, Robert Kirton or William Snider, and (b) with respect to Buyers, Peter Huntsman, Kimo Esplin, Sam Scruggs, Simon Turner or Sean Douglas.
     “Land” means all of the real property owned (including owned jointly or as tenants in common) by any Seller or Target Company which is used or held for use in connection with the operation of the Business, including the real property described on Annex E hereto, but excluding the Excluded Henderson Assets, the Excluded Savannah Assets and the Excluded Soda Springs Assets.
     “Leased Real Property” means all of the land, buildings, structures, improvements, fixtures or other real property interests in which any Seller, Target Company or Tiwest holds an interest (including held jointly) pursuant to the Leases.
     “Leases” means all of the leases, subleases, licenses, sublicenses, concessions and other Contracts, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Seller, Target Company or Tiwest holds any interest in real property that is used or held for use in connection with the operation of the Business.
     “Liability” means any liability, indebtedness, guaranty, claim, loss, damage, deficiency, assessment, responsibility or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, whether determined or determinable, whether choate or inchoate, whether secured or unsecured, whether matured or not yet matured).
     “Lien” means any mortgage, deed of trust, hypothecation, contractual restriction, pledge, lien, encumbrance, interest, charge, security interest, put, call, other option, right of first refusal, right of first offer, servitude, right of way, easement, lease, license, tenancy, occupancy, covenant, condition, restriction, royalty, conditional sale or installment contract, finance lease involve substantially the same effect, security agreement or other encumbrance or restriction on the use, transfer or ownership of any property of any type (including real property, tangible property and intangible property, including Intellectual Property). For the avoidance of doubt, the definition of Lien shall not be deemed to include the grant of any license by any Seller or Target Company of Intellectual Property.

     “Litigation” means any dispute, action, cause of action, suit, claim, investigation, mediation, audit, demand, hearing or proceeding, whether civil, criminal, administrative or arbitral, whether at law or in equity and whether before any Governmental Entity or arbitrator.
     “LPC” has the meaning set forth in Section 5(b)(vi).
     “LPC JV Agreement” means that certain Joint Venture Agreement, dated as of October 18, 1993, by and between Tioxide Americas Inc. and Kronos Louisiana, Inc.
     “Material Adverse Effect” means, when used with respect to a Person or the Business, any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences), that is or could reasonably be expected to be (a) materially adverse to the financial condition, results of operations, properties, assets or liabilities of the Person and its Subsidiaries (taken as a whole) or the Business or the Acquired Assets, as appropriate; provided, however, that no state of facts, change, event, effect or occurrence arising or related to any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a “Material Adverse Effect” (unless in the case of the following clauses (i), (ii), (iii) and (iv), such state of facts, change, event, effect or occurrence disproportionately affects in any material respect such Person or the Acquired Business as compared to other Persons or businesses in the industry in which the Acquired Business operates): (i) national or international business, economic or political conditions, including the engagement by the United States of America, The Netherlands or Australia in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America, The Netherlands or Australia or any of their respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America, The Netherlands or Australia; (ii) financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (iii) increases in energy, electricity, natural gas, oil, steel, aluminum or other raw materials or operating costs; (iv) changes in GAAP or law; (v) the taking of any action required by this Agreement or any other Related Agreement; (vi) changes as a result of the negotiation, announcement, pendency or performance of this Agreement or any other Related Agreement, including by reason of the identity of either Buyer or Guarantor or any communication by either Buyer, Guarantor or any of their respective Affiliates of their plans or intentions regarding the operation of the Acquired Business; or (vii) in the case of Sellers, the Target Companies or the Acquired Business, (A) the failure to meet or exceed any projection or forecast (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded in this definition) or (B) changes in the business or operations of Sellers or any of their respective Affiliates (including any Target Company) authorized by the Bankruptcy Court prior to the date hereof arising as a result of or in connection with U.S. Sellers’ and certain of their respective Affiliates’ status as debtors under Chapter 11 of the Bankruptcy Code, or (b) materially adverse to the ability of such Person to consummate the transactions contemplated by this Agreement or other Related Agreements on a timely basis.
     “Material Contract” or “Material Contracts” has the meaning set forth in Section 3(g)(i).
     “NDEP” has the meaning set forth in Section 6(u).

     “Net Working Capital” means (i) the Acquired Current Assets minus the Assumed Current Liabilities, each calculated in accordance with the Net Working Capital Guidelines, plus (ii) the Target Companies’ Net Working Capital minus the Tax Amount; provided, however, that if (A) a Tiwest Joint Venture Participant or any other Person acquires any or all of the Excluded Tiwest Joint Venture Interests and/or (B) Buyers exercise their right to not purchase the Acquired Henderson Assets and the Acquired Henderson Intellectual Property pursuant to Section 2(h)(ii), then Net Working Capital shall be adjusted pursuant to the guidelines set forth on Annex K.
     “Net Working Capital Escrow Agreement” has the meaning set forth in Section 2(e)(iii).
     “Net Working Capital Escrow Amount” has the meaning set forth in Section 2(e)(iii).
     “Net Working Capital Guidelines” means the guidelines attached hereto as Annex G.
     “Neutral Arbitrator” has the meaning set forth in Section 2(h)(v).
     “Non-Retiree Amount” has the meaning set forth in Section 2(e)(iv).
     “Non-Solicitation Period” has the meaning set forth in Section 5(c)(v).
     “Non-U.S. Seller” or “Non-U.S. Sellers” has the meaning set forth in the preamble.
     “Objecting Counterparty” has the meaning set forth in Section 5(j)(iv).
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of Sellers, the Target Companies or the Tiwest Joint Venture, including, for the avoidance of doubt, the custom and practice of Sellers, the Target Companies and the Tiwest Joint Venture prior to and following the commencement of the Chapter 11 Cases.
     “Owned Real Property” means the Land, together with all buildings, structures, improvements and fixtures located thereon, and all Easements and other rights and interests appurtenant thereto.
     “Party” has the meaning set forth in the preamble.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “PBGC Release” has the meaning set forth in Section 5(r).
     “Pension Plans” has the meaning set forth in Section 5(r).
     “Permit” means any franchise, approval, permit, license, order, registration, certificate, variance, consent, authorization, exemption, emission allowance or similar right issued, granted, given or otherwise obtained from or by any Governmental Entity, under the authority thereof or pursuant to any applicable law.
     “Permitted Liens” means (a) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings for which adequate reserves specifically identified with respect to such contested Taxes have been established in accordance with GAAP; (b) with respect to any Acquired Asset, the terms and conditions of the lease or license applicable thereto to the extent constituting an Assumed Contract except for any such terms or conditions that purport to limit, restrict or condition the ability to assign any such Assumed Contract to either Buyer or that purport to give rise to any default, acceleration, termination or other rights to any Person that is a party to such Assumed Contract as a result of the Closing and the consummation of the transactions contemplated by this Agreement; (c) with respect to the Target Interests and the Acquired Tiwest Joint Venture Interests, (i) mechanics’, materialmen’s, workmen’s, laborers’, repairmen’s, warehousemen’s, carrier’s, contractors’ or other similar Liens in the Ordinary Course of Business, and (ii) purchase money security interests arising in the Ordinary Course of Business; (d) with respect to the Target Interests and the Acquired Tiwest Joint Venture Interests, (i) Liens as may be created pursuant to this Agreement, (ii) Liens created by either Buyer or any of their respective Affiliates, (iii) Liens as may be set forth in or granted pursuant to, (A) in the case of any Target Company, the certificate of incorporation, by laws or other similar governing documents of such Target Company, or (B) in the case of any Tiwest Joint Venture Interest, Liens created under the Tiwest Joint Venture Documents (including, for the avoidance of doubt, any cross charges over the Tiwest Joint Venture Interests and any Liens that Exxaro Sands or any of its Subsidiaries or that Tronox Australia may have, in each case, with respect to the accounts receivable of Tronox Pigments Bahama Islands) and the Exxaro Joint Venture Interest, and (iv) any restrictions on sales of securities under applicable securities laws; (e) with respect to real property, zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by (i) the current use or occupancy of such real property or (ii) the operation of the Acquired Business, except where any such violation would not reasonably be expected to individually or in the aggregate materially impair the use, occupancy or operation of the affected property or the conduct of the Acquired Business thereon as it is currently being conducted; (f) easements, covenants, conditions, restrictions and other similar matters of record affecting title to real property that do not or would not materially impair the use or occupancy of such real property in the operation of the Acquired Business taken as a whole, and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of such real property in the operation of the Business taken as a whole; and (g) matters that are disclosed on an accurate survey of the real property provided by Sellers to Buyer before the date hereof.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including any Governmental Entity or any group of any of the foregoing.
     “Post-Closing Net Working Capital Statement” has the meaning set forth in Section 2(h)(iv).
     “Post-Closing Rebate Statement” has the meaning set forth in Section 2(h)(iv).
     “Potential Purchaser” has the meaning set forth in Section 5(b)(vi).

     “Pre-Funded Uncleared Disbursement Amounts” means Cash sufficient to cover all uncleared disbursements of the Target Companies and Tronox Australia outstanding as of the Closing.
     “Processing JVA” has the meaning set forth in the definition of Tiwest Joint Venture.
     “Products” means the products developed, researched, manufactured (including mining and exploring for raw materials for manufacture), distributed, marketed or sold by the Business, including those set forth on Annex F hereto.
     “Purchase Price” has the meaning set forth in Section 2(e)(i).
     “REACH” has the meaning set forth in Section 3(u)(iii).
     “Real Property” means, collectively, the Owned Real Property, the Easements and the Leased Real Property.
     “Rebate Amount” has the meaning set forth in Section 2(h)(iv).
     “Recipient” has the meaning set forth in Section 6(i)(v).
     “Records” means, collectively, the books, records, ledgers, files, invoices, documents, work papers, correspondence, lists (including customer lists and supplier lists), all tangible and digital or electronic copies of technology, designs, formulae, software, copies of software, data bases, algorithms, procedures, schedules, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, information technology infrastructure, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatuses, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology, plans, drawings, designs, specifications, product plans, creative materials, advertising and promotional materials, marketing plans, studies, reports, data and other printed materials, including all engineering reports and studies, environmental reports and studies, surveys, engineering, construction and design schematics, plans and drawings, site plans, maps, blueprints, title reports, title abstracts, title commitments and title policies (including copies of documents relating to exceptions contained therein), zoning/use restriction rulings or certifications, appraisals, bills, invoices or receipts relating to any Taxes, all accounting, Tax records, Tax Returns and vesting deeds relating to the Real Property in Sellers’ possession or under Sellers’ reasonable control.
     “Reimbursable Expenses” means the reasonable, documented out-of-pocket fees and expenses incurred by Buyers and any their respective Affiliates (including, with respect to Buyers, the fees and expenses incurred by MatlinPatterson Global Opportunities Partners III L.P. and its Affiliates up to and including July 2009) prior to termination of this Agreement in connection with this Agreement, the Related Agreements, the Bidding Procedures, the Sale Order and the transactions contemplated hereby and thereby, including the reasonable fees and expenses of legal counsel, financial advisors, consultants and any other advisors that either

Buyer engages in such Buyer’s reasonable discretion; provided that the Reimbursable Expenses shall not exceed $3,000,000 in the aggregate.
     “Related Agreements” means this Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the Deposit Escrow Agreement, the Net Working Capital Escrow Agreement, the COBRA Escrow Agreement, the Patent Assignment Agreement, the Trademark Assignment Agreement, the Copyright Assignment Agreement, the Services Agreement, the Target Company APA, the Henderson Lease Agreement, and all other Contracts, schedules, certificates or other documents being delivered pursuant to or in connection with this Agreement.
     “Release” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning, discarding or disposing into or through the environment of any Hazardous Materials including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials.
     “Released Claims” has the meaning set forth in Section 6(p).
     “Released Matters” has the meaning set forth in Section 5(r).
     “Released Parties” has the meaning set forth in Section 6(p).
     “Releasing Parties” has the meaning set forth in Section 6(p).
     “Remedial Action” has the meaning set forth in Section 6(l)(ii).
     “Representative” of a Person means such Person’s Controlled Affiliates and the officers, directors, managers, employees, advisors, representatives (including legal counsel, financial advisors and accountants) and agents of such Person or its Controlled Affiliates.
     “Representative Member” has the meaning ascribed to it in the GST Law.
     “Resolution Period” has the meaning set forth in Section 2(h)(v).
     “Restructuring Transaction” means (a) a recapitalization transaction involving, in whole or in part, Sellers and their existing security holders or creditors, or (b) a transaction or series of transactions, including by way of a plan of reorganization or plan of arrangement or compromise, in connection with a liquidation or reorganization or other continuation of the Business relating to all or any material portion of the Acquired Assets.
     “Retained Employees” has the meaning set forth in Section 6(g).
     “Retained Intercompany Balances” means (i) accounts receivable and accounts payable of any Target Company’s Intercompany transactions related to post-petition sale of pigment or allocated services, to the extent such amounts are not in excess of customary month-end balances, (ii) accounts receivable and accounts payable of any of Sellers’ Intercompany transactions arising to or from Sellers’ Hamilton, Mississippi site related to the post-petition sale of pigment to Tronox Pigments, to the extent such amounts are not in excess of customary month-end balances, and (iii) pre-petition Intercompany advances or notes as set forth on Annex

J, as such Annex may be updated jointly by the Parties, each acting reasonably and in good faith, from and after the date hereof until twenty days prior to the Closing Date.
     “Retiree COBRA Amount” has the meaning set forth in Section 2(e)(iv).
     “Sale Motion” has the meaning set forth in Section 5(c)(i).
     “Sale Order” means an order of the Bankruptcy Court entered in the Chapter 11 Cases in substantially the form of Exhibit B attached hereto.
     “Sales Proceeds” means an amount equal to $415,000,000.
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Disclosures” has the meaning set forth in Section 3.
     “Securities Act” means the United States Securities Act of 1933.
     “Seller” or “Sellers” has the meaning set forth in the preamble.
     “Seller Master Data” means relevant and required information, data and documentation used in Sellers’ order-to-cash process and systems and that exists in Sellers’ information technology systems or is otherwise within Sellers’ reasonable control.
     “Seller Retained Employees” has the meaning set forth in Section 5(v).
     “Sellers PBGC Amount” has the meaning set forth in Section 5(r).
     “Sellers’ Accounts” has the meaning set forth in Section 2(g)(ii)(J).
     “Services Agreement” means a Services Agreement to be entered into by and between Tronox Incorporated and U.S. Buyer, to be dated as of the Closing Date, pursuant to which U.S. Buyer will provide certain post-Closing services to U.S. Sellers’ and certain of their respective Affiliates’ estates as more particularly described therein, in form and substance reasonably acceptable to each of Tronox Incorporated and U.S. Buyer.
     “Straddle Period” has the meaning set forth in Section 6(e)(i).
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Supplier” has the meaning set forth in Section 6(i)(v).
     “Target Companies” has the meaning set forth in the recitals.
     “Target Companies’ Assets” has the meaning set forth in Section 5(p)(i).
     “Target Companies’ Net Working Capital” means, as of a particular date, (a) the aggregate amount of the current assets of the Target Companies minus (b) the aggregate amount of the current liabilities of the Target Companies, in each case, as determined in accordance with the Net Working Capital Guidelines.
     “Target Company APA” has the meaning set forth in Section 5(p)(i).
     “Target Interests” means all of the issued and outstanding equity interests of the Target Companies.
     “Target Working Capital Amount” means an amount equal to $304,565,000, as such amount may be adjusted pursuant to Footnote 7 of the Target Working Capital Schedule attached to the Net Working Capital Guidelines; provided, however, that if (i) a Tiwest Joint Venture Participant or any other Person acquires any or all of the Excluded Tiwest Joint Venture Interests and/or (ii) Buyers exercise their right to not purchase the Acquired Henderson Assets and the Acquired Henderson Intellectual Property pursuant to Section 2(h)(ii), then the Target Working Capital Amount shall be reduced pursuant to Annex K.
     “Tax” or “Taxes” means (a) all United States federal, state or local or non-United States income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the IRC), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, ad valorem, escheat, sales, use, transfer, registration, value added, GST, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether or not disputed, and (b) Liability for items within clause (a) of any other Person by Contract, operation of law (including Treasury Regulations Section 1.1502-6) or otherwise.
     “Tax Amount” means all Taxes (a) allocated to Sellers under Section 6(h) of this Agreement, (b) properly accrued and unpaid with respect to any Tax period or portion thereof ending prior to the Closing Date for any Target Company, and (c) prorated to Sellers under Section 6(e)(i) of this Agreement.
     “Taxing Authority” means, with respect to any Tax, a Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity,

including, without limitation, any Governmental Entity that imposes, or is charged with collecting, Social Security or similar charges or premiums.
     “Tax Invoice” has the meaning ascribed to it in the GST Law.
     “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Taxable Supply” has the meaning ascribed to it in the GST Law, excluding section 84-5 of the GST Law.
     “Third Party Beneficiaries” has the meaning set forth in Section 5(r).
     “Third Party Leases” means all of the leases, subleases, licenses, sublicenses, concessions and other Contracts, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Seller, Target Company or Tiwest grants a third party the right to use or occupy all or any portion of any Owned Real Property.
     “Tiwest” means Tiwest Pty Ltd, ACN 009 343 364, a Western Australia company.
     “Tiwest Amount” means the amounts with respect to the Tiwest Joint Venture Interests under each Tiwest Joint Venture Document, as set forth on Exhibit J.
     “Tiwest Joint Venture” means the joint venture arrangement governed by (a) that certain Cooljarloo Mining Joint Venture Agreement, dated as of November 3, 1988, by and among Yalgoo Minerals Pty. Ltd. (“Yalgoo”), Tronox Australia and the other parties thereto, as amended by that certain Amending Deed to the Cooljarloo Mining Joint Venture Agreement, dated as of March 26, 1991, by and among Yalgoo, Tronox Australia and the other parties thereto (the “Cooljarloo JVA”); (b) that certain Processing Joint Venture Agreement, dated as of November 3, 1988, by and among Yalgoo, Tronox Australia and the other parties thereto, as amended by that certain Amending Deed to the Processing Joint Venture Agreement, dated as of March 26, 1991, by and among Yalgoo, Tronox Australia and the other parties thereto as further amended by the Supplemental Deed to Processing Joint Venture Agreement, dated June 30, 2008, by and among Yalgoo, Tronox Australia, Exxaro Australia Sands Pty Ltd (“Exxaro Sands”) and the other parties (the “Processing JVA”); (c) that certain Jurien Exploration Joint Venture Agreement, dated as of March 9, 1989, by and among Exxaro Sands, Tific Pty Ltd (“Tific”), Tronox Australia and the other parties thereto (the “Jurien Exploration JVA”); (d) that certain Co operation Deed, dated as of November 3, 1988, by and among Exxaro Sands, Tronox Australia and the other parties thereto; (e) that certain Operations Management Agreement, dated as of December 16, 1988, by and among Yalgoo, Tronox Australia and the other parties thereto, as amended by that certain Supplemental Deed to the Operations Management Agreement dated as of July 23, 2008 by and among Yalgoo, Tronox Australia and the other parties thereto; (f) that certain Development Agreement, dated March 25, 2008, by and among Tronox LLC, Tronox Australia, Yalgoo, Exxaro Sands and other parties thereto (the “Development Agreement”); (g) that certain Mineral Sands (Cooljarloo) Mining and Processing Agreement, dated November 8, 1988 by and among the State of Western Australia Yalgoo Tronox Australia and other parties thereto; (h) those certain other documents, agreements and amendments entered into from time and time in connection with any of the foregoing agreements; pursuant to which agreements the parties operate a chloride process titanium dioxide plant located in Kwinana, Western Australia, a mining venture in Cooljarloo, Western Australia, and a mineral separation plant and a synthetic rutile processing facility in Muchea, Western Australia; (i) those certain other documents relating to or concerning exploration ventures at Jurien, Dongara and elsewhere in Western Australia; (j) those certain other documents relating to or concerning an office building in Bentley, Western Australia for the purpose of providing certain corporate services; (k) that certain Bunbury Port Authority Lease of Port Facilities Bunbury, dated October 1, 2004, by and between Bunbury Port Authority and Tiwest; and (l) that certain Russell Park, Henderson Warehouse Lease, dated November 3, 2007, by and between ISPT Pty Ltd and Tiwest.
     “Tiwest Joint Venture Interests” means all of Tronox Australia’s rights, title and interest in, to and under the Tiwest Joint Venture, including the Tiwest Shares. For the avoidance of doubt, the Tiwest Joint Venture Interests are a fifty percent undivided interest as a tenant in common in the joint venture arrangements referred to in the definition of Tiwest Joint Venture (which fifty percent interest may be adjusted in accordance with the Development Agreement).
     “Tiwest Joint Venture Documents” means the documents and agreements referred to in the definition “Tiwest Joint Venture,” together with all documents and agreements entered into from time to time in connection with the Tiwest Joint Venture and either referred to in any of those agreements or otherwise relating or ancillary to the Tiwest Joint Venture.
     “Tiwest Joint Venture Participants” means Yalgoo, Senbar Holdings Pty Limited (“Senbar”), a Western Australian corporation, Synthetic Rutile Holdings Pty Limited (“SRH”), a Western Australian corporation, Pigment Holdings Pty Limited (“PH”), a Western Australian corporation and Tific, a Western Australian corporation. For the avoidance of doubt, Yalgoo and Senbar are collectively the Tiwest Joint Venture Participant under the Cooljarloo JVA; Yalgoo, SRH and PH are collectively the Tiwest Joint Venture Participant under the Processing JVA; and Tific is the Tiwest Joint Venture Participant under the Jurien Exploration JVA.
     “Tiwest Shares” means 50 B and 50 D ordinary fully paid shares in the capital of Tiwest, representing fifty percent of all of the ordinary fully paid issued shares in the capital of Tiwest.
     “Transfer Tax” has the meaning set forth in Section 6(h)(i).
     “Tronox Australia” has the meaning set forth in the recitals.
     “Tronox Filed SEC Documents” means all documents required to be filed by Tronox Incorporated with or to, as applicable, the SEC pursuant to the Exchange Act that were filed prior to the date of this Agreement and are publicly available.
     “Tronox Holdings” means Tronox Holdings, Inc., a Delaware corporation.
     “Tronox Holland” has the meaning set forth in the recitals.
     “Tronox Incorporated” has the meaning set forth in the preamble.

     “Tronox LLC” has the meaning set forth in the preamble.
     “Tronox Netherlands” has the meaning set forth in the preamble.
     “Tronox Pigments” has the meaning set forth in the preamble.
     “Tronox Pigments Bahama Islands” has the meaning set forth in the recitals.
     “Tronox Singapore” has the meaning set forth in the recitals.
     “Tronox Worldwide” has the meaning set forth in the preamble.
     “U.S. Buyer” has the meaning set forth in the preamble.
     “U.S. Seller” or “U.S. Sellers” has the meaning set forth in the preamble.
     “Yalgoo” has the meaning set forth in the definition of Tiwest Joint Venture.
     “WARN Act” has the meaning set forth in Section 3(m)(i).
     “Wet op de vennootschapsbelasting 1969” has the meaning set forth in Section 6(r).
     2. Purchase and Sale.
     (a) Purchase and Sale of Acquired Assets.
     (i) On the terms and subject to the conditions of this Agreement and pursuant to the Sale Order, at the Closing, (A) U.S. Buyer will purchase, acquire and accept from the Asset Sellers, and the Asset Sellers will sell, transfer, assign, convey and deliver to U.S. Buyer or its designee or assignee, free and clear of all Liens (other than Permitted Liens), all of the Acquired Assets (other than the Acquired Australian Assets), and (B) Australia Buyer will purchase, acquire and accept from Tronox Australia, and Tronox Australia will sell, transfer, assign, convey and deliver to Australia Buyer or its designee or assignee, free and clear of all Liens (other than Permitted Liens), all of the Acquired Australian Assets, in each case, for the consideration specified in Section 2(e)(i). Nothing contained herein shall be deemed to sell, transfer, assign or convey the Excluded Assets to Buyers, and the Asset Sellers shall retain all right, title and interest to, in and under the Excluded Assets.
     (ii) Buyers hereby acknowledge and agree that the Tiwest Joint Venture Interests may be subject to certain pre-emptive, first refusal or similar rights pursuant to the Tiwest Joint Venture Documents and that each of Yalgoo, Exxaro Sands and any other Person holding such pre-emptive right, first refusal or similar rights in relation to Tiwest Joint Venture Interests may have the right to exercise such rights in accordance with the provisions of the Tiwest Joint Venture Documents, and that, in the event of such exercise, neither Buyer shall have any right, title or interest in any (i) Tiwest Joint Venture Interest other than an Acquired Tiwest Joint Venture Interest and (ii) consideration payable upon the exercise of such rights.

     (b) Assumption of Assumed Liabilities. On the terms and subject to the conditions of this Agreement and pursuant to the Sale Order, at the Closing, (i) U.S. Buyer will assume and become responsible for the payment, performance or discharge of the Assumed Liabilities (other than the Assumed Tronox Australia Liabilities), and (ii) Australia Buyer will assume and become responsible for the payment, performance or discharge of the Assumed Tronox Australia Liabilities. Nothing herein shall be deemed to cause either Buyer to assume, or in any way be liable or responsible for any of the Excluded Liabilities, and Sellers shall remain solely and exclusively liable with respect to all such Excluded Liabilities.
     (c) Purchase and Sale of Target Interests. On the terms and subject to the conditions of this Agreement, at the Closing, U.S. Buyer (or its designee or permitted assignee) will purchase from Tronox Netherlands and Tronox Worldwide, as applicable, and Tronox Netherlands and Tronox Worldwide, as applicable, will sell to U.S. Buyer, the Target Interests, free and clear of all Liens (other than Permitted Liens).
     (d) Treatment of Intercompany Accounts Receivable and Accounts Payable. Other than the Retained Intercompany Balances, all Intercompany accounts receivable, Intercompany accounts payable and other obligations due and owing between any Seller or Target Company or any Affiliate (as of the date hereof and as of the Closing) of any Seller or Target Company, on the one hand, and any other Seller or Target Company or any of their Affiliates, on the other hand, shall be disregarded for purposes of the transactions contemplated hereby and shall not be treated as Assumed Liabilities, Acquired Assets, Excluded Assets or Excluded Liabilities.
     (e) Consideration.
     (i) The aggregate consideration for the sale and transfer of the Acquired Assets, the Target Interests and the Acquired Tiwest Joint Venture Interests shall be (A) the Sales Proceeds, as adjusted prior to the Closing pursuant to Section 2(h)(i), Section 2(h)(ii) and Section 2(h)(iii) (such adjusted amount, the “Initial Purchase Price,” and, if and as further adjusted by the payments contemplated by Section 2(h)(vi), the “Purchase Price”), which Initial Purchase Price less each of the (1) Net Working Capital Escrow Amount, (2) the COBRA Escrow Amount, (3) the amount of liquidated damages payable pursuant to Section 6(o)(iii), if any, and (4) the amount of any adjustments pursuant to Section 5(m)(iii) is payable and deliverable to Sellers at the Closing in accordance with Section 2(g)(ii)(J), and (B) the assumption by U.S. Buyer of the Assumed Liabilities (other than the Assumed Tronox Australia Liabilities), and by Australia Buyer of the Assumed Tronox Australia Liabilities.
     (ii) Pursuant to the terms of that certain Escrow Agreement, dated as of the date hereof (the “Deposit Escrow Agreement”), by and among U.S. Buyer, Tronox Incorporated and Wells Fargo Bank, National Association, in its capacity as escrow agent (the “Escrow Agent”), a copy of which is attached hereto as Exhibit D, U.S. Buyer has deposited an amount in cash equal to $12,450,000 by wire transfer of immediately available funds (the “Deposit”), which Deposit shall be released by the Escrow Agent and delivered to either U.S. Buyer or Sellers in accordance with the provisions of the Deposit Escrow Agreement. Pursuant to the Deposit Escrow Agreement, the Deposit and any accrued investment income or interest thereon shall be distributed as follows:

     (A) if the Closing shall occur, then (1) the Deposit shall be delivered at the Closing to Sellers under Section 2(g)(ii)(I), and (2) all accrued investment income or interest on the Deposit shall be delivered to U.S. Buyer at the Closing;
     (B) if this Agreement is terminated by Sellers pursuant to Section 8(a)(iii) (for failure by Buyers to satisfy conditions set forth in Section 7(b)(i) or 7(b)(ii)) or 8(a)(v), then (1) the Deposit shall be delivered to Sellers, and (2) all accrued investment income or interest on the Deposit shall be delivered to U.S. Buyer, in each case, within five Business Days of such termination; or
     (C) if this Agreement is terminated by Sellers or Buyers or both, as applicable, pursuant to Section 8(a)(i), 8(a)(ii), 8(a)(iii) (other than for failure by Buyers to satisfy conditions set forth in Section 7(b)(i) or 7(b)(ii)), 8(a)(iv), 8(a)(vi), 8(a)(vii), 8(a)(viii), 8(a)(ix), 8(a)(x), 8(a)(xi), 8(a)(xii) or 8(a)(xiii), then the Deposit, together with all accrued investment income or interest thereon, shall be returned to U.S. Buyer within five Business Days of such termination.
     (iii) At the Closing, U.S. Buyer shall deposit, pursuant to the terms of an escrow agreement, to be dated the Closing Date (the “Net Working Capital Escrow Agreement”), by and among U.S. Buyer, Tronox Incorporated and the Escrow Agent, in substantially the form of Exhibit M, an amount equal to $15,000,000 (as such amount may be increased pursuant to Section 2(h)(iii), the “Net Working Capital Escrow Amount”), which amount shall continue to be held by the Escrow Agent in accordance with the Net Working Capital Escrow Agreement and be disbursed in accordance with the terms of the Net Working Capital Escrow Agreement, to Sellers and/or U.S. Buyer, as applicable, following the determination of the Conclusive Net Working Capital Statement and the Conclusive Rebate Statement.
     (iv) At the Closing, U.S. Buyer shall deposit, pursuant to the terms of an escrow agreement, to be dated as of the Closing Date (the “COBRA Escrow Agreement”), by and among U.S. Buyer, Tronox Incorporated and the Escrow Agent, in substantially the form of Exhibit N, an amount equal to the sum of (A) the product of $6,667 times the number of days between the Closing Date and January 25, 2010 (the “Retiree COBRA Amount”), and (B) $1,500,000 (the “Non-Retiree Amount” and, together with the Retiree COBRA Amount, the “COBRA Escrow Amount”), which amount shall continue to be held by the Escrow Agent in accordance with the COBRA Escrow Agreement and be used to fulfill the obligations set forth in Section 6(o). For the avoidance of doubt, if the Closing Date is on or after January 13, 2010, then the Retiree COBRA Amount shall be zero. As soon as administratively practicable after January 13, 2010, the Retiree COBRA Amount, together with all accrued investment income or interest thereon, shall be delivered to Sellers upon satisfaction of the obligations of Sellers set forth in Section 6(o)(i). If Sellers fail to satisfy their obligations pursuant to Section 6(o)(ii), then the Non-Retiree Amount, together with all accrued investment income or interest thereon, shall be paid to U.S. Buyer, as soon as administratively practicable, as Buyers’ sole remedy and liquidated damages. If Sellers fulfill their obligations under Section 6(o)(ii), then, as soon as administratively practicable after the earlier of (1) the date that all applicable COBRA obligations are satisfied, or (2) the date

U.S. Sellers, and any member of the controlled group of corporations or the group of trades and businesses under common control that includes U.S. Sellers, cease to sponsor or maintain any group health plan, the Non-Retiree Amount, together with all accrued investment income or interest thereon and less any amounts paid or eligible for payment out of the Non-Retiree Amount pursuant to the COBRA Escrow Agreement, shall be paid to U.S. Buyer; provided that the amount that shall be paid to U.S. Buyer shall be limited to an amount equal to U.S. Buyer’s good faith estimate of the amount necessary to satisfy any remaining COBRA obligations with respect to individuals intended to be covered by the Non-Retiree Amount, and the balance of the Non-Retiree Amount remaining after such payment to U.S. Buyer, if any, shall be delivered to U.S. Sellers as soon as administratively practicable thereafter.
     (f) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022 (or such other location as shall be mutually agreed upon by Sellers and Buyers) commencing at 11:00 a.m. local time on the date that is the third Business Day after the date on which all conditions to the obligations of Sellers and Buyers to consummate the transactions contemplated hereby set forth in Section 7 (other than conditions with respect to actions Sellers and/or Buyers will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or at such other time or on such other date as shall be mutually agreed upon by Sellers and Buyers prior thereto (such date, the “Closing Date”). The Closing shall be deemed to have occurred at 11:59 p.m. (Eastern Time) on the Business Day prior to the Closing Date.
     (g) Deliveries at Closing.
     (i) At the Closing, Sellers will deliver to U.S. Buyer or Australia Buyer, as applicable, the following documents and other items, duly executed by Sellers, the Tiwest Joint Venture Participants, and in the case of Section 2(g)(i)(N) and 2(g)(i)(T), any other Person, in each case as applicable and in form and substance reasonably acceptable to U.S. Buyer or Australia Buyer, as applicable:
     (A) bills of sale substantially in the form of Exhibits E-1 and E-2 attached hereto (the “Bills of Sale”);
     (B) assignment and assumption agreements substantially in the form of Exhibits F-1 and F-2 attached hereto (the “Assignment and Assumption Agreements”);
     (C) instruments of assignment substantially in the forms of Exhibit G, Exhibit H and Exhibit I attached hereto for each patent, registered trademark and registered copyright, respectively, transferred or assigned hereby and for each pending application therefor (collectively, the “Intellectual Property Assignments”);
     (D) the Services Agreement;

     (E) the Deposits and Similar Amounts, the Acquired Cash and the Pre-Funded Uncleared Disbursement Amounts in a manner reasonably acceptable to Buyers;
     (F) a certified copy of the Bidding Procedures Order and the Sale Order;
     (G) with respect to each parcel of Owned Real Property (other than the Owned Real Property located in Western Australia), a special warranty or trustee’s deed in substantially the form attached hereto as Exhibit L, with such changes thereto as may be necessary to conform such deed to the requirements of the relevant jurisdiction;
     (H) with respect to each parcel of Owned Real Property located in Western Australia a transfer of land form in favor of Australia Buyer substantially in the form attached hereto as Exhibit Q;
     (I) with respect to each Lease of real property registered in Western Australia, a transfer of registered lease form in favor of Australia Buyer substantially in the form attached hereto as Exhibit R;
     (J) transfers in registrable form in accordance with the Western Australian Mining Act 1978 (WA), transferring the interests in the mining tenements comprising the Acquired Tiwest Joint Venture Interests in favor of Australia Buyer;
     (K) a certificate signed by an authorized officer of Tronox Incorporated to the effect that each of the conditions specified in Section 7(a)(i) and Section 7(a)(ii) is satisfied in all respects;
     (L) with respect to each U.S. Seller, a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the IRC stating that no U.S. Seller is a “foreign person” as defined in Section 1445 of the IRC, and with respect to each Non-U.S. Seller, a statement dated as of the Closing Date, sworn under penalty of perjury, and in form and substance required under Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) stating that such Seller is not conveying a United States real property interest as defined in Section 897(c)(1) of the IRC;
     (M) certificates (to the extent applicable) representing the Target Interests and all necessary transfer documents with respect thereto;
     (N) certificates (to the extent applicable) representing the Acquired Tiwest Joint Venture Interests, if any, and all documents (A) reasonably requested by Australia Buyer to transfer the Acquired Tiwest Joint Venture Interests to Australia Buyer, or (B) reasonably required or contemplated by the Tiwest Joint

Venture Documents in connection with the transfer of the Acquired Tiwest Joint Venture Interests in accordance with this Agreement;
     (O) a copy of each Seller’s, Target Company’s and Tiwest’s certificate of incorporation or other organizational document, certified as of a date on or soon before the Closing Date by the Secretary of State (or comparable governmental officer) of the relevant jurisdiction of such Seller’s incorporation or organization;
     (P) to the extent applicable, a copy of a certificate of good standing of each Seller, Target Company and Tiwest issued as of a date on or soon before the Closing Date by the Secretary of State (or comparable governmental officer) of the relevant jurisdiction of such Seller’s or Target Company’s or Tiwest’s incorporation or organization;
     (Q) the Net Working Capital Escrow Agreement;
     (R) the COBRA Escrow Agreement;
     (S) subject to Section 2(h)(ii), the Henderson Lease Agreement (together with any other deliverables identified on Exhibit P); and
     (T) all other documents, instruments and certificates, in form and substance reasonably acceptable to Buyers, as may be reasonably requested by Buyers or as otherwise may be necessary to give effect to the transactions contemplated by this Agreement, including the conveyance of the Acquired Assets and the Target Company Interests to Buyers.
     (ii) At the Closing, U.S. Buyer or Australia Buyer, as applicable, will deliver and, in the case of Section 2(g)(ii)(I), will cause the Escrow Agent to deliver, to Sellers or the Escrow Agent, as the case may be, the following documents, cash amounts and other items, duly executed by U.S. Buyer or Australia Buyer, as applicable, and in form and substance reasonably acceptable to Sellers:
     (A) the Bills of Sale;
     (B) the Assignment and Assumption Agreements;
     (C) the Intellectual Property Assignments;
     (D) the Services Agreement;
     (E) a certificate signed by an authorized officer of each Buyer to the effect that each of the conditions specified in Section 7(b)(i) and Section 7(b)(ii) is satisfied in all respects;
     (F) a copy of U.S. Buyer’s, Australia Buyer’s and Guarantor’s certificate of incorporation or other organizational document certified as of a date on or soon before the Closing Date by the Secretary of State (or comparable governmental officer) of the respective jurisdictions of U.S. Buyer’s, Australia Buyer’s and Guarantor’s incorporation or organization;
     (G) evidence reasonably acceptable to Sellers of the approval of U.S. Buyer’s and Australia Buyer’s board of directors (or comparable governing body) with respect to the consummation of the transactions contemplated by this Agreement and the other Related Agreements;
     (H) to the extent applicable, a copy of a certificate of good standing of each Buyer and Guarantor issued as of a date on or soon before the Closing Date by the Secretary of State (or comparable officer) of the respective jurisdictions of U.S. Buyer’s, Australia Buyer’s and Guarantor’s incorporation or organization;
     (I) the Deposit in accordance with the terms of the Escrow Agreement, by wire transfer of immediately available funds to one or more bank accounts set forth in the Escrow Agreement;
     (J) the Initial Purchase Price, less each of (1) the Deposit, (2) the Net Working Capital Escrow Amount, (3) the COBRA Escrow Amount, (4) the amount of liquidated damages payable pursuant to Section 6(o)(iii), if any, and (5) the amount of any adjustments pursuant to Section 5(m)(iii), by wire transfer of immediately available funds to one or more bank accounts designated by Sellers in writing to Buyers no less than two Business Days prior to the Closing (the “Sellers’ Accounts”);
     (K) the Net Working Capital Escrow Amount by wire transfer of immediately available funds to the bank account designated by the Escrow Agent in writing to Buyers;
     (L) the COBRA Escrow Amount by wire transfer of immediately available funds to the bank account designated by the Escrow Agent in writing to Buyers;
     (M) the Net Working Capital Escrow Agreement;
     (N) the COBRA Escrow Agreement;
     (O) subject to Section 2(h)(ii), the Henderson Lease Agreement (together with any other deliverables identified on Exhibit P);
     (P) evidence reasonably acceptable to Sellers of U.S. Buyer’s payment of all Cure Amounts under the Assumed Contracts as ordered by the Bankruptcy Court; and
     (Q) all other documents, instruments and certificates, in form and substance reasonably acceptable to Sellers, as may be reasonably requested by any Seller or as otherwise may be necessary to give effect to the transactions contemplated by this Agreement.
     (iii) At the Closing, unless U.S. Buyer exercises its rights to convert to an asset sale in The Netherlands pursuant to Section 5(p), the shares in the capital of Tronox Holland shall be transferred to U.S. Buyer, at U.S. Buyer’s sole cost and expense, through the execution by Tronox Netherlands and U.S. Buyer of a deed of transfer before a Dutch civil law notary.
(h) Purchase Price Adjustments.
     (i) Pre-Closing Adjustment for Excluded Tiwest Joint Venture Interests. If a Tiwest Joint Venture Participant or any other Person acquires any or all Tiwest Joint Venture Interests pursuant to the exercise by such Person of its pre-emptive, first refusal or similar rights in accordance with the Tiwest Joint Venture Documents prior to the Closing (such acquired Tiwest Joint Venture Interests, the “Excluded Tiwest Joint Venture Interests”), then the Initial Purchase Price payable by Buyers at the Closing shall be reduced by an amount in cash equal to the Tiwest Amount with respect to the Excluded Tiwest Joint Venture Interests.
     (ii) Pre-Closing Adjustment for Acquired Henderson Assets and Acquired Henderson Intellectual Property. If U.S. Sellers fail to obtain those certain consents from the Colorado River Commission with respect to the assignments to U.S. Buyer of the Colorado River Commission Contracts at least ten Business Days prior to the Closing Date, then U.S. Sellers shall provide written notice of such failure to U.S. Buyers. U.S. Buyer shall have the right, by delivering a written notice to U.S. Sellers not later than five Business Days after receipt of the notice referred to in the previous sentence, (A) to not acquire the Acquired Henderson Assets, (B) to not acquire the Acquired Henderson Intellectual Property, and (C) to not enter into the Henderson Lease Agreement, in each case, at the Closing. If U.S. Buyer delivers such election notice to U.S. Sellers within the time period set forth in the preceding sentence, then (1) the Acquired Henderson Assets and the Acquired Henderson Intellectual Property shall constitute Excluded Assets for all purposes of this Agreement, (2) neither U.S. Buyer nor U.S. Sellers shall enter into (or be required to enter into) the Henderson Lease Agreement, and (3) the Initial Purchase Price shall be reduced by the Henderson Amount, as contemplated by Section 2(e)(i) and Section 2(g)(ii)(J). For the avoidance of doubt, if U.S. Buyer fails to deliver such election notice to U.S. Sellers within the time period set forth above or U.S. Buyer waives its right to make such election, then the Initial Purchase Price otherwise payable shall not be reduced by the Henderson Amount.
     (iii) Pre-Closing Net Working Capital and Rebate Adjustment. For the purpose of determining the Initial Purchase Price, no less than fifteen Business Days prior to the Closing Date, Sellers shall prepare and deliver to U.S. Buyer (A) a statement (such statement, the “Estimated Net Working Capital Statement”) setting forth Sellers’ good faith estimate of the Net Working Capital as of 12:01 a.m. (Eastern Standard Time) on the Closing Date (such effective date and time, the “Adjustment Determination Effective Time,” and such estimated amount, the “Estimated Net Working Capital Amount”), and a worksheet showing the components and calculation thereof as of the Adjustment Determination Effective Time as well as supporting documentation for such Estimated Net Working Capital Amount, including a reasonably detailed reconciliation of the Assumed Current Liabilities with respect to the Assumed Contracts, and (B) a statement (such statement, the “Estimated Rebate Statement”) setting forth Sellers’ good faith estimate of the dollar amount of the Assumed Sales Rebate Liabilities as of the Adjustment Determination Effective Time determined in accordance with GAAP and the Net Working Capital Guidelines (the “Estimated Rebate Amount”). In connection with the delivery of the Estimated Net Working Capital Statement, Sellers shall deliver to U.S. Buyer a certificate executed by the Chief Financial Officer, Chief Accounting Officer or Controller of Tronox Incorporated certifying that the Estimated Net Working Capital Statement was prepared and calculated in conformance with the Net Working Capital Guidelines. The Estimated Net Working Capital Statement and the Estimated Rebate Statement shall be subject to the review of U.S. Buyer and, during the period of such review prior to the Closing Date, (1) Sellers shall give U.S. Buyer and its Representatives reasonable access to all Records, facilities and personnel of the Business as reasonably necessary to undertake such review and (2) U.S. Buyer may in good faith dispute any items set forth on the Estimated Net Working Capital Statement (or specific calculations or methods contemplated thereby) or the Estimated Rebate Statement. If U.S. Buyer in good faith disputes the Estimated Net Working Capital Amount or the Estimated Rebate Amount, as applicable, then U.S. Buyer and Sellers shall reasonably cooperate and negotiate in good faith to resolve any dispute regarding the Estimated Net Working Amount or the Estimated Rebate Amount, as applicable, prior to the Closing (the results of any such resolution to be reflected on a new Estimated Net Working Capital Statement or Estimated Rebate Statement, as applicable, which shall be considered the Estimated Net Working Capital Statement or Estimated Rebate Statement, as applicable, for all further purposes); provided that if any item of dispute regarding the Estimated Net Working Capital Statement or Estimated Rebate Statement, as applicable, is not resolved by agreement in writing between U.S. Buyer and Sellers on the date that is at least two Business Days prior to the Closing, then Sellers’ estimate of such disputed item shall be deemed final for purposes of Closing absent manifest error; provided that the Net Working Capital Escrow Amount shall be increased by the amount of any aggregate unresolved difference between Sellers’ estimate and U.S. Buyer’s estimate of the Estimated Net Working Capital Amount and/or the Estimated Rebate Amount. To the extent that the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, the Initial Purchase Price payable at the Closing shall be increased by the amount of the excess, and to the extent that the Estimated Net Working Capital Amount is less than the Target Net Working Capital Amount, the Initial Purchase Price shall be reduced by the amount of such deficiency. To the extent the Estimated Rebate Amount is greater than $0, the Initial Purchase Price shall be reduced by the amount of the Estimated Rebate Amount.
     (iv) Post-Closing Net Working Capital Statement. Within thirty Business Days after the Closing Date, U.S. Buyer shall cause to be prepared and delivered to Sellers (A) a statement (the “Post-Closing Net Working Capital Statement”) setting forth the Net Working Capital as of the Adjustment Determination Effective Time, and a worksheet showing the components and calculation thereof as of the Adjustment

Determination Effective Time as well as supporting documentation for such Post-Closing Net Working Capital Statement and (B) a statement (the “Post-Closing Rebate Statement”) setting forth the dollar amount of the Assumed Sales Rebate Liabilities as of the Adjustment Determination Effective Time determined in accordance with GAAP (the “Rebate Amount”). In connection with the delivery of the Post-Closing Net Working Capital Statement, U.S. Buyer shall deliver to Sellers a certificate executed by the Chief Financial Officer of Guarantor certifying that the Post-Closing Net Working Capital Statement was prepared and calculated in conformance with the Net Working Capital Guidelines.
     (v) Determination of Conclusive Net Working Capital Statement. Sellers will have fifteen Business Days following the receipt of the Post-Closing Net Working Capital Statement and the Post-Closing Rebate Statement to review the Post-Closing Net Working Capital Statement and the Post-Closing Rebate Statement and, during such time, (A) U.S. Buyer shall give Sellers and their Representatives reasonable access to all Records, facilities and personnel of U.S. Buyer (including the Business) as is reasonably necessary to undertake such review and (B) Sellers may dispute any items set forth on the Post-Closing Net Working Capital Statement or the Post-Closing Rebate Statement, as applicable (including the specific calculations and methods contemplated thereby). Unless Sellers deliver written notice(s) to U.S. Buyer of dispute thereof on or prior to the fifteenth Business Day after Sellers’ receipt of the Post-Closing Net Working Capital Statement, Sellers will be deemed to have accepted and agreed to the Post-Closing Net Working Capital Statement and such statement (or specific calculations or methods contemplated thereby) will be final, binding and conclusive. Unless Sellers deliver written notice(s) to U.S. Buyer of a dispute of the Rebate Amount prior to the fifteenth Business Day after Sellers’ receipt of the Post-Closing Rebate Statement, Sellers will be deemed to have accepted and agreed to the Rebate Amount and such Rebate Amount will be final, binding and conclusive. If Sellers notify U.S. Buyer in writing of disputed items contained in the Post-Closing Net Working Capital Statement (or specific calculations or methods contemplated thereby) or that Sellers dispute the Rebate Amount within such fifteen Business Day-period, then for ten Business Days following delivery of such notice by Sellers to U.S. Buyer (the “Resolution Period”), U.S. Buyer and Sellers shall attempt in good faith to resolve their differences with respect to the disputed items (the “Disputed Items”). Any resolution by U.S. Buyer and Sellers during the Resolution Period as to any Disputed Items shall be set forth in writing and will be final, binding and conclusive. If U.S. Buyer and Sellers do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute shall be submitted within ten calendar days after the expiration of the Resolution Period to an international independent accounting firm mutually acceptable to U.S. Buyer and Sellers (the “Neutral Arbitrator”). The Neutral Arbitrator shall act as an arbitrator to determine only those Disputed Items remaining in dispute as of the end of the Resolution Period. In resolving such Disputed Items, the Neutral Arbitrator may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any Party or less than the lowest value for such Disputed Item claimed by any Party upon presentment to the Neutral Arbitrator. All fees and expenses relating to the work, if any, to be performed by the Neutral Arbitrator will be allocated between U.S. Buyer and Sellers in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral Arbitrator that is unsuccessfully disputed by each such Party (as finally determined by the Neutral Arbitrator) bears to the total amount of such Disputed Items so submitted. In addition, U.S. Buyer and Sellers shall submit to the Neutral Arbitrator any supporting materials and calculations relating to the Disputed Items. In the event U.S. Buyer or Sellers shall participate in teleconferences or meetings with or make presentations to the Neutral Arbitrator, the other Party shall be entitled to participate in such teleconferences, meetings or presentations except as otherwise required by the Neutral Arbitrator. U.S. Buyer and Sellers shall use their reasonable best efforts to cause the Neutral Arbitrator to deliver to U.S. Buyer and Sellers a written determination (such determination to include a work sheet setting forth all material calculations and methods used in arriving at such determination) of the Disputed Items submitted to the Neutral Arbitrator within ten calendar days of receipt of such Disputed Items, which determination will be final, binding and conclusive and upon which judgment may be entered. The final, binding and conclusive Post-Closing Net Working Capital Statement based either upon agreement or deemed agreement by U.S. Buyer and Sellers or the written determination delivered by the Neutral Arbitrator in accordance with this Section 2(h)(v) will be the “Conclusive Net Working Capital Statement.” The final, binding and conclusive Rebate Amount based either upon agreement or deemed agreement by U.S. Buyer and Sellers or the written determination delivered by the Neutral Arbitrator in accordance with this Section 2(h)(v) will be the “Conclusive Rebate Amount.”
     (vi) Post-Closing Adjustment. If (a) the Net Working Capital on the Conclusive Net Working Capital Statement plus the Estimated Rebate Amount exceeds (b) the Estimated Net Working Capital Amount plus the Conclusive Rebate Amount, then U.S. Buyer shall pay Sellers the amount of such excess by wire transfer of immediately available funds to Sellers’ Accounts. If (a) the Estimated Net Working Capital Amount plus the Conclusive Rebate Amount exceeds (b) the Net Working Capital on the Conclusive Net Working Capital Statement plus the Estimated Rebate Amount, then Sellers shall, and Sellers and U.S. Buyer shall provide written instructions to the Escrow Agent to, remit to U.S. Buyer the amount of such excess out of the Net Working Capital Escrow Amount and, in the event such excess, if any, exceeds the Net Working Capital Escrow Amount held in the Escrow Account, then Sellers shall pay U.S. Buyer the amount of such excess by wire transfer of immediately available funds to a bank account designated by U.S. Buyer in writing at least three Business Days prior to the date of such payment. All payments to be made pursuant to this Section 2(h)(vi) shall be made no later than the second Business Day following the date on which U.S. Buyer and Sellers agree, or are deemed to have agreed to, or the Neutral Arbitrator delivers, the Conclusive Net Working Capital Statement and the Conclusive Rebate Amount. Following the determination of the Conclusive Net Working Capital Statement and the Conclusive Rebate Amount and the payment of any amount required pursuant to this Section 2(h)(vi), the Parties shall cause the Escrow Agent to remit to Sellers the remaining balance, if any, of the Net Working Capital Escrow Amount remaining under the Net Working Capital Escrow Agreement (i.e., the remaining Net Working Capital Escrow Amount, if any, together with all accrued investment income or interest on the Net Working Capital Escrow Amount), all in accordance with the provisions of the Net Working Capital Escrow Agreement.

     (i) Allocation. Within thirty calendar days after the Closing Date, Buyers shall prepare an allocation of the Purchase Price as determined for applicable Tax purposes among the Acquired Assets, the Target Interests, the Henderson Lease Agreement and the Acquired Tiwest Joint Venture Interests in accordance with Section 1060 of the IRC and the Treasury regulations thereunder (and any similar provision of United States state or local or non-United States law, as appropriate). Sellers shall have thirty calendar days to review and consent to such allocation which consent will not be unreasonably withheld, conditioned or delayed. Buyers and Sellers shall report, act and file Tax Returns (including Internal Revenue Service Form 8594 and any other applicable non-United States Tax Returns required to be filed in connection with any asset or equity sale) in all respects and for all purposes consistent with any agreed upon allocation. None of Buyers or Sellers shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.
     (j) Non-Assignment of Assumed Contracts. Notwithstanding anything contained herein to the contrary, (i) this Agreement shall not constitute an agreement to assign any Contract if, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without obtaining a required consent, waiver, confirmation, novation or approval of any third party, would constitute a breach thereof or in any way negatively affect the rights of Sellers or either Buyer, as the assignee of such Contract, and (ii) no breach of this Agreement shall have occurred by virtue of such non-assignment unless the failure to assign any Contracts would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Business. If, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, such consent, waiver, confirmation, novation or approval is required but not obtained prior to the Closing, Sellers shall use their reasonable best efforts to obtain as expeditiously as possible the written consent, waiver, confirmation, novation or approval, as applicable, of the other party or parties to such Contract necessary for the assignment thereof to either Buyer post-Closing. Unless and until any such consent, waiver, confirmation, novation or approval is obtained, Seller shall reasonably cooperate with Buyers in any reasonable arrangement satisfactory to Buyers designed to provide to Buyers the claims, rights, benefits and obligations of or under any such Contract, including by means of any subcontracting, sublicensing or subleasing arrangement and enforcement for the benefit of Buyers, with Buyers assuming and agreeing to pay Sellers’ obligations, of any and all rights of Sellers against a third party thereto. In such event, (i) Sellers will hold in trust for and promptly pay to the applicable Buyer, when received, all moneys received by them under any such Contract or any claim, right or benefit arising thereunder and (ii) Buyers will promptly pay, perform or discharge, when due, any and all obligations and Liabilities arising thereunder. Notwithstanding any other provision in this Section 2(j), nothing in this Section 2(j) shall (A) require any Seller to make any more than immaterial expenditure or incur any more than immaterial obligation on its own or on either Buyer’s behalf unless one of Buyers agrees to fully reimburse such Seller promptly or (B) prohibit any Seller from ceasing operations or winding up its affairs following the Closing. Contracts covered by this Section 2(j) shall not be deemed to constitute Excluded Assets solely by virtue of this Section 2(j).
     3. Sellers’ Representations and Warranties. Subject to Bankruptcy Court approval of this Agreement, evidenced by entry of the Sale Order, Sellers severally but not jointly represent and warrant to Buyers that the statements contained in this Section 3 are true and correct, except (x) as disclosed in the Tronox Filed SEC Documents filed on or after March 14,

2008 (other than the risk factors and forward looking information disclosed therein or the exhibits thereto) to the extent that a Person reading the Tronox Filed SEC Documents would reasonably conclude that a disclosure in the Tronox Filed SEC Documents is relevant to one or more representations in this Section 3 (the “SEC Disclosures”), and (y) as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule” and, together with the SEC Disclosures, the “Disclosed Materials”).
(a) Organization of Sellers and Target Companies; Good Standing.
     (i) Tronox Incorporated is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as presently conducted and, following its filing for relief pursuant to sections 1107 and 1108 of the Bankruptcy Code and the orders of the Bankruptcy Court, has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as a debtor-in-possession.
     (ii) Tronox Pigments is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as presently conducted and, following its filing for relief pursuant to sections 1107 and 1108 of the Bankruptcy Code and the orders of the Bankruptcy Court, has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as a debtor-in-possession.
     (iii) Each of Tronox LLC and Tronox Worldwide is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company or similar power and authority to own, lease and operate its assets and to carry on its business as presently conducted and, following its filing for relief pursuant to sections 1107 and 1108 of the Bankruptcy Code and the orders of the Bankruptcy Court, has all requisite limited liability company or similar power and authority to own, lease and operate its assets and to carry on its business as a debtor-in-possession.
     (iv) Tronox Australia is a proprietary limited company duly organized and validly existing under the laws of Western Australia and the Commonwealth of Australia and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as presently conducted. (A) No administrator, receiver or administrative receiver or any equivalent officer has been appointed in respect of Tronox Australia or in respect of any part of the assets or undertakings of Tronox Australia; and (B) no petition has been presented, no order has been made, no resolution has been passed and no meeting has been convened for the winding up of Tronox Australia or for an administration order or the equivalent in the relevant jurisdiction of incorporation of Tronox Australia.
     (v) Tiwest is a proprietary limited company duly organized and validly existing under the laws of Western Australia and the Commonwealth of Australia and has

all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as presently conducted. (A) No administrator, receiver or administrative receiver or any equivalent officer has been appointed in respect of Tiwest or in respect of any part of the assets or undertakings of Tiwest; and (B) to Sellers’ Knowledge, no petition has been presented, no order has been made, no resolution has been passed and no meeting has been convened for the winding up of Tiwest or for an administration order or the equivalent in the relevant jurisdiction of incorporation of Tiwest.
     (vi) Each of Tronox Netherlands and Tronox Holland is a Besloten Vennootschap, a private company with limited liability, duly organized and validly existing under the laws of The Netherlands and has all requisite limited liability company or similar power and authority to own, lease and operate its assets and to carry on its business as presently conducted. Neither Tronox Netherlands nor Tronox Holland has been (A) declared bankrupt (failliet verklaard), (B) granted a temporary or definitive moratorium of payments (surseance van betaling), (C) made subject to any insolvency or reorganization proceedings or (D) involved in negotiations with any one or more of its creditors or taken any other step with a view to the readjustment or rescheduling of all or part of its debts, nor has, to the Knowledge of Sellers, any third party applied for a declaration of bankruptcy or any such similar arrangement for either Tronox Netherlands or Tronox Holland under the laws of any applicable jurisdiction.
     (vii) Tronox Pigments Bahama Islands is an international business company duly organized and validly existing under the laws of the Bahama Islands and has all requisite limited liability company or similar power and authority to own, lease and operate its assets and to carry on its business as presently conducted.
     (viii) Tronox Singapore is a private limited company duly organized and validly existing under the laws of Singapore and has all requisite limited liability company or similar power and authority to own, lease and operate its assets and to carry on its business as presently conducted.
(b) Authorization of Transaction. Subject to the Sale Order becoming a Final Order:
     (i) each Seller has full corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder;
     (ii) the execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which a Seller is a party have been duly authorized by such Seller; and
     (iii) this Agreement constitutes, and all other agreements contemplated hereby to which any Seller is a party will constitute, at or prior to the Closing, the valid and legally binding obligation of each Seller, enforceable against such Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.
     (c) Noncontravention. Neither the execution and delivery of this Agreement or any Related Agreement, nor the consummation of the transactions contemplated hereby or thereby (including the assignments and assumptions referred to in Section 2), will, subject to the Sale Order becoming a Final Order, (i) conflict with or result in a breach of the certificate of incorporation, certificate of formation, by-laws, limited liability company operating agreement or other organizational documents of any Seller or Target Company, (ii) violate any law or Decree to which any Seller or Target Company is, or its respective assets or properties are, subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, result in the loss of a material benefit under, or require any notice under any Contract or Permit to which any Seller or Target Company is a party or by which it is bound or to which any of the Acquired Assets is subject, except, in the case of either clause (ii) or (iii), for such conflicts, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Business. Subject to the Sale Order becoming a Final Order, none of Sellers or Target Companies is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity or other Person in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, (i) except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Business, (ii) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and any other law that is designed or intended to prohibit, restrict or regulate (A) foreign investment or (B) antitrust, monopolization, restraint of trade or competition (each, a “Competition/Investment Law”), in the case of each of the foregoing subclauses (A) and (B), as set forth in Section 3(c) of the Disclosure Schedule, and (iii) except for reports to be filed under the Exchange Act.
     (d) Capitalization of Target Companies.
     (i) Section 3(d)(i) of the Disclosure Schedule sets forth for each Target Company and for each Subsidiary of any such Target Company (other than the Excluded German Subsidiaries and the Excluded Danish Subsidiaries) (A) its name and jurisdiction of organization, (B) its form of organization and (C) the number of shares of capital stock or other equity securities outstanding. Tronox Netherlands is the sole beneficial and record owner of the outstanding shares of capital stock or other equity securities of Tronox Holland, Tronox Worldwide is the sole beneficial and record owner of the outstanding shares of capital stock or other equity securities of Tronox Pigments Bahama Islands, and Tronox Australia is the beneficial and record owner of fifty percent of the outstanding shares of capital stock or other equity securities of Tiwest, in each case, free and clear of all Liens, except for Permitted Liens. All of the shares of capital stock or other equity securities of Target Companies (1) have been validly issued and are fully paid and nonassessable and (2) were not issued in violation of any preemptive or similar rights.

     (ii) Other than pursuant to the Tiwest Joint Venture Documents, (A) there are no stockholder agreements, voting trusts, proxies or other Contracts with respect to or concerning the purchase, sale or voting of the capital stock or stock rights of any Target Company, any of its Subsidiaries or Tiwest, (B) there is no existing right or any existing Contract to which any Target Company, any of its Subsidiaries or Tiwest is a party requiring, and there are no convertible securities of any Target Company, any of its Subsidiaries or Tiwest outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock or other equity securities of any Target Company, any of its Subsidiaries or Tiwest or other securities convertible into shares of capital stock or other equity securities of any Target Company, any of its Subsidiaries or Tiwest, or otherwise provide equity or profits interest in a Target Company, any of its Subsidiaries or Tiwest or any joint venture asset of such Target Company, its Subsidiaries or Tiwest, to any Person (including any Governmental Entity), (C) there is no existing Contract to which any Target Company, any of its Subsidiaries or Tiwest is a party requiring the repurchase, redemption or other acquisition of any capital stock or other equity securities, and (D) there are no restrictions on transfer of any shares of capital stock or other equity securities of any Target Company or Tiwest (other than pursuant to this Agreement or the Tiwest Joint Venture Documents).
     (iii) Tronox Holland has not issued any profit certificates (winstbewijzen) or granted to any Person any right to share in its profits.
     (e) Title to Assets of the Acquired Business. As of the Closing, Sellers and the Target Companies have good, valid and, in the case of Owned Real Property of Asset Sellers, marketable, title to, or the right to use, the Acquired Assets and the shares of capital stock, properties and assets of the Target Companies, and one-half of the issued share capital of Tiwest, free and clear of all Liens (except for Permitted Liens and Liens that will be released on or prior to the Closing, whether pursuant to the Sale Order or otherwise). At the Closing, Asset Sellers will assign, transfer and convey, subject to the operation of Section 2(j) and subject to the Sale Order becoming a Final Order, good, valid and, in the case of Owned Real Property of Asset Sellers, marketable, title to, or Asset Sellers’ right to use, all of the Acquired Assets, free and clear of all Liens (except for Permitted Liens) as set forth in the Sale Order.
     (f) SEC Documents; Financial Statements; Accounts Receivable; Inventory.
     (i) Tronox Incorporated has filed all of the Tronox Filed SEC Documents each of which, as finally amended prior to the date hereof or supplemented by a subsequently filed Tronox Filed SEC Document, and subject to, and except as described in, the disclosures set forth in Item 4.02 of Form 8-K filed by Tronox on May 5, 2009, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC. Subject to, and except as described in, the disclosures set forth in Item 4.02 of Form 8-K filed by Tronox on May 5, 2009, none of the Tronox Filed SEC Documents filed on or after March 14, 2008 contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (ii) Section 3(f)(ii) of the Disclosure Schedule sets forth a true and accurate copy of certain unaudited preliminary selected financial data of Tronox Incorporated and its consolidated Subsidiaries as at and for the fiscal year ended December 31, 2008, as filed by Tronox Incorporated with the SEC on Exhibit 99.5 to Form 8-K dated April 13, 2009 (the “2008 Preliminary Selected Financial Data”). Except as set forth on Section 3(f)(ii) of the Disclosure Schedule, (A) the 2008 Preliminary Selected Financial Data were derived from the accounting books and records of Sellers, and (B) each of the line items set forth in the 2008 Selected Preliminary Financial Data fairly presents in all material respects the account represented by such line item for Tronox Incorporated and its consolidated Subsidiaries as at December 31, 2008 or for the year ended December 31, 2008.
     (iii) Section 3(f)(iii) of the Disclosure Schedule sets forth a true and accurate copy of the consolidated financial statements of Tronox Incorporated and its consolidated Subsidiaries as at and for the fiscal year ended December 31, 2007, including a balance sheet and statements of operations and cash flows (the “2007 Financial Statements”). To Sellers’ Knowledge, except as set forth on Section 3(f)(iii) of the Disclosure Schedule and except for any portion of the 2007 Financial Statements relating to environmental and other contingent liability reserves and any other financial information relating thereto, including impairments, tax liabilities and deferred tax liabilities and deferred tax assets, the 2007 Financial Statements (A) were derived from the accounting books and records of Sellers, (B) were prepared in accordance with GAAP, and (C) fairly present in all material respects the consolidated financial position of Tronox Incorporated and its consolidated Subsidiaries as at December 31, 2007 and the consolidated results of operations and cash flows of Tronox Incorporated and its consolidated Subsidiaries for the fiscal year ended December 31, 2007.
     (iv) Except as set forth on Section 3(f)(iv) of the Disclosure Schedule and except for Liabilities relating to the Excluded Assets, the Excluded Liabilities and the Retained Intercompany Balances, as of the date hereof, none of the Target Companies, Tiwest or Tronox Australia has incurred any Liabilities after September 30, 2008 that would be required to be disclosed under GAAP or that are material in the aggregate to the Acquired Business. Subject to, and except as described in, the disclosures set forth in Item 4.02 of Form 8-K filed by Tronox on May 5, 2009, reserves are reflected on the Financial Statements against all Liabilities of Target Companies, other than Liabilities relating to the Excluded Assets and Excluded Liabilities, in amounts that have been established on a basis consistent with the past practices of Sellers and Target Companies and in accordance with GAAP.
     (v) Section 3(f)(v) of the Disclosure Schedule sets forth an aged list of the Accounts Receivable as of July 31, 2009, showing Accounts Receivable that as of such date had been outstanding for thirty days or more past the date of the applicable sales term due date, prepared in the Ordinary Course of Business, showing the periods for which such Accounts Receivable have been outstanding. Accounts Receivable as of July 31, 2009 reflected on Section 3(f)(v) of the Disclosure Schedule arose from bona fide transactions with unaffiliated third parties, net of applicable reserves for doubtful accounts. Reserves for doubtful accounts are reflected on the Financial Statements in amounts that have been established on a basis consistent with the past practices of Sellers and the Target Companies and in accordance with GAAP. No Person has any Lien other than Permitted Liens or Liens that will be released on or prior to the Closing (whether pursuant to the Sale Order or otherwise) on the Accounts Receivable.
     (vi) Sellers have good and merchantable title to the Inventory free and clear of all Liens (other than Permitted Liens or Liens that will be released on or prior to the Closing, whether pursuant to the Sale Order or otherwise). Sellers are under no obligation or liability with respect to accepting returns of Inventory in the possession of their customers other than in the Ordinary Course of Business. The Inventory is in good and merchantable condition in all material respects, is suitable and usable in all material respects for the purposes for which it is intended and is in a condition in all material respects such that it can be sold in the Ordinary Course of Business. Except for fluctuations and variations in Inventory due to normal business factors, including production schedules and market demand (including seasonal factors affecting the same), the Inventory comprises broadly the same mix of types and grades of products as are required for the trading requirements of the Acquired Business, and the Inventory has been maintained at levels which in the Ordinary Course of Business have been appropriate to meet the then current level of sales in the Acquired Business.
(g) Contracts.
     (i) Section 3(g)(i) of the Disclosure Schedule sets forth as of the date hereof an accurate and complete list of the following Contracts (each, a “Material Contract,” and collectively, the “Material Contracts”) to which a Seller, a Target Company or Tiwest is a party with respect to the Acquired Business or the Tiwest Joint Venture:
     (A) any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $1,000,000 per annum;
     (B) any Contract for the purchase or sale of raw materials, commodities, supplies, products or other personal property, the performance of which will extend over a period of more than six months after the Closing Date or involves consideration in excess of $5,000,000 per annum;
     (C) any Contract for shipping or other transportation services involving consideration in excess of $1,000,000 per annum;
     (D) any Contract that is a collective bargaining agreement;
     (E) any Contract relating to Intellectual Property that: (1) involves consideration as of the Closing Date in excess of $250,000; (2) includes a license involving Acquired Intellectual Property granted by Sellers or the Target Companies to any third party (other than the implied license in the sale of the Products to third-party customers); (3) includes the payment of a royalty or fee by any Seller to any third party for ownership, the use of, or right to use the Acquired Intellectual Property in the processing or manufacturing of the Products, or the reservation by such third party of the right to use, license, or sublicense such

Acquired Intellectual Property (except for licenses of commercially available software or service agreements with respect to such software entered into in the Ordinary Course of Business; or (4) is otherwise material to the operation of the Acquired Business;
     (F) any Contract that (1) limits the freedom of any Seller or Target Company, Tiwest or the Acquired Business to compete in any line of business or with any Person or in any geographical area or (2) contains exclusivity obligations or restrictions binding on any Seller or Target Company, Tiwest or the Acquired Business;
     (G) any joint venture, partnership, limited liability company or other similar Contracts;
     (H) any Contract relating to any outstanding commitment for capital expenditures in excess of $100,000 individually or $750,000 in the aggregate;
     (I) any Contract (or series of related Contracts) relating to any outstanding obligation of an acquisition, disposition or lease of any Person, business or material real property or other material assets (whether by merger, sale of stock, sale of assets or otherwise);
     (J) any distribution, agency and marketing Contract (or series of related Contracts) involving in excess of $250,000 in any annual period;
     (K) any Contract (or series of related Contracts) relating to the purchase by any Seller, Target Company or Tiwest of any products or services under which the undelivered balance of such products or services is in excess of $750,000 in the aggregate or $250,000 over the next twelve months;
     (L) any Contract (including any “take-or-pay” or keepwell agreement) under which (1) any Person has directly or indirectly guaranteed any Liabilities or obligations of any Target Company, Tronox Australia or Tiwest or (2) any Target Company, Tronox Australia or Tiwest has directly or indirectly guaranteed Liabilities of any other Person;
     (M) any Contract with any current employee of any Asset Seller, or any current or former employee of any Target Company or Tiwest, with aggregate payments of at least $50,000 remaining under such Contract or providing for severance Liabilities of at least $50,000 remaining under such Contract (other than, in each case, pursuant to the standard severance policies of any Asset Seller or Target Company or Tiwest);
     (N) any Contract that is a settlement or similar agreement pursuant to which outstanding obligations will exist for the Acquired Business after the Closing;

     (O) any Contract related to the use, development, support or disaster recovery of the IT Systems involving consideration in excess of $100,000 or otherwise critical to the operation of the Acquired Business;
     (P) any Contract that provides for a Bonding Requirement (it being understood and agreed that, notwithstanding any other provision herein to the contrary, Sellers shall have the right to update Section 3(g)(i) of the Disclosure Schedule following the date hereof to disclose all Bonding Requirements in effect from time to time); and
     (Q) any other Contract that is material to the Acquired Business, whether or not entered into in the Ordinary Course of Business, and the termination of which would reasonably be expected to have a material and adverse effect on the Acquired Business.
     (ii) With respect to each Contract listed on Section 3(g)(i) of the Disclosure Schedule: (A) such Contract is in full force and effect and constitutes the valid and legally binding obligation of Sellers, Target Company or, to Sellers’ Knowledge, the Tiwest party thereto or the counterparty thereto, enforceable against such Seller, Target Company or, to Sellers’ Knowledge, Tiwest and the counterparty thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity; and (B) subject to the payment of Cure Amounts, none of Sellers, Target Company or Tiwest party thereto nor, to Sellers’ Knowledge, the counterparty thereto is in material breach or default that presently would permit or give rise to a right of termination, modification or acceleration thereunder, and to Sellers’ Knowledge, no event has occurred, which with or without the giving of notice or lapse of time or both, would cause any Seller, Target Company or, to Sellers’ Knowledge, Tiwest party thereto or any counterparty thereto to be in material breach or default thereunder, and none of Sellers, any Target Company or, to Sellers’ Knowledge, Tiwest has received any notice of termination, cancellation, breach or default under any Material Contract.
     (iii) Section 3(g)(iii) of the Disclosure Schedule sets forth an accurate and complete list of each of the top ten customers, distributors and suppliers of the Acquired Business, on the basis of revenues generated or expenditures made, as applicable, during the twelve months ended December 31, 2008. From December 31, 2008 to the date of this Agreement, (A) none of Sellers, any Target Company or, to Sellers’ Knowledge, Tiwest has received from such customers, distributors or suppliers any notice of termination or cancellation of its agreement with the Acquired Business, other than in accordance with such agreement’s terms, or (B) to Sellers’ Knowledge, none of such customers, distributors or suppliers has threatened in writing to cancel, terminate or materially and adversely modify its agreement with the Acquired Business, other than in accordance with such agreement’s terms.

(h) Intellectual Property.
     (i) Section 3(h)(i) of the Disclosure Schedule sets forth as of the date hereof an accurate and complete list of (A) patents and pending patent applications, (B) registrations and applications for registration of copyrights, and (C) registrations and applications for registration of trademarks and service marks, in each case, owned by Asset Sellers and that are included in the Acquired Assets or owned by Target Companies, indicating the owner, jurisdiction, and application or registration number, as applicable. All Intellectual Property set forth on Section 3(h)(i) of the Disclosure Schedule, (1) has a Seller as the owner of record of such Intellectual Property in the applicable intellectual property office, (2) has not been canceled, expired, or abandoned, and, to Sellers’ Knowledge, made the subject of any opposition, cancellation, reissue, reexamination or interference, and (3) to Sellers’ Knowledge, is valid and enforceable. All fees required for the maintenance or renewal of the Intellectual Property set forth on Section 3(h)(i) of the Disclosure Schedule have been paid when due. Sellers own or have a valid license or lease or other right to use each item of Acquired Intellectual Property and all Intellectual Property that is owned, used, or held for use by the Target Companies (collectively, the “Acquired Business IP”) and all components of the IT Systems.
     (ii) No Intellectual Property, other than the Acquired Business IP, is necessary for use, used, or held for use in the operation of the Acquired Business as currently conducted. Sellers have not granted any other Person an exclusive license to any of the Acquired Business IP.
     (iii) To Sellers’ Knowledge, (A) the conduct of the Acquired Business as currently conducted does not infringe or misappropriate the Intellectual Property rights of any third party and (B) no third party is infringing or misappropriating any material Acquired Business IP owned or exclusively licensed by any Seller or Target Company. No suit, action or proceeding is currently pending or, to Sellers’ Knowledge, threatened against any Seller or Target Company that challenges the validity or ownership of any Acquired Intellectual Property owned or exclusively licensed by any U.S. Seller or Target Company or asserts that the conduct of the Acquired Business infringes or misappropriates any third party’s Intellectual Property rights, or in which any U.S. Seller or any Target Company asserts that any third party is infringing or misappropriating any material Intellectual Property included in the Acquired Assets or owned by any Target Company. None of Sellers, Target Companies, or their Affiliates have received any written notice in the past twelve months alleging infringement or misappropriation of any third party’s Intellectual Property by any Seller or Target Company.
     (iv) Sellers and Target Companies have taken reasonable and customary steps to protect and, where applicable, maintain in confidence, Intellectual Property that is material to the Acquired Business, including by implementing employee policies containing confidentiality and intellectual property assignment provisions.
     (i) Legal Compliance. (i) To Sellers’ Knowledge, Sellers, Target Companies and Tiwest are, and at all times since January 1, 2006 have been, in material compliance with all material laws, Decrees and Permits applicable to the Acquired Business, (ii) none of Sellers,

Target Companies, or their Affiliates or, to Sellers’ Knowledge, Tiwest has received any written notice since January 1, 2006 relating to any material violations or alleged material violations of any material law or material violations, alleged material violations or material defaults under any Decree with respect to the Acquired Business or any Permit with respect to the operation of the Acquired Business, (iii) there are no material Decrees or Contracts with any Governmental Entity to which any Target Company, any Seller or Tiwest is a party or by which any Target Company, any Seller or Tiwest is bound, and (iv) none of Sellers, the Target Companies or Tiwest have received any written notification or claim and, to Sellers’ Knowledge, there are no claims threatened in writing (in each case, which is material and outstanding) that it has manufactured, sold or provided any product in connection with the Acquired Business which does not in any material respect comply with all applicable laws, Permits, regulations or standards or which in any material respect is defective or dangerous or not in material compliance with any representation or warranty, express or implied, given by Sellers, a Target Company or Tiwest in respect thereof.
     (j) Litigation. There is no Litigation pending or, to Sellers’ Knowledge, threatened in writing, before any Governmental Entity brought by or against any Seller or any Affiliate thereof, relating to the Acquired Business or affecting any of the Acquired Assets or assets or properties of the Target Companies, Tiwest or the Tiwest Joint Venture that, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Acquired Business or materially impair the ability of Sellers to consummate the transactions contemplated hereby or by any other Related Agreement.
     (k) Environmental, Health and Safety Matters.
     (i) Solely with respect to the Acquired Business, the Asset Sellers (A) are and within the past five years have been in compliance in all material respects with all applicable Environmental, Health and Safety Requirements, and (B) have obtained all Permits arising under Environmental, Health and Safety Requirements that are necessary for the conduct of the Business and the Tiwest Joint Venture in compliance in all material respects with Environmental, Health and Safety Requirements.
     (ii) None of the Asset Sellers has received any unresolved written notice, report or other written communication regarding any actual or alleged material violation of Environmental, Health and Safety Requirements or any unresolved actual or alleged material Environmental Liabilities relating to the Acquired Business, any Acquired Assets or the Tiwest Joint Venture.
     (iii) No material Release affecting the Acquired Business, any Acquired Assets or the Tiwest Venture has occurred or is occurring at or from any Owned Real Property or Leased Real Property by any Asset Seller that requires notice to any Governmental Entity, further investigation, any form of response action under applicable Environmental, Health and Safety Requirements, or that could reasonably be expected to form the basis of a material claim for damages or compensation by any Person.
     (iv) None of the Asset Sellers has by law or Contract agreed to, assumed or retained any material Environmental Liability related to the Acquired Business, any

Acquired Assets or the Tiwest Venture under any lease, purchase agreement, sale agreement, joint venture agreement or other binding corporate or real estate document or agreement, including any Assumed Contract.
     (v) Sellers have made available to Buyers all significant environmental reports, data (including in relation to energy consumption, energy generation and emissions of greenhouse gases), documents, studies, analyses, investigations, audits and reviews in any Seller’s possession or control as necessary to reasonably disclose to Buyers any material Environmental Liabilities in relation to the Acquired Assets or the Acquired Business.
     (vi) Except to the extent the representations and warranties in Sections 3(f) (financial statements), 3(j) (litigation), 3(p) (real property liens and encumbrances), 3(q) (solely with respect to listing of Permits) or 3(v) (solely with respect to listing of insurance policies) address environmental matters, the representations and warranties in this Section 3(k) are the exclusive representations and warranties of Sellers relating to environmental, health, and safety matters, including any matters arising under Environmental, Health or Safety Requirements.
     (vii) Notwithstanding anything to the contrary set forth herein, the representations and warranties set forth in this Section 3(k) shall not apply to the U.S. Sellers’ Soda Springs, Idaho site, the U.S. Sellers’ Savannah, Georgia site or the Henderson Legacy Contamination.
     (l) Sufficiency of Assets of the Acquired Business. Except for the Excluded Assets, the Acquired Assets and the assets of the Target Companies constitute all assets, properties and rights used or held for use by U.S. Sellers and the Target Companies necessary to conduct and operate the Acquired Business in the manner presently conducted in all material respects. Tronox Holdings does not directly own any right, title or interest in any assets that are used or held for use in the operation of the Acquired Business.
     (m) Employees and Employment Matters.
     (i) None of U.S. Sellers, Target Companies, Tronox Australia or, to Sellers’ Knowledge, Tiwest is a party to or bound by any collective bargaining agreement or bargaining relationship covering the Covered Employees, nor has any of them experienced any strike or material grievance, material claim of unfair labor practices or other material collective bargaining dispute with respect to the Acquired Business within the twelve months prior to the date hereof. None of Sellers, Target Companies, Tronox Australia or, to Sellers’ Knowledge, Tiwest has committed any unfair labor practice within the twelve months prior to the date hereof that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Business. To Sellers’ Knowledge, there is no organizational effort or representation petition being made or threatened by or on behalf of any labor union with respect to any Covered Employees. There is no labor strike or labor dispute, slowdown, lockout, or stoppage pending or threatened against or affecting, Sellers or Target Companies and neither Sellers nor Target Companies have experienced any labor strikes, material labor disputes, slowdowns, lockouts or stoppages in the past five years. Within the twelve months prior to the date hereof, none of U.S. Sellers or Target Companies has implemented any plant closing or layoff of the Covered Employees in violation of the United States Worker Adjustment and Retraining Notification Act, or any similar applicable non-United States, state or local law (collectively, the “WARN Act”).
     (ii) There are no written employment contracts or severance, retention or change-in-control agreements with any Covered Employees, under which either Buyer or a Target Company or Tronox Australia could become liable for payment thereof.
     (iii) There are no Assumed Contracts or Assumed Liabilities that will create any Liability on behalf of either Buyer or any Target Company to (A) pay any benefit, compensation or other payment to any Covered Employee, or (B) increase or accelerate the level of existing benefits, compensation or other payments payable or potentially payable to any Covered Employee, in each case arising from, or in connection with or in part because of, the sale or purchase of the Acquired Business or the Target Interests.
     (iv) As of the Closing Date, all Retained Employees will have been paid in full all wages and salaries for services performed by them that were accrued by them up to the Closing.
(n) Employee Benefit Plans.
     (i) Section 3(n)(i) of the Disclosure Schedule sets forth an accurate and complete list of each material Employee Benefit Plan and Foreign Plan, including each Assumed Employee Benefit Plan, that Sellers, Target Companies, Tiwest or any of their respective Subsidiaries maintain or to which Sellers, Target Companies, Tiwest or any of their respective Subsidiaries contribute with respect to the Covered Employees or with respect to which any Seller, Target Company, Tiwest or any of their respective Subsidiaries has or could have had Liabilities. With respect to each such Employee Benefit Plan and Foreign Plan, including each Assumed Employee Benefit Plan:
     (A) such plan, if intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC, has received a favorable determination letter from the United States Internal Revenue Service, and, to the Knowledge of Sellers, there are no circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of any such Employee Benefit Plan under Section 401(a) of the IRC; and
     (B) Sellers have made available to Buyers correct and complete copies of: (1) the plan documents; (2) summary plan descriptions; (3) when applicable, the most recent determination letter received from the United States Internal Revenue Service; (4) the three most recent Annual Reports (Form 5500 Series) and accompanying schedule, if any; (5) the three most recent annual financial reports, if any; (6) the three latest actuarial valuation reports (including but not limited to reports prepared for funding, deduction and financial accounting purposes), if any; and (7) insurance contracts and other funding vehicles.

     (ii) There does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability that would be a Liability of either Buyer, any Target Company or any of their respective Subsidiaries, or to Sellers’ Knowledge, Tiwest, following the Closing.
     (iii) Any change in the terms and conditions of post-retirement medical or dental coverage, and any increase in the premium or contribution to be paid for such coverage, as applicable, under any Employee Benefit Plan providing post-retirement health or dental coverage, that occurred during the period commencing on the date which is twelve months prior to the date of the commencement of the Chapter 11 Cases and ending on the date hereof, were based on decisions implemented prior to the commencement of the Chapter 11 Cases and were not related to or caused by the Chapter 11 Cases.
     (iv) With respect to any Foreign Plan, (A) if intended to qualify for special tax treatment, each such Foreign Plan meets the requirements for such treatment in all material respects; (B) if intended to be book reserved, any such Foreign Plan is fully book reserved in all material respects based upon reasonable GAAP actuarial assumptions and methodology and fully reflects the financial effects of all prior transactions in relation to any such book reserved plan, except where failure to reserve would not be material; (C) if intended to be funded, any such Foreign Plan is either fully funded or any shortfall is fully recognized as a book reserve in all material respects, based upon reasonable GAAP actuarial assumptions and methodology and fully reflects the financial effects of all prior transactions in relation to such funded plan, except where failure to reserve would not be material; such Foreign Plan is in compliance, in all material respects, with all applicable provisions of applicable laws and regulations and has been administered in all material respects in accordance with its terms; (D) all material contributions required to be made to any such Foreign Plan by applicable laws or regulations for any period through the date hereof have been timely made or paid in full; (E) there are no currently pending or, to Sellers’ Knowledge, threatened claims (other than claims in the Ordinary Course of Business), lawsuits or arbitrations which have been asserted or instituted against any Foreign Plan, any fiduciaries thereof with respect to their duties to such Foreign Plan or the assets of any such Foreign Plan which could reasonably be expected to result in any material Liability of any Seller, Target Company or Tiwest or any of their respective Subsidiaries; and (F) no liability which could be material to the either Buyer, Target Companies, Tiwest or any of their respective Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of the either Buyer, Target Companies, Tiwest or their respective Subsidiaries by reason of any such Foreign Plan, other than to the extent reflected on the financial statements.
     (v) Notwithstanding anything to the contrary set forth herein, the representations and warranties set forth in this Section 3(n) are the exclusive representations and warranties of Sellers regarding employee benefit matters.
     (o) Australian Superannuation. Tronox Australia has made when due all contributions that they are obliged to make or have voluntarily committed to make to each Fund to which Tronox Australia contributes, or is required to contribute, in respect of any of its employees employed in Australia.
     (i) Except to the Funds, Tronox Australia and Tiwest do not make, nor are required to make, any payment in respect of their employees employed in Australia, to any fund, scheme or arrangement relating to retirement, death or disablement, and there is no Contract, agreement, arrangement or proposal in force or promised under which Tronox Australia or Tiwest could become so liable at any time.
     (ii) None of the Funds are defined benefit superannuation funds in Australia.
     (iii) Both Tronox Australia and, to Sellers’ Knowledge, Tiwest have made the necessary contributions to avoid being liable to pay the superannuation guarantee charge (A) in respect of any of their employees employed in Australia, and (B) attributable to any period prior to the Closing.
(p) Real Property.
     (i) Section 3(p)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:
     (A) a Seller or Target Company has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens (except for Permitted Liens or Liens that will be released on or prior to the Closing, whether pursuant to the Sale Order or otherwise) as of the Closing;
     (B) Other than the Third Party Leases, (i) none of Sellers or Target Companies has leased, licensed or otherwise granted to any Person the right to use or occupy all or any part of the Owned Real Property and there are no Persons other than Sellers or the Target Companies in possession of any such Owned Real Property;
     (C) other than the rights of Buyers pursuant to this Agreement and the rights of the Tiwest Joint Venture Participants under the Tiwest Joint Venture Documents, none of Sellers or Target Companies is a party to any unrecorded and outstanding options, rights of first offer or rights of first refusal to purchase, preferential purchase rights or similar rights, or agreement to sell, mortgage, pledge, hypothecate, lease, sublease, license, convey, alienate, transfer or otherwise dispose of, any Owned Real Property or any portion thereof;
     (D) other than the rights of the Tiwest Joint Venture Participants under the Tiwest Joint Venture Documents, none of Sellers or Target Companies is party to any agreement or option to purchase any real property relating to the Acquired Business; and

     (E) Sellers have furnished to Buyers or made available to Buyers true, correct and complete copies of all deeds, title opinions, title insurance policies and surveys in their possession that relate to the Owned Real Property.
With respect to the foregoing subparagraphs (A) through (D) above, the representations and warranties with respect to the JV Owned Real Property are qualified to Sellers’ Knowledge.
     (ii) Section 3(p)(ii) of the Disclosure Schedule sets forth (x) the address of each Leased Real Property, and (y) a true and complete list of all Leases and Third Party Leases. Sellers have made available to Buyers true, correct and complete copies of all Leases and Third Party Leases, as amended through the date hereof. With respect to each of the Leases and Third Party Leases, as applicable:
     (A) such Lease or Third Party Lease, as applicable (1) is legal, valid, binding, enforceable, and in full force and effect as against a Seller, Tiwest or a Target Company, or to the Knowledge of Sellers with respect to the JV Leased Real Property only, against Tronox Australia the Tiwest Joint Venture Participants, as applicable, subject in each case to the application of any bankruptcy or other creditor’s rights laws; and (2) to Sellers’ Knowledge, is legal, valid, binding, enforceable, and in full force and effect as against the counterparty to such Lease or Third Party Lease (as applicable); provided that in the case of the JV Leased Real Property only, the representations and warranties contained in this item (2) of this Section 3(p)(ii)(A) are made and limited to Sellers’ Knowledge, subject in each case to the application of any bankruptcy or other creditor’s rights laws;
     (B) as to the Leases, one or more of Seller, Target Company or Tiwest, or to the Knowledge of Sellers with respect to the JV Leased Real Property only, the Tiwest Joint Venture Participants, as applicable, identified as the “lessee” or “tenant” under each such Lease is the lessee thereunder or has succeeded to the rights of the lessee under such Lease and owns the leasehold interest created pursuant to such lease free and clear of all Liens, except for Permitted Liens or Liens that will be released on or prior to the Closing (whether pursuant to the Sale Order or otherwise);
     (C) none of Sellers, Target Companies or Tiwest, or to the Knowledge of Sellers with respect to the JV Leased Real Property only, the Tiwest Joint Venture Participants, as applicable, is in breach or default under such Lease or Third Party Lease in any material respect and, to Sellers’ Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such breach or default under any Lease or Third Party Lease; and
     (D) no Seller, nor any Target Company, nor Tiwest, nor, to Sellers’ Knowledge, with respect to the JV Leased Real Property only, any Tiwest Joint Venture Participant, has assigned, subleased, sublicensed, mortgaged, pledged or otherwise encumbered or transferred its interest, if any, under any Lease or Third Party Lease.
     (iii) To the Knowledge of Sellers, there are no pending or proposed special assessments or re-assessments of any parcel of land included in the Owned Real Property that could reasonably be expected to result in a material increase in the real property Taxes or other similar charges payable by any Seller, Target Company or Tiwest with respect to any parcel of Owned Real Property or in the rent, additional rent or other sums and charges payable by any Seller, Target Company or Tiwest under the Leases.
     (q) Permits. Section 3(q) of the Disclosure Schedule contains a list of all material Permits held by Sellers, the Target Companies and Tiwest that are necessary to carry on the Acquired Business as presently conducted under applicable law. There is no Litigation pending, nor to the Knowledge of Sellers, threatened, that seeks the revocation, cancellation, suspension, failure to renew or adverse modification of any material Acquired Permits. To the Knowledge of Sellers, all required filings with respect to the material Acquired Permits have been made and all required applications for renewal thereof have been filed.
     (r) Tiwest Joint Venture Interests.
     (i) The Tiwest Joint Venture Interests, together with the Exxaro Joint Venture Interest, include all of the assets, Permits, properties and rights, used or held for use by Tronox Australia and the Tiwest Joint Venture Participants in their conduct and operation of the Tiwest Joint Venture as presently conducted, and no Asset Seller (other than Tronox Australia) or Target Company owns any interest in the Tiwest Joint Venture Interests.
     (ii) To Sellers’ Knowledge, the Tiwest Joint Venture Participants do not have any assets, rights, title or interests in any assets, Permits, properties or rights necessary or required for, or used or held for use by the Tiwest Joint Venture which are not held by the Tiwest Joint Venture Participants as tenants in common for the Tiwest Joint Venture.
     (iii) Tronox Australia has made or intends to make all capital contributions that are required to be made until the Closing Date to Tiwest or the Tiwest Joint Venture as required under the Tiwest Joint Venture Documents.
     (iv) Sellers have made available to Buyers accurate and complete copies of (A) each of the Tiwest Joint Venture Documents to which any of Sellers, the Target Companies, their Subsidiaries or Tiwest are, as at the date hereof, a party, and (B) all Liens created under the Tiwest Joint Venture Documents (including, for the avoidance of doubt, any cross charges over the Tiwest Joint Venture Interests and any Liens that the Tiwest Joint Venture Participants or any of their Subsidiaries may have with respect to the accounts receivable of Tronox Pigments Bahama Islands) and the Exxaro Joint Venture Interest.
     (v) All of the Owned Real Property in which Tronox Australia has an interest is held by Tronox Australia and the applicable Tiwest Joint Venture Participants as tenants in common and no other party holds any fee interest in such Owned Real Property.
     (vi) To Sellers’ Knowledge, (A) no Tiwest Joint Venture Participant has leased, licensed or otherwise granted to any Person the right to occupy any of the property owned by Tronox Australia and the applicable Tiwest Joint Venture Participants as tenants in common and (B) other than the rights of the Tiwest Joint Venture Participants under the Tiwest Joint Venture Documents, the Tiwest Joint Venture Participants are not a party to an agreement or option to purchase any real property, or any interest in real property, relating to the Acquired Business.
     (vii) To Sellers’ Knowledge, Tiwest does not (A) lease any land, buildings, structures, improvements or other real property interests other than on behalf of Tronox Australia and the Tiwest Joint Venture Participants, or (B) own any real property other than on behalf of Tronox Australia and the Tiwest Joint Venture Participants.
     (viii) To Sellers’ Knowledge, no Tiwest Joint Venture Participant leases any land, buildings, structures, improvements or other real property interests used by, or on behalf of, the Tiwest Joint Venture (other than jointly or as tenants in common with Tronox Australia).
     (ix) Other than pursuant to that certain Share Sale Agreement, dated May 29, 2009, and the Deed of Termination and Release, dated May 29, 2009, Tronox Australia has no Liability to any Person in connection with the sale by it of one-half of the equity interests held by it in Tiwest Sales.
     (s) Conduct in the Ordinary Course of Business; Absence of Certain Changes, Events and Conditions. Since September 30, 2008, (i) there has not been a Material Adverse Effect on the Acquired Business, and (ii) the Acquired Business has been conducted in the Ordinary Course of Business, except as may have been authorized by the Bankruptcy Court in connection with or as a result of U.S. Sellers’ or their Affiliates’ status as debtors under Chapter 11 of the Bankruptcy Code.
     (t) Tax. Each Seller with respect to its Acquired Assets, each Target Company and Tiwest has timely filed all Tax Returns with the appropriate Taxing Authority in accordance with all applicable laws, and all such Tax Returns are correct and complete in all material respects. All Taxes due from each Seller with respect to its Acquired Assets, each Target Company and Tiwest have been timely paid. There are no Liens with respect to any Acquired Assets, any Target Company or Tiwest or their assets as a result of failure to pay Taxes. No investigation, audit, proceeding or other examination by any Taxing Authority is in progress, pending or to Knowledge of Seller threatened with respect to any Tax Return filed by, or Taxes relating to any Seller with respect to its Acquired Assets, each Target Company Tiwest or the Tiwest Joint Venture. No agreement, consent, clearance, or other Tax ruling or agreement has been executed or entered into relating to Taxes by any Seller in connection with any Acquired Asset, any Target Company or Tiwest, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the IRC or any similar law. Each Target Company has withheld and timely remitted all material Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. No dispute or claim concerning any Tax Liability of any Seller with respect to its Acquired Assets, any Target Company or Tiwest has been proposed, threatened or claimed by any Taxing Authority. No Seller with respect to its Acquired Assets, no Target Company or Tiwest has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Seller with respect to its Acquired Assets, no Target Company or Tiwest is a party to any Tax allocation, sharing, or similar arrangement or agreement (whether or not in writing). No Target Company or Tiwest is required to include in income any adjustment in its current or in any future taxable period by reason of a change in accounting method; nor, to the Knowledge of Sellers, has a Taxing Authority proposed or is considering proposing, any change in accounting method. No Target Company or Tiwest is a party to any agreement, Contract, or arrangement that (individually or in the aggregate) could reasonably be expected to give rise to the payment of any compensation (whether in cash or property, including stock or other equity interests) that would not be deductible in full when paid or accrued. Each of Tronox LLC, Tronox Worldwide, Tronox Netherlands, Tronox Holland and Tronox Pigments Bahama Islands is currently disregarded for U.S. federal income tax purposes and, except as set forth in Section 3(t) of the Disclosure Schedule, has been since the date of its formation. Each of Tronox Incorporated and Tronox Australia is, and has always been since the date of its formation, properly treated as a corporation for U.S. federal income tax purposes. Tronox Holland has not in the current fiscal year or in any of the preceding five fiscal years claimed, utilized or requested exemptions of deferrals in relation to Tax, including exemptions or deferrals of Tax relating to reorganizations or mergers.
(u) Target Companies; Books and Records.
          (i) (A) No administrator, receiver or administrative receiver or any equivalent officer has been appointed in respect of any Target Company or in respect of any part of the assets or undertakings of any Target Company, and (B) no petition has been presented, no order has been made, no resolution has been passed and no meeting has been convened for the winding up of any Target Company or for an administration order or the equivalent in the relevant jurisdiction of incorporation of any Target Company.
          (ii) The statutory books (including registers and minute books) of each Target Company are accurate and complete in all material respects.
          (iii) The Products are being, or have been, pre-registered and registered within the meaning of the Regulation (EC) No. 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals (“REACH”) of the European Union and all rules and regulations promulgated thereunder, and do and will comply with all statutory and EC requirements and regulations relating to the Products or to the sale of the Products in the European Union.
(v) Insurance. Section 3(v) of the Disclosure Schedule sets forth as of the date hereof a true and complete list of all insurance policies applicable to the Acquired Business which are in the name of any of Sellers or Target Companies (the “Insurance Policies”), together with the name of the insurer, policy number, type of coverage, limits, date of issue and applicable business unit deductible. All premiums due and payable with respect to Sellers’ material insurance policies which provide coverage relating to the Acquired Assets or Assumed Liabilities and the operations of the Target Companies, the Tiwest Joint Venture and Tiwest have been paid in full (including with proceeds of any financing or credit arrangements which may exist), and no Seller nor any Target Company nor, to Sellers’ Knowledge, Tiwest has received a written claim under such policies which remains outstanding as of the date hereof. All such policies are in full force and effect, and Sellers and Target Companies have complied in all material respects with the terms thereof. To the Knowledge of Sellers, there exists no event, occurrence, condition or act (including the purchase of the Acquired Assets hereunder) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any Insurance Policy.
     (w) Brokers’ Fees. None of Sellers has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which either Buyer could become liable or obligated to pay.
     (x) Information Technology.
     (i) There are no known defects in the IT Systems which could reasonably be expected to have a materially detrimental effect on the conduct of the Acquired Business.
     (ii) In the last twenty-four months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting the IT Systems that have caused, or reasonably could have been expected to cause, and, to Sellers’ Knowledge, there are no circumstances that could reasonably be expected to cause, the substantial disruption or interruption in or to the use of such IT Systems or the conduct of the Acquired Business.
     (y) Products Liability. To Sellers’ Knowledge, there are no Liabilities with respect to any product liability claim that relates to any product manufactured and sold by Sellers, Target Companies, Tiwest or any of their respective Subsidiaries to others in the conduct of the Business.
     (z) Foreign Corrupt Practices Act. None of Sellers or the Target Companies or, to the Knowledge of Sellers, Tiwest, or to the Knowledge of Sellers, any of their respective Representatives, has made, offered, promised, authorized, requested, received or accepted, with respect to the Acquired Assets, the Acquired Business, or any other matter which is the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or indirectly through any other Person, to or for the use or benefit of any Person, where such payment, gift, promise or advantage would violate (i) the FCPA, (ii) the principles set out in the Organization for Economic Cooperation and Development Convention Combating Bribery of Foreign Public Officials in International Business Transactions, or (iii) any other similar or equivalent anti-corruption and/or anti-bribery law of any jurisdiction applicable to Sellers or the Target Companies. Sellers further represent and warrant that none of Sellers nor their respective Affiliates has made any such offer, payment, gift, promise, or advantage to or for the use or benefit of any Person if it knew, had a firm belief, or was aware that there was a high probability that such Person would use such offer, payment, gift, promise, or advantage in violation of the preceding sentence.
     (aa) No Other Representations or Warranties; Disclosed Materials. Except for the representations and warranties contained in this Section 3 (as qualified by the Disclosed Materials), neither Sellers nor any other Person makes (and neither Buyer is relying upon) any other express or implied representation or warranty with respect to Sellers, the Target Companies, the Tiwest Joint Venture, the Tiwest Joint Venture Participants, the Business, the Acquired Business, the Acquired Assets (including the value, condition or use of any Acquired Asset or any asset of any Target Company), the Assumed Liabilities or the transactions contemplated by this Agreement, and Sellers disclaim any other representations or warranties not contained in this Section 3, whether made by Sellers, any Affiliate of Sellers or any of their respective officers, directors, employees, agents or Representatives. Except for the representations and warranties contained in this Section 3 (as qualified by the Disclosed Materials), each Seller (i) expressly disclaims and negates any representation or warranty, express or implied, at common law, by statute or otherwise, relating to the condition of the Acquired Assets or the assets of the Target Companies (including any implied or expressed warranty of title, merchantability or fitness for a particular purpose, or of the probable success or profitability of the ownership, use or operation of the Target Companies, use or operation of the Tiwest Joint Venture, the Business, the Acquired Business or the Acquired Assets by Buyers after the Closing), and (ii) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to either Buyer or any of their respective Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to either Buyer by any director, officer, employee, agent, consultant or Representative of any Seller or any of their Affiliates). The disclosure of any matter or item in the Disclosed Materials shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect.
     4. Buyers’ and Guarantor’s Representations and Warranties. Each of Buyers and Guarantor jointly and severally represents and warrants to Sellers that the statements contained in this Section 4 are true and correct as of the date of this Agreement.
     (a) Organization of Buyers and Guarantor.
     (i) U.S. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted.
     (ii) Australia Buyer is a proprietary limited company duly registered and validly existing under the laws of its place of incorporation or registration and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

     (iii) Guarantor is a Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted.
(b) Authorization of Transaction.
     (i) Each of Buyers and Guarantor has full limited liability company or corporate, as applicable, power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.
     (ii) The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which either Buyer or Guarantor, as applicable, is a party have been duly authorized by such Person.
     (iii) This Agreement constitutes the valid and legally binding obligation of each of Buyers and Guarantor, enforceable against each of Buyers and Guarantor in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.
     (c) Noncontravention. Neither the execution and delivery of this Agreement or any Related Agreement to which either Buyer or Guarantor is a party, nor the consummation of the transactions contemplated hereby or thereby (including the assignments and assumptions referred to in Section 2) will (i) conflict with or result in a breach of the certificate of incorporation or bylaws, or other organizational documents, of either Buyer or Guarantor, (ii) violate any law or Decree to which either Buyer or Guarantor is, or its respective assets or properties are subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which either Buyer or Guarantor is a party or by which it is bound, except, in the case of either clause (ii) or (iii), for such conflicts, breaches, defaults, accelerations, rights or failures to give notice as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on either Buyer or Guarantor. None of Buyers or Guarantor is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement or any of the other Related Agreement, (A) except where the failure to give notice, file or obtain such authorization, consent or approval could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on either Buyer or Guarantor, (B) except for applicable requirements of the HSR Act or any other Competition/Investment Law, and (C) except for reports to be filed under the Exchange Act or non United States securities laws.
     (d) Litigation. There is no instance in which either Buyer or Guarantor (i) is subject to any outstanding Decree or (ii) is a party or, to either Buyer’s Knowledge, is threatened to be made a party to any Litigation, in either case, which would be reasonably likely to materially prevent, restrict or delay the consummation of the transactions contemplated hereby or any other Related Agreement.
     (e) Brokers’ Fees. None of Buyers or Guarantor has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated to pay.
     (f) Financial Capacity. Buyers or Guarantor (i) have, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Sales Proceeds and any expenses incurred by either Buyer and Guarantor in connection with the transactions contemplated by this Agreement, (ii) have, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform their respective obligations hereunder, and (iii) have not, and at the Closing will not have, incurred any obligation, commitment, restriction or Liability of any kind, that would impair or adversely affect such resources and capabilities.
     (g) Investment Representation. Buyers are purchasing the Target Interests and the Acquired Tiwest Joint Venture Interests for their own account for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any United States federal or state or non-United States securities laws. Each Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Each Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Target Interests and the Acquired Tiwest Joint Venture Interests. Each Buyer acknowledges that the Target Interests and the Acquired Tiwest Joint Venture Interests have not been registered under the Securities Act or any United States state or non-United States securities laws and that the Target Interests and the Acquired Tiwest Joint Venture Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable United States state or non-United States securities laws or pursuant to an exemption from registration under the Securities Act and any applicable United States state or non-United States securities laws.
     (h) Interested Stockholders. None of Buyers, Guarantor or any of their respective “affiliates” or “associates” has been an “interested stockholder” of any Seller or Target Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of the Delaware General Corporation Law.
     (i) Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, each of Buyers and Guarantor acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Section 3 (as amended, supplemented and modified by the Disclosed Materials), and each of Buyers and Guarantor acknowledges and agrees that, except for the representations and warranties contained therein, the Acquired Assets and the Acquired Business are being transferred on a “where is” and, as to condition, “as is” basis. Each Buyer and Guarantor further represents that neither Sellers nor any of their Affiliates nor any other Person has made, and neither Buyer nor Guarantor is relying upon, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Sellers, the Target Companies, Tiwest, the Tiwest Joint Venture, the Acquired Business, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of Sellers, any of their Affiliates or any other Person will have or be subject to any liability to either Buyer, Guarantor or any other Person resulting from the distribution to either Buyer, Guarantor or any of their respective Representatives or either Buyer’s or Guarantor’s use of, any such information, including any confidential memoranda distributed on behalf of Sellers relating to the Business, the Target Companies, Tiwest, the Tiwest Joint Venture, the information made available to either Buyer in the Data Room or any other publications or data room information provided to either Buyer, Guarantor or any of their respective Representatives, or any other document or information in any form provided to either Buyer, Guarantor or any of their respective Representatives in connection with the sale of the Acquired Business and the Target Interests and the other transactions contemplated hereby. Each of Buyers and Guarantor represents that it is a sophisticated entity that was advised by knowledgeable counsel and financial and other advisors and hereby acknowledges that it has conducted to its satisfaction, its own independent investigation and analysis of the Business (including its financial condition), the Target Companies, Tiwest or the Tiwest Joint Venture, the Acquired Assets and the Assumed Liabilities and, in making the determination to proceed with the transactions contemplated by this Agreement, each of Buyers and Guarantor has relied solely on the results of its own independent investigation and the express representations and warranties set forth in this Agreement.
     (j) GST Law. Australia Buyer will be registered under the GST Law as of the Closing.
     5. Pre-Closing Covenants. The Parties and, where specified, Guarantor agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period):
     (a) Reasonable Best Efforts; Cooperation. Subject to Sellers’ right prior to entry of the Sale Order to solicit and consummate a Competing Transaction or a Restructuring Transaction to the extent permitted by Section 5(l) and except as otherwise provided in Section 5(b), each of the Parties and Guarantor will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement promptly (but in any case on or prior to the End Date) (including satisfaction, but not waiver, of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 7 and, in the case of Sellers and the Target Companies, by providing commercially reasonable assistance and cooperation in connection with Buyers’ efforts to seek debt financing for a portion of the Initial Purchase Price (the “Debt Financing”)). Without limiting the generality of the foregoing and subject to the provisions of Section 5(b), (i) Sellers shall not take any action, or permit any of their Subsidiaries to take any action, to materially diminish the ability of Buyers or of Guarantor to consummate, or to materially delay Buyers’ or Guarantor’s ability to consummate, the transactions contemplated hereby, including taking any action that is intended or would reasonably be expected to result in any of the conditions to Buyers’ or Guarantor’s obligations to consummate the transactions contemplated hereby set forth in Section 7(a) to not be satisfied, and (ii) Buyers and Guarantor shall not take any action, or permit any of their Subsidiaries to take any action, to materially diminish the ability of Sellers to consummate, or to materially delay Sellers’ ability to consummate, the transactions contemplated hereby, including taking any action that is intended or would reasonably be expected to result in any of the conditions to Sellers’ obligations to consummate the transactions contemplated hereby set forth in Section 7(b) to not be satisfied.
(b) Notices and Consents.
     (i) Each Seller will give, and use reasonable best efforts to cause Tiwest to give, any notices to third parties, and each Seller will use its reasonable best efforts to obtain, and use reasonably best efforts to cause Tiwest to obtain, any third party consents or sublicenses, in connection with the matters referred to in Section 5(b)(i) of the Disclosure Schedule.
     (ii) In accordance with the terms and conditions of the Tiwest Joint Venture Documents, promptly following the entry of the Sale Order (or at such earlier time as Tronox Australia reasonably believes that it is required to do so), Tronox Australia shall deliver to the Tiwest Joint Venture Participants a notice of an offer to purchase the Tiwest Joint Venture Interests at the Tiwest Amount and otherwise in accordance with the Tiwest Joint Venture Documents. Tronox Australia shall give Australia Buyer a reasonable opportunity to review and comment on such notice and offer in advance of such delivery to the Tiwest Joint Venture Participants and incorporate Australia Buyer’s reasonable comments thereto.
     (iii) Subject to, in the case of Sellers, the Bankruptcy Code and the orders of the Bankruptcy Court, each of Sellers and Australia Buyer will give, and Sellers shall use reasonable best efforts to cause Tiwest to give, any notices to, make any filings with, and use its reasonable best efforts to obtain, and Sellers shall use reasonable best efforts to cause Tiwest to obtain, any authorizations, consents, and approvals of Governmental Entities (A) referred to in Section 5(b)(iii) of the Disclosure Schedule or (B) as are otherwise necessary to consummate the transactions contemplated hereby (other than matters related to the HSR Act or any other Competition/Investment Laws or filings with the Bankruptcy Court which, in each case, are exclusively governed by Sections 5(b)(iv) through (vi) and Section 5(c)). With respect to Sellers’ and Buyer’s obligations in clause (B) of the preceding sentence, the Parties will reasonably cooperate with one another (1) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law in addition to those contemplated by Section 5(b)(iv) of this Agreement and (2) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.
     (iv) The Parties and Guarantor shall (A) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to this Agreement and the transactions contemplated hereby within ten Business Days following the entry of the Bidding Procedures Order and make other required filings pursuant to the Competition/Investment Laws listed on Section 5(b)(iv) of the Disclosure Schedule with respect to this Agreement and the transactions contemplated hereby as promptly as practicable after entry of the Bidding Procedures Order and (B) supply any additional information and documentary materials that may be requested from the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Entity pursuant to the HSR Act or other Competition/Investment Laws, and to use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or obtain the relevant approvals under such Competition/Investment Laws as soon as practicable after the entry of the Sale Order (and in any event prior to the End Date). Buyers shall pay the filing fees required under the HSR Act and any applicable Competition/Investment Law in connection with such filings.
     (v) Buyers and Guarantor, on the one hand, and Sellers, on the other hand, shall (A) promptly notify the other party of any communication to that party from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement, (B) if practicable, permit the other party the opportunity to review in advance all the information (to exclude voluminous document production in response to a request from a Governmental Entity pursuant to the HSR Act or other Competition/Investment Laws, although select documents of interest will be exchanged) relating to Sellers and their respective Subsidiaries, on the one hand, or Buyers and their respective Affiliates, on the other hand, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement and incorporate the other party’s reasonable comments; (C) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation, or inquiry concerning this Agreement and the transactions contemplated by this Agreement unless it consults with the other party in advance, and to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend; and (D) furnish the other party with copies of all correspondences, filings, and written communications (to exclude voluminous document production in response to a request from a Governmental Entity pursuant to the HSR Act or other Competition/Investment Laws, although select documents of interest will be exchanged) between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that any materials may be redacted before being provided to the other party (1) to remove references concerning the valuation of Buyers, Sellers or any of their respective Affiliates, (2) to exclude financing arrangements, (3) as necessary to comply with contractual arrangements, and (4) as necessary to address reasonable privilege or confidentiality issues. Sellers, on the one hand, and Buyers and Guarantor, on the other hand, may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5(b)(v) as “outside counsel only” or otherwise in conformance with the joint defense agreement entered into by the Parties and Guarantor. Such designated materials and the information contained therein shall be given only to the outside legal counsel and any retained consultants or experts of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Sellers, on the one hand, or Buyers and Guarantor, on the other hand, as the case may be). Each of the Parties and Guarantor shall promptly notify the other parties if such party becomes aware that any third party has any objection or intends to object to this Agreement on antitrust or anti-competitive grounds.
     (vi) Each of the Parties and Guarantor shall use its reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Competition/Investment Law in order to enable the transactions contemplated by this Agreement to be consummated as soon as practicable following the entry of the Sale Order (and in any case prior to the End Date). If any Litigation is instituted or objection made (or threatened in writing to be instituted or made) challenging that any transaction contemplated by this Agreement is in violation of any applicable Competition/Investment Law, then each of the Parties and Guarantor shall reasonably cooperate and use its reasonable best efforts to contest and resist such Litigation or resolve any such objections, and to have vacated, lifted, reversed or overturned any Decree, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all reasonably available avenues of administrative and judicial appeal and all reasonably available legislative action, unless, by mutual agreement, the Parties and Guarantor decide that litigation is not in their respective best interests. For purposes of this Section 5(b)(vi) and Section 5(b)(iv), reasonable best efforts shall require that Guarantor, Buyers or their respective Affiliates shall, to the extent required to resolve objections as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Competition/Investment Law, divest their interest in Louisiana Pigment Company, L.P. (“LPC”) to its partner or another Person at a discount to fair value and shall further agree that, with respect to LPC, Buyers, Guarantor or their respective Affiliates will enter into reasonable long-term supply agreements or tolling agreements for its portion of the titanium dioxide produced by LPC to or with an independent third party; establish protections to ensure that Buyers, Guarantor or their respective Affiliates obtain no competitively sensitive information of the other owner of LPC; and/or extend on current terms or cancel existing customer contracts for Buyers’, Guarantor’s or their respective Affiliates’ portion of titanium dioxide produced by LPC. In furtherance of the preceding sentence, (A) Buyers shall engage, within fourteen days of the date hereto, a nationally recognized investment bank with experience in asset sales to market the sale of Buyers’, Guarantor’s or their respective Affiliates’ interest in LPC, and (B) Buyers and Guarantor shall use reasonable best efforts, prior to the entry of the Sale Order, to enter into a letter of intent with its partner in LPC or a bona fide third party purchaser (each, a “Potential Purchaser”), to sell the LPC interests to such Potential Purchaser, conditioned upon the consummation of the transactions contemplated by this Agreement, entry into definitive documentation with such Potential Purchaser and other customary conditions, unless based on (1) the Parties’ and Guarantor’s discussions with Governmental Entities, (2) the arguments of the Parties and Guarantor in favor of expiration of the waiting period under the HSR Act, and (3) facts then available to the Parties, it is reasonably likely that the waiting period under the HSR Act will expire on or prior to the End Date; provided that nothing in this Agreement shall be construed to require Guarantor, Buyers or their respective Affiliates to agree to or to make any other divestiture or any agreement to hold separate with respect to any other asset of Guarantor, Buyers or Sellers in order to cause the expiration or termination of the applicable waiting periods under the HSR Act or to obtain the relevant approvals under any other Competition/Investment Laws or to resolve or settle any objection or Litigation of any Governmental Entity or to have lifted, vacated, reversed or overturned any Decree.
(c) Bankruptcy Approval.
     (i) No later than three Business Days following the execution of this Agreement, Sellers shall file a motion seeking the issuance and entry by the Bankruptcy Court of the Bidding Procedures Order (the “Bidding Procedures Motion”) and the Sale Order (the “Sale Motion”), including all supporting pages, each in form and substance reasonably satisfactory to Buyers, and shall use their reasonable best efforts to have the Bankruptcy Court issue and enter the Bidding Procedures Order (with only such changes thereto as Buyers shall approve or request) within fifteen days from the filing date of the Bidding Procedures Motion. For the avoidance of doubt, the Sale Motion and the Bidding Procedures Motion may be consolidated into a single motion. Each of Sellers and Buyers agree to take any action reasonably necessary or appropriate to obtain the issuance and entry of the Bidding Procedures Order and the Sale Order, including furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court; provided, however, in no event shall Buyer or Sellers be required to agree to any amendment of this Agreement or changes to the Bidding Procedures Order or Sale Order that are materially adverse to such Party.
     (ii) The Sale Order will provide, among other things, that pursuant to sections 105, 363 and 365 of the Bankruptcy Code: (A) the Acquired Assets shall be sold to Buyers free and clear of all liens, claims, interests, and encumbrances (whether known or unknown, secured or unsecured or in the nature of setoff or recoupment, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or nonmaterial, disputed or undisputed, whether arising prior to or subsequent to the commencement of the Chapter 11 Cases, and whether imposed by agreement, understanding, law, equity, or otherwise, including claims otherwise arising under doctrines of successor liability), including Liens, (except for Permitted Liens), and the Assumed Liabilities shall be assumed by Buyers, in each case, pursuant to this Agreement and the other Related Agreements; (B) Sellers shall assume and assign to Buyers all of the Assumed Contracts as of the Closing Date pursuant to such order; (C) Buyers shall, on or before the Closing Date, pay the Cure Amounts to the appropriate parties as ordered by the Bankruptcy Court so as to permit the assumption and assignment of the applicable Assumed Contract; (D) Buyers shall be found to have demonstrated and established any adequate assurance of future performance before the Bankruptcy Court with respect to the Assumed Contracts; (E) Buyers shall be found to be a “good faith” purchaser within the meaning of section 363(m) of the Bankruptcy Code;

(F) Buyers shall have no liability or responsibility for any liability or other obligation of Sellers arising under or related to the Acquired Assets other than as expressly set forth in this Agreement, including successor or vicarious liabilities of any kind or character, including any theory of antitrust, environmental, successor or transferee liability, labor law, de facto merger or substantial continuity; (G) Buyers shall have no liability for any Excluded Liability; and (H) the releases in Section 6(p) are valid, binding and enforceable against Debtors, their estates and successors and assigns.
     (iii) Sellers shall provide timely written notice of this Agreement, the proposed sale of the Acquired Assets, the Sale Motion and the Bidding Procedures Motion to (A) the Office of the United States Trustee for the Southern District of New York; (B) counsel for all official committees appointed in the Chapter 11 Cases; (C) counsel for the agent acting on behalf of Sellers’ post-petition lenders; (D) counsel for the agents or other Representatives acting on behalf of Sellers’ primary pre-petition secured creditors; (E) the thirty largest creditors of the Business by dollar value as of the commencement of the Chapter 11 Cases, as determined based on the applicable Records of Sellers; (F) all Persons actually known to Sellers to have asserted any Liens (other than Permitted Liens) in or upon the interests of Sellers specifically in the Acquired Assets, including all applicable Taxing Authorities; (G) all other parties that have filed a notice of appearance and demand for service of papers in the Chapter 11 Cases under Rule 2002 of the Federal Rules of Bankruptcy Procedure promulgated under the Bankruptcy Code; and (H) any other Persons required by the Bankruptcy Court or the Guidelines of the Southern District of New York, including as required by General Order M-331 of the Bankruptcy Court, or as reasonably requested by Buyers.
     (iv) Sellers acknowledge and agree that Buyers have expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets to be included in the Acquired Assets. In consideration therefor, the Bidding Procedures Motion shall include a request from Sellers for approval of the Bidding Incentives as administrative priority expenses under sections 503(b) and 507(a)(1) of the Bankruptcy Code.
     (v) Non-Solicitation. From the time of execution and delivery by each Seller and Buyer of this Agreement until the Bidding Procedures Order is entered by the Bankruptcy Court and following entry of the Sale Order (both periods being referred to as the “Non-Solicitation Period”), Sellers shall not, and shall cause each of the Target Companies and, to the extent permitted in the Tiwest Joint Venture Documents, Tiwest not to, nor shall they authorize or permit any of their respective Representatives or Affiliates to directly or indirectly, solicit, facilitate or encourage submission of any inquiries, proposals or offers by, respond to any unsolicited inquiries, proposals or offers submitted by, or enter into any discussions or negotiations regarding a Competing Transaction with any Person (other than Buyers or any of their respective Affiliates, agents or Representatives) with respect to (A) any sale or other disposition of all or any portion of the Acquired Business, the equity securities of Sellers, Target Companies, Tiwest (including for purposes of this Section 5(c)(v), the Tiwest Joint Venture), the Acquired Assets or any similar transaction with respect to the Acquired Business, Sellers, the Target Companies, Tiwest or the Acquired Assets or (B) any Restructuring

Transaction (such transactions described in clause (A) or (B) but excluding any transactions with Buyers being referred to as an “Acquisition Transaction”); or provide any information or data to, or have any discussions with any Person relating to, or that could reasonably be expected to lead to or result in, any Acquisition Transaction; or otherwise facilitate any effort or attempt to make or implement any Acquisition Transaction; or approve, recommend, propose publicly to approve or recommend or enter into any agreement or understanding with any other Person that contemplates or relates to any Acquisition Transaction. Sellers shall not, and shall not authorize any Target Company to, execute any definitive documents relating to any Acquisition Transaction during the Non-Solicitation Period; provided, however, that nothing in this Section 5(c)(v) shall prohibit Sellers during the portion of the Non-Solicitation Period preceding the entry of the Sale Order from responding to any unsolicited inquiries from or engaging in discussions with the official committees appointed in the Chapter 11 Cases or engaging in discussions with any third parties in consultation with such official committees, with respect to such Restructuring Transaction to the extent Tronox Incorporated determines, in good faith, that such action is required by the Tronox Incorporated board of directors’ fiduciary duties to Tronox Incorporated’s stakeholders. Sellers shall notify Buyers promptly, but in any event within twenty-four hours after receipt, of the receipt of any inquiries, proposals or offers related to any Acquisition Transaction together with true and complete copies of all documents related thereto.
(vi) Bankruptcy Court Approval.
     (A) Sellers shall use their reasonable best efforts to obtain entry by the Bankruptcy Court of the Sale Order no later than one-hundred and five days after the date of this Agreement.
     (B) Sellers shall consult with Buyers and their respective Representatives concerning the Bidding Procedures Order, the Sale Order and any other orders of the Bankruptcy Court and bankruptcy proceedings in connection with the transactions contemplated by this Agreement and provide Buyers with copies of applications, pleadings, notices, proposed orders and other documents relating to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court. Sellers further covenant and agree that, after the entry of the Sale Order the terms of any reorganization or liquidation plan they submit to the Bankruptcy Court or any other court for confirmation or sanction shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including any transaction contemplated by or approved pursuant to the Bidding Procedures Order and the Sale Order. In the event any other party in interest proposes in any filing with the Bankruptcy Court any such plan, Sellers shall take all reasonable action to oppose the plan and any related relief and to enforce the Sale Order.

(d) Conduct of Business.
     (i) Except (A) as otherwise expressly contemplated by this Agreement or the Related Agreements, (B) as consented to in writing by Buyers (such consent not to be unreasonably withheld, delayed or conditioned) or (C) as set forth in Section 5(d)(ii) of the Disclosure Schedule, from the date hereof until the Closing, Sellers shall, and shall cause Target Companies and their respective Subsidiaries, and Tiwest (to the extent permitted in the Tiwest Joint Venture Documents) to, use their reasonable best efforts to operate Sellers’, Target Companies’, Tiwest’s and their respective Subsidiaries’ facilities and to conduct the Acquired Business and the Tiwest Joint Venture in substantially the same manner as conducted by Sellers, Target Companies, Tiwest and their respective Subsidiaries in the Ordinary Course of Business prior to the date hereof, including by using their reasonable best efforts to (1) meet all material postpetition obligations relating to the Business as they become due, (2) make, in all material respects, the budgeted capital expenditures set forth in Section 5(d)(i) of the Disclosure Schedule within the time periods and in the amounts indicated thereon and (3) preserve intact its present business organization, material Acquired Permits, and its relationships with its key customers and suppliers.
     (ii) Without limiting the generality of the foregoing, except (x) as otherwise expressly contemplated by this Agreement or the Related Agreements, (y) with the prior written consent of Buyers, (such consent not to be unreasonably withheld, delayed or conditioned) or (z) as set forth in Section 5(d)(ii) of the Disclosure Schedule, during the period from and after the date hereof until the Closing, each of Sellers shall not, and shall cause each of Target Company and their respective Subsidiaries not to, do, and shall not approve or authorize Tiwest or the Tiwest Joint Venture to do any of the following:
     (A) offer, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien) the capital stock, other equity interests of Tronox Australia, or any Target Company or Tiwest or securities convertible into or exchangeable for, or any rights, warrants, options to acquire, any such shares of Capital Stock or other equity interest in Tronox Australia, or any Target Company or Tiwest;
     (B) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business of another Person;
     (C) sell, assign, license, transfer, convey, lease, encumber or subject to any Lien (other than a Permitted Lien or any Lien that will be released at or prior to the Closing) or otherwise dispose of Acquired Assets (including the Tiwest Joint Venture Interests) or the Target Companies’ Assets having a fair market value in excess of $50,000 individually or $250,000 in the aggregate, other than sales of Inventory in the Ordinary Course of Business;
     (D) other than in accordance with Section 5(j) hereof and related solely to the Acquired Business, (1) enter into, assume or reject or amend, restate,

supplement, modify, waive or terminate any Material Contract, material Permit or unexpired Lease, (2) enter into any settlement of any demand, dispute, suit, cause of action, claim or proceeding relating to a Material Contract or (3) enter into any Contract that would not be a Material Contract that (a) is outside the Ordinary Course of Business, (b) delays or is reasonably expected to delay the Closing, or (c) subjects any Seller or any Target Company, including, in the case of Tronox Australia, the Tiwest Joint Venture Interests, to any material non-compete or other similar material restriction on the conduct of the Acquired Business that would be binding following the Closing;
     (E) with respect to Covered Employees, except as may be required by applicable laws or any Employee Benefit Plan, (1) grant any increase or acceleration in compensation or benefits, except in the Ordinary Course of Business; (2) grant any increase in severance or termination pay (including the acceleration in the exercisability of any options or in the vesting of shares of common stock (or other property)), except in the Ordinary Course of Business; (3) enter into any employment, deferred compensation, severance or termination agreement with or for the benefit of any such Covered Employee who is a management-level employee or anyone who upon hire, would become any such Covered Employee; or (4) terminate the employment of any Covered Employee except due to cause, death, disability or as otherwise determined in the reasonable discretion of Sellers exercising their business judgment, as consistent with the Ordinary Course of Business; provided that Sellers shall inform Buyers of any proposed termination of management-level employees in writing at least two Business Days before the termination becomes effective and shall promptly inform Buyers of any termination of any other Covered Employee promptly after the termination becomes effective;
     (F) engage in any activity with the express purpose of accelerating the collection of accounts receivable or delaying the payment of accounts payable relating to the Acquired Business that, in each case, is outside the Ordinary Course of Business;
     (G) (1) authorize or agree to any changes in or to the current approved budget or business plan of the Tiwest Joint Venture, (2) encourage or recommend any changes to the current approved budget or business plan of the Tiwest Joint Venture to the Tiwest Joint Venture Participants, and (3) act other than in accordance with the current approved budget or business plan of the Tiwest Joint Venture, in each case, as in effect from time to time;
     (H) (1) adopt or change any method of accounting (except as required by changes in GAAP), or (2) make, change or revoke any Tax election, change any annual Tax accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment, or take or omit to take any other action if such action or omission would have a material and adverse effect on either Buyer or any Target Company after the Closing;
     (I) permit any Target Company or Tiwest or their respective Subsidiaries to commit to make any capital expenditures, which, in the aggregate, exceeds the budgeted capital expenditures set forth in Section 5(d)(i) of the Disclosure Schedule) by more than $100,000, unless the associated payment obligation is accounted for as an Assumed Current Liability or is due under its terms in full prior to the Closing;
     (J) adopt or propose any amendments to any of Tronox Australia’s or the Target Companies’ or their respective Subsidiaries’ certificate of incorporation, bylaws or other organizational or governing document or adopt or propose any amendment or modification to or agree to any material amendment or modification to the Tiwest Joint Venture Documents;
     (K) (1) transfer, assign, pledge, convey or grant any ownership interest or exclusive license or right to Acquired Intellectual Property, except in the Ordinary Course of Business; (2) grant any material nonexclusive license to any Acquired Intellectual Property, except those in the Ordinary Course of Business; (3) take any action that would, or fail to take any action the failure of which would, directly or indirectly cause any of the Acquired Intellectual Property to enter the public domain or result in the abandonment, unenforceability or invalidity of any such Acquired Intellectual Property; or (4) extend, amend or modify any Person’s license rights to any Acquired Intellectual Property, other than in the Ordinary Course of Business;
     (L) with respect to the Target Companies and their respective Subsidiaries, incur, create, assume, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other Person, whether or not evidenced by a note, bond, debenture, guarantee, indemnity, letter of credit or similar instrument, except for trade payables incurred in the Ordinary Course of Business;
     (M) discharge or settle any Liabilities owed to the Target Companies or Tronox Australia (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $1,000,000 individually or $2,500,000 in the aggregate except in accordance with Section 5(m); or
     (N) agree to take any of the foregoing actions.
     (e) Information and Consultation. The Parties shall, and Sellers shall cause Target Companies to, in a timely fashion and in any event prior to any public announcement or press release, engage in all information and consultation processes, as required under domestic regulations, with their appropriate bodies of worker representation, if any, in connection with the sale transaction contemplated herein.

     (f) Notice of Developments. From the date hereof until the Closing Date, (i) Sellers shall disclose to Buyers in writing any material breach or variances from Sellers’ representations and warranties contained in Section 3 promptly upon discovery thereof and any failure to comply with or satisfy in any material respect any covenant or agreement to be performed, complied or satisfied by them and (ii) Buyers shall disclose to Sellers in writing any material breach or variance from Buyers’ and Guarantor’s representations and warranties contained in Section 4 promptly upon discovery thereof and any failure to comply with or satisfy in any material respect any covenant or agreement to be performed, complied or satisfied by them. No notification under this Section 5(f) shall affect in any way the representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties under this Agreement nor shall such notification alter the effect of such breach (to the extent not cured) with respect to the provisions of Section 7.
(g) Access.
     (i) Upon reasonable advance written request by Buyers, Sellers will, and will permit and cause the Target Companies (and will use reasonable best efforts to cause Tiwest and the Tiwest Joint Venture Participants), (A) to permit, Buyers and their respective Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of Sellers, Target Companies, Tiwest or the Tiwest Joint Venture Participants to all premises, properties, personnel, Records, IT Systems and Contracts used or held for use in the operation of the Business and the Tiwest Joint Venture, in each case, for the purpose of evaluating, and reviewing the Business, the Tiwest Joint Venture and each Target Company’s and Tronox Australia’s business, properties, the Acquired Assets and the Assumed Liabilities and (B) to furnish reasonably promptly to Buyers such information concerning Sellers’, the Target Companies’ and the Tiwest Joint Venture’s business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Buyers; provided, however, that, for avoidance of doubt, the foregoing shall not require any Party to waive, or take any action with the affect of waiving, its attorney client privilege or any confidentiality obligation to which it is bound with respect thereto or take any action in violation of applicable law. During the period from the date hereof and ending upon the Closing, Buyers shall not, and shall cause their respective Representatives not to, contact any customers, suppliers or licensors of the Business in connection with or pertaining to the acquisition of the Acquired Assets under this Agreement except with the prior written consent of Tronox Incorporated (which consent shall not be unreasonably withheld, conditioned or delayed).
     (ii) All information obtained pursuant to this Section 5(g) shall be subject to the terms and conditions of the Confidentiality Agreement.
     (h) Press Releases and Public Announcements. Prior to the Closing, the parties hereto will consult with each other and in relation to the Tiwest Joint Venture, with the Tiwest Joint Venture Participants, before issuing, and will provide each other reasonable opportunity to review and comment upon, any press release or, to the extent practicable, other written public statements with respect to the existence or subject matter of this Agreement; provided, however, that any party may make (and permit the making of) any public disclosure that is required by the

Bankruptcy Court or that it believes in good faith is required by applicable law or any listing or trading agreement concerning its or any of its respective Affiliates’ publicly traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other parties prior to making the disclosure).
     (i) Bulk Transfer Laws. Buyers acknowledge that the Asset Sellers will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and hereby waive all claims related to the non-compliance therewith.
(j) Cure Amounts.
     (i) U.S. Sellers have delivered, or will deliver as soon as practicable after the date hereof, to U.S. Buyer a schedule containing Sellers’ reasonable estimate of the Cure Amounts for each Contract that is listed on Annex B as of the date hereof. U.S. Sellers have set forth in Annex C, a list of each Contract that U.S. Sellers reasonably believe in good faith require Cure Amounts in excess of $50,000 along with U.S. Sellers’ reasonable good faith estimate of the Cure Amount for each such Contract. U.S. Sellers shall reasonably cooperate with and provide such additional information to U.S. Buyer so to identify and provide to U.S. Buyer as promptly as practicable all Contracts relating to the Business (and the related Cure Amounts) and subject to assumption or rejection (each, an “Assumable Contract”).
     (ii) On or before the hearing on the Bidding Procedures, U.S. Buyer will provide U.S. Sellers with a list of Assumable Contracts on Annex B that represents U.S. Buyer’s reasonable best efforts to identify the Assumable Contracts that U.S. Buyer desires to assume from U.S. Sellers at such time. From and after the date hereof, (A) U.S. Buyer may add any Assumable Contract to Annex B from and after the date hereof until the earlier to occur of (1) March 31, 2010 or (2) the Closing, subject to Section 2(j) and 6(b), and (B) U.S. Buyer may delete any Assumable Contract from Annex B from and after the date hereof until the later to occur of (1) the Closing or (2) three Business Days following entry of a Final Order determining all Cure Amounts and adequate assurance (if any) required for such Assumable Contract (with respect to each Assumable Contract, the “Applicable Assumption Deadline”). In the event that U.S. Buyer shall determine to reject or refuse assignment of any Assumable Contract, U.S. Buyer shall have no obligations with respect to such Assumable Contract, including any obligation to cure any defaults thereunder. Any Assumable Contract listed on Annex B at the close of business on the Applicable Assumption Deadline shall be an Assumed Contract designated to be assumed and assigned to U.S. Buyer, with U.S. Buyer being responsible for all Cure Amounts associated therewith. U.S. Buyers shall not be required to make any payment for Cure Amounts for any Assumable Contracts removed from Annex B.
     (iii) With respect to each Assumable Contract listed on Annex B, at the Applicable Assumption Deadline, subject to the approval of the Bankruptcy Court pursuant to the Sale Order, or such other order of the Bankruptcy Court and/or the consent of the applicable counterparties to the extent necessary to effect the assignment for such Assumable Contract in any case, U.S. Sellers shall assume and assign to U.S.

Buyer and U.S. Buyer shall assume from U.S. Sellers all such Assumable Contracts, unless previously removed from Annex B pursuant to this Section 5(j).
     (iv) U.S. Sellers shall use their reasonable best efforts, including the filing and prosecution of any and all appropriate proceedings in the Bankruptcy Court, to establish the Cure Amount, if any, for each Assumable Contract that Buyer adds to Annex B from and after the date hereof. Any motions filed with, and any proposed orders submitted to, the Bankruptcy Court seeking authorization after the date hereof to assume or reject any Contracts shall be in form and substance satisfactory to U.S. Buyer. To the extent that any counterparty objects to a proposed Cure Amount or to the assumption and assignment on any other grounds (each, an “Objecting Counterparty”), U.S. Sellers shall reasonably cooperate with U.S. Buyer to negotiate with such Objecting Counterparty, including attending meetings and conferences with such Objecting Counterparty and its representatives as U.S. Buyer reasonably requests, and providing U.S. Buyer with reasonable access to the books and records of U.S. Sellers to defend the proposed assignment and assumption and Cure Amount. Under no circumstances shall U.S. Sellers, without the written consent of U.S. Buyer, (A) compromise or commence any action with respect to a negotiated Cure Amount required to be made under the Bankruptcy Code to effectuate the assumption of any Assumable Contract, (B) agree to any other amendments, supplements or modifications of, or waivers with respect to, any Assumable Contract as part of a negotiated Cure Amount, or (C) reject or take any action (or fail to take any action that would result in rejection, repudiation or disclaimer by operation of law) to reject, repudiate or disclaim any Assumable Contract.
     (v) At the Applicable Assumption Deadline, to the extent not previously paid, U.S. Buyer shall cure any monetary defaults under each Assumed Contract by payment of any Cure Amounts related to Assumed Contracts as ordered by the Bankruptcy Court, and U.S. Sellers shall have no Liability for any Cure Amounts related to Assumed Contracts; provided, however, that notwithstanding anything to the contrary in this Agreement, if the Cure Amount with respect to any Assumable Contract with a vendor of U.S. Sellers that is not listed on Annex C as of the date hereof exceeds $50,000 (an “Excluded Cure Amount”) and U.S. Buyer agrees to assume such Assumable Contract, then U.S. Sellers shall be responsible for the payment of such Excluded Cure Amount; provided, further, that the immediately preceding proviso shall not apply if Sellers could not have reasonably known as of the date hereof that the Cure Amount of such Assumable Contract would exceed $50,000 unless, in each case, such Assumable Contract is a Contract (A) containing pricing terms that are below market pricing terms for the same goods, materials or services or (B) that Buyers would be unable to replace on substantially similar terms and conditions.
     (vi) Notwithstanding any other provision of this Agreement, each Contract to which Tronox Australia is party (other than Contracts with other Sellers) shall be an Acquired Asset and shall be assumed by and assigned to Australia Buyer and shall be an Assumed Contract.
     (vii) Any Contract of the Asset Sellers that is not assumed by U.S. Buyer as provided in this Section 5(j) shall be an Excluded Asset.

     (k) Replacement Bonding Requirements. On or prior to the Closing Date, Buyers agree to provide replacement guarantees, standby letters of credit or other assurances of payment with respect to all Bonding Requirements, in form and substance satisfactory to the respective banks or other counterparties, and, both prior to and following the Closing Date, Buyers and Sellers shall reasonably cooperate to obtain a release of Sellers in form and substance reasonably satisfactory to Buyers and Sellers with respect to all Bonding Requirements.
     (l) Competing Transaction. From and after the date the Bidding Procedures Order is entered by the Bankruptcy Court, Sellers and Target Companies are permitted, and are permitted to cause their Representatives and Affiliates, to (i) initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, respond to any unsolicited inquiries, proposals or offers submitted by, and enter into any discussions or negotiations regarding any of the foregoing with, any Person (in addition to Buyers and their respective Affiliates, agents and Representatives) in connection with any Competing Transaction, provided, however, that any such solicitation may occur only in accordance with the Bidding Procedures Order, and (ii) engage in discussions with the official committees appointed in the Chapter 11 Cases or third parties in consultation with such official committees with respect to a Restructuring Transaction to the extent that Tronox Incorporated determines, in good faith, that such action is required by the Tronox Incorporated board of directors’ fiduciary duties to Tronox Incorporated’s stakeholders. In addition, Sellers may supply information relating to the Business and the Acquired Assets to prospective purchasers and other third parties in connection with a Restructuring Transaction; provided that no non-public information may be furnished until Sellers receive an executed confidentiality agreement from any such Person containing terms and provisions that in the aggregate are no less favorable in any material respect to Sellers (other than with respect to the effective periods (e.g., the term of such agreement or any other provisions related to timing limitations therein) and the non-disclosure and non-solicitation provisions contained therein, all of which terms shall be commercially reasonable) than those contained in the Confidentiality Agreement (each, an “Acceptable Confidentiality Agreement”). Subject to any restrictions under applicable Competition/Investment Law, any non-public information provided to such third Persons after entry into an Acceptable Confidentiality Agreement that has not previously been provided to Buyers shall be delivered to Buyers promptly after delivery of such information to a third Person. Sellers and the Target Companies shall not, and shall not permit any of their respective Subsidiaries to, terminate, amend, modify or waive, and shall seek to enforce to the fullest extent permitted under applicable law, such Acceptable Confidentiality Agreements. At the Closing, Sellers shall either assign the Acceptable Confidentiality Agreements to Buyer (to the extent such agreements relate to the Acquired Business or the Acquired Assets), in which case such agreements (or portions thereof) shall constitute Assumed Contracts, or seek to enforce, upon Buyers’ request and at Buyers’ sole cost and expense, any Acceptable Confidentiality Agreement. Sellers shall notify Buyers within twenty-four hours after receipt of any proposal with respect to any Competing Transaction or Restructuring Transaction and shall deliver to Buyers by email transmission or same day courier service true and complete copies of all documents related to any such offer. Sellers shall (i) keep Buyers informed on a reasonably prompt basis of the status of any such proposal or offer and (ii) provide Buyers reasonably promptly, and in any event with forty-eight hours, with copies of all significant correspondence and other written material sent or received in connection with any such offer or proposal.

(m) Pre-Closing Assistance.
     (i) If requested by Buyers from and after the date hereof, Sellers shall:
     (A) engage Ernst & Young LLP, Sellers’ auditor, to provide U.S. Buyer with audited historical financial statements for the Acquired Business for the fiscal years 2006, 2007 and 2008 on or prior to ninety days after the entry of the Bidding Procedures Order and to provide unaudited financial statements for the Acquired Business for the nine-month periods ended September 30, 2009 and September 30, 2008 on or prior to ninety days after the entry of the Bidding Procedures Order (the “Carve-Out Financial Statements”). Sellers shall also provide such direction and assistance as is required to support their auditor’s reasonable needs under the above-referenced engagement and meeting the above-referenced deadline, including (1) executing and delivering management representation letters as reasonably agreed upon by Sellers and Sellers’ auditor (provided that nothing herein shall require a representation as to the amount of or need for an accrual for environmental Liabilities or any other contingent reserves for liabilities not to be assumed by Buyers), (2) providing prepared relevant financial statements to be the subject of the audit, (3) providing all reasonably required supporting accounting records and (4) providing reasonable access to relevant systems, files and persons. Nothing in this Section 5(m)(i)(A) shall require any Seller to pay or incur Liability for any fee or other expense of Sellers’ auditor that is not advanced or simultaneously reimbursed by U.S. Buyer. In the event Sellers’ auditor declines to be engaged or the audited portion of the Carve-Out Financial Statements is not delivered by the above-mentioned deadline or it becomes reasonably apparent that such deadline will not be met, Sellers shall (a) engage and provide such assistance as is required to support Buyers’ auditor’s reasonable needs in order to provide an audit within a reasonably prompt timeframe, including (i) executing and delivering management representation letters as reasonably agreed upon by Sellers and U.S. Buyer’s auditor (provided that nothing herein shall require a representation as to the amount of or need for an accrual for environmental Liabilities or other contingent reserves for Liabilities not to be assumed by Buyers), (ii) providing prepared relevant financial statements to be the subject of the audit, (iii) providing all reasonably required supporting accounting records and (iv) providing reasonable access to relevant systems, files and persons and (b) pay U.S. Buyer promptly after receiving an invoice $1,000,000 towards the audit fees of Buyers’ auditor, except in the case that U.S. Buyer’s auditor is Ernst & Young LLP or one of its Affiliates;
     (B) following the entry of the Sale Order, communicating to those employees listed on Section 5(m)(ii)(B) of the Disclosure Schedule a commitment to pay retention bonuses at such times and in such amounts and subject to such conditions as may be determined by U.S. Buyer; provided that in no event shall Sellers be required to obligate themselves to make payments that are not advanced or simultaneously reimbursed by U.S. Buyer. U.S. Buyer hereby agrees to assume such obligations at Closing;

     (C) as soon as reasonably possible following the date of this Agreement, but in no event later than thirty days following the date hereof, provide U.S. Buyer with a reasonably comprehensive description of the processes used in Sellers’ order to cash activities;
     (D) subject to U.S. Buyer providing Sellers with a reasonably comprehensive description of its order to cash process descriptions, required field definitions, formats, system interface table formats, and examples of data and documentation used in U.S. Buyer’s order to cash process and systems (the “Buyer Master Data Description”) (such deliverable to be due as soon as reasonably possible following the date of this Agreement, but in no event later than thirty days following the date hereof), Sellers will provide to U.S. Buyer the Seller Master Data with respect to the Acquired Business (in a format that reasonably matches the Buyer Master Data Description or other format reasonably requested by U.S. Buyer) to U.S. Buyer by the later to occur of (1) December 15, 2009 or (2) five days after the date of the entry of the Sale Order. If, subsequent to U.S. Buyer providing the Buyer Master Data Description, Sellers believe U.S. Buyer has not fully complied with its obligations in this Section 5(m)(i)(D), then Sellers shall promptly notify U.S. Buyer of the specific deficiencies with respect to the U.S. Buyer’s provision of the Buyer Master Data Description. Notwithstanding the above, prior to the Closing Date, U.S. Buyer shall only permit U.S. Buyer’s IT Clean Team to have access to, view or use such Seller Master Data or any portion thereof. If this Agreement is terminated for any reason prior to the Closing, then U.S. Buyer shall, and shall cause the IT Clean Team to, promptly destroy or return to Sellers, at U.S. Buyer’s election, all such Seller Master Data (and all copies and derivative products thereof) and, in the case of destruction, U.S. Buyer shall certify such destruction to Sellers in writing;
     (E) assign to such Buyer (or to an Affiliate of such Buyer as such Buyer may direct) as of the Closing, to the extent assignable, any lockboxes and accounts used by any Target Company, Tronox Australia or Tiwest in the Acquired Business, and execute and deliver such documentation reasonably required by such Buyer to establish the collection accounts as collateralized accounts for such Buyer’s proposed participation in a securitization or asset-backed lending program; and
     (F) within ten Business Days prior to the Closing, execute and deliver customary instructions to those customers of the Acquired Business identified by such Buyer to make payments to bank accounts designated by such Buyer from and after the Closing.
     (ii) Nothing in Section 5(m)(i) shall require such cooperation to the extent it would unreasonably interfere with the ongoing operations of any Seller, Target Company or Tiwest and nothing in this Section 5(m) shall require any Seller, any Affiliate of any Seller, any Target Company or Tiwest to pay or incur Liability for any fee or other expense that is not advanced or simultaneously reimbursed by Buyers. Sellers and the Target Companies hereby consent to the use of any such Person’s logo, subject to the prior written approval of its use (such approval not to be unreasonably withheld, conditioned or delayed), in connection with the Debt Financing.
     (iii) Notwithstanding the foregoing, neither any breach of this Section 5(m) nor the unavailability or terms of any Debt Financing shall affect Buyers’ obligation to close the transactions contemplated by this Agreement or be deemed to be a breach of a covenant of any Seller for purposes of Section 7(a) and Section 8(a). Failure by Sellers to comply with Sections 5(m)(i)(A) and/or (B) above shall result in a reduction to the Initial Purchase Price of $3,000,000, which reduction shall be Buyers’ sole remedy for such breach or breaches; provided that no such reduction shall be made if the Carve-Out Financial Statements are available to Buyers at the time of the Closing. Failure by Sellers to comply with Sections 5(m)(i)(C), (D), (E) and/or (F) shall result in a reduction to the Initial Purchase Price of $5,000,000, which reduction shall be Buyers’ sole remedy for such breach or breaches; provided that no such reduction shall be made if financing of receivables of the Acquired Business through the securitization or asset-backed lending program of Buyers’ Affiliates is consummated or could reasonably have been consummated by Buyer at or prior to the Closing.
     (n) Indebtedness of Target Companies. Immediately prior to the Closing, all outstanding indebtedness for borrowed money, together with any interest accrued thereon and any other amounts that may come due and payable as of the Closing Date owed by any Target Company to any Seller (other than any Retained Intercompany Balances) will be contributed to the equity capital of such Target Company. Prior to the Closing, Sellers shall cause the Target Companies and their Subsidiaries to pay off in full all of the outstanding indebtedness for borrowed money, together with any interest accrued thereon and any other amounts that may come due and payable as of the Closing Date owed by any Target Company or any of its Subsidiaries to any Person (other than a Target Company or a Seller) other than any Retained Intercompany Balances. As of the Closing Date, the Target Companies and their Subsidiaries shall have no outstanding indebtedness for borrowed money, other than any Retained Intercompany Balances, and all Liens related to such indebtedness, other than any Retained Intercompany Balances, shall be fully terminated, cancelled and extinguished. For the avoidance of doubt, the only Intercompany indebtedness owed between Tronox Australia and any Seller that will be assumed by Australia Buyer will be any such indebtedness scheduled on Annex J. Sellers, Target Companies and their Subsidiaries shall use commercially reasonable efforts to preserve the tax attributes of the Target Companies in connection with taking all actions required by this Section 5(n).
     (o) Transfer of Excluded Subsidiaries. Prior to the Closing, Sellers shall, and shall cause Tronox Holland to, transfer, sell, convey, assign or otherwise dispose of all of the equity interests directly or indirectly held by Tronox Holland in the Excluded German Subsidiaries and, in the case that the election to purchase Tronox Netherlands is exercised pursuant to Section 5(s), the Excluded Danish Subsidiaries. As of the Closing Date, no Seller, Target Company or any of their respective Subsidiaries or the Acquired Business shall have any obligation or Liability arising out of or relating to Tronox Holland’s ownership of equity interests in the Excluded German Subsidiaries or, in the case that the election to purchase Tronox Netherlands is exercised pursuant to Section 5(s), Tronox Netherlands’ ownership of equity interests in the Excluded Danish Subsidiaries.

(p) Target Companies’ Asset Sales.
     (i) If Sellers are unable to obtain the PBGC Release at least thirty days prior to the Closing, then U.S. Buyer may elect (the “Asset Sale Option”), by delivering a written notice to Sellers at least twenty days prior to the Closing Date, at its sole discretion, to restructure the acquisition of any of the Target Companies by acquiring all of the properties and assets (the “Target Companies’ Assets”) and Liabilities of such Target Companies in an asset acquisition rather than the acquisition of the Target Interests as contemplated by this Agreement, in which case U.S. Buyer and Sellers shall, and Sellers shall cause the Target Companies to, enter into one or more separate asset purchase agreements in the form set forth as Exhibit O with each of the Target Companies (each, a “Target Company APA”) with respect to the Target Companies’ Assets and all of Target Companies’ Liabilities, and any reasonably required transfer documents, pursuant to which, among other things, each Target Company shall assign, to the extent permitted under applicable Law, all Permits required by the applicable Governmental Entities to operate the business of such Target Company and assign all Contracts to which such Target Company is a party.
     (ii) If a consent of any third party or Governmental Entity with respect to the transfer or assignment to and operation by U.S. Buyer of any of the Target Companies’ Assets (including any Contracts) is required but cannot, in the opinion of Sellers or the relevant Target Companies, be obtained as promptly as reasonably practicable following the entry of the Sale Order (but in any case on or prior to the End Date), so long as all other conditions in Section 7 are satisfied or anticipated to be satisfied at the Closing, the provisions set forth in Section 2(j) shall apply to such Target Companies’ Assets mutatis mutandis.
     (iii) The U.S. Buyer and Sellers agree that it is the intent of the Parties that the transactions contemplated under this Section 5(p) will not in any way expand the Liabilities of Sellers and their Affiliates under this Agreement or any other Related Agreement, and that the transactions contemplated under this Section 5(p) shall (A) not be conditioned upon any consents, approvals or notices to or from any third party or Governmental Entity (provided that Sellers shall comply with Section 5(b)(i) and Section 5(b)(iii)), (B) require the U.S. Buyer to offer employment to all employees who are employed by such Target Company (or Target Companies, as the case may be) at Closing, and (C) require U.S. Buyer to indemnify the Target Company (or Target Companies, as the case may be) for any Liabilities of such Target Company that arise prior to the Closing. For the avoidance of doubt, and notwithstanding any other provision in this Agreement, U.S. Buyer shall be responsible for all Transfer Taxes pursuant to Section 6(h)(i) arising out of the transactions contemplated under this Section 5(p).
     (iv) Notwithstanding the foregoing, unless U.S. Buyer has exercised the Asset Sale Option within the time period set forth in Section 5(p)(i), at the Closing, Sellers shall transfer to U.S. Buyer the Target Interests pursuant to this Agreement.

(q) Insurance.
     (i) Prior to the Closing, Sellers shall use reasonable best efforts (A) to amend all casualty and property insurance policies in the name of any of Tronox Australia or Tiwest so as to name Australia Buyer or its designee as an additional insured on each such Insurance Policy where Tronox Australia or Tiwest is a named party, and (B) to enter into a tail directors’ and officers’ insurance policy with a reputable insurance company on customary terms, which insurance policy shall be in effect for a period of at least six years following the Closing Date.
     (ii) From and after the Closing, Sellers shall reasonably assist Buyers with claims for recovery of damages for breaches of representations, warranties or covenants contained in Contracts related to the Acquired Business that have not been assigned to Buyers (the “Contract Indemnities”) with respect to claims arising out of pre-Closing events or occurrences in the Acquired Business. Seller will pay such Contract Indemnities proceeds to Buyers net of deduction and reasonable expense of recovery.
     (iii) As necessary to enable Buyers to exercise their respective rights under Section 5(q)(ii), Sellers shall (A) provide information in its possession regarding any such claim under applicable Contract or reasonably required under the applicable Contract and (B) at Buyers’ cost and expense, provide any further reasonable assistance in connection with prosecution of claims. Buyers shall provide Sellers prompt written notice of any claims that it desires to submit pursuant to Section 5(q)(ii) and shall provide to Sellers all information as may be required by the applicable Contract or reasonably required under the applicable Contract in connection with such claim.
     (r) PBGC Release. Sellers shall, and shall cause the Target Companies and their Subsidiaries to, reasonably cooperate in good faith to assist Buyers in obtaining an agreement, waiver and release from PBGC (the “PBGC Release”), pursuant to which PBGC shall (i) waive its rights, covenant not to sue, release and discharge the Target Companies, Tiwest and each of their respective Representatives of and from any and all actions, suits, causes of action, contracts, debts, sums of money, controversies, claims, demands, Liabilities, losses, judgments, costs, attorneys fees, damages and expenses of any kind whatsoever, whether in law, equity or otherwise, known or unknown, actual or contingent, including any claims, actions or Liabilities with respect to or arising from any Employee Benefit Plan subject to Title IV of ERISA (“Pension Plans”), including any Liabilities imposed or that could be imposed under ERISA or the Code, which the PBGC may now have, ever has had or ever will have, from the beginning of the world relating to or arising from the Pension Plans (collectively, the “Released Matters”); provided, however, that this subsection excludes any of the U.S. Sellers and certain of their Affiliates who (A) seek relief in the Chapter 11 Cases (“Debtors”); (B) agree not to pursue or perfect any Lien or claim with respect to the Pension Plans, whether arising before or after the date of this Agreement, against the Target Companies or any of their assets or equity or any of the proceeds from the sale thereof; and (C) forever waive its rights, covenants not to sue, releases, and discharges Buyers, Guarantor and each of their respective Representatives or against any other party who is selected as the winning bidder pursuant to the bidding procedures approved by the Bankruptcy Court or otherwise with respect to the sale of (1) substantially all of the assets of the Debtors and (2) the stock or assets of the Target Companies (collectively, the

“Third Party Beneficiaries”), of and from any and all Released Matters, which the PBGC may now have, ever has had or ever will have, from the beginning of the world relating to or arising from the Pension Plans, any Released Matter or Buyers, Guarantor or their respective Affiliates (or any Third Party Beneficiaries) purchase of the Debtors’ assets, including the stock and assets of the Target Companies. Notwithstanding any other provision herein, if the PBGC Release is conditional upon the payment of any monies, then U.S. Buyer, in its discretion, may make any necessary payment to PBGC; it being understood and agreed that Sellers shall be responsible for the first $2,000,000 of any such payment to PBGC, which amount shall be included in the calculation of the Assumed Current Liabilities with respect to the determination of the Estimated Net Working Capital Amount and the Net Working Capital on the Conclusive Net Working Capital Statement hereunder (such amount, the “Sellers PBGC Amount”).
     (s) Election to Purchase Tronox Netherlands. U.S. Buyer may elect at least thirty Business Days prior to the Closing Date to purchase all of the issued and outstanding equity interests of Tronox Netherlands instead of all of the issued and outstanding equity interests, or assets, of Tronox Holland. In the event of such election, Tronox Netherlands shall be treated as a Target Company for all purposes of this Agreement, including, for the avoidance of doubt, Section 5(p); it being understood and agreed, however, that Sellers make no representations or warranties with respect to Tronox Netherlands and that Tronox Netherlands shall not be required to perform any covenants or other agreements hereunder.
     (t) Covered Employees. Section 5(t) of the Disclosure Schedule sets forth a list of each of the Covered Employees, other than Covered Employees employed by Tiwest, along with the following information as to each, as of July 31, 2009: employing entity, site of employment, position held, hire date, annualized base salary or hourly wages, aggregate annual compensation, accrued but unused paid time off, accrued long-service leave, reason for leave of absence (if applicable) and duration of leave of absence (if applicable). Section 5(t) of the Disclosure Schedule will be updated with current information as to each Covered Employee, other than a Covered Employee employed by Tiwest, as of a date within three days prior to the Closing Date.
     (u) Employee Layoffs. Section 5(u) of the Disclosure Schedule sets forth as of the date hereof a list of employee layoffs, by date and site of employment (as contemplated by the WARN Act), implemented by Sellers with respect to the Covered Employees during the past ninety days. Section 5(u) of the Disclosure Schedule will be updated with current information as to each site of employment (as contemplated by the WARN Act) as of a date within three days prior to the Closing Date and again on the Closing Date.
     (v) Seller Retained Employees. No later than thirty days before the Closing Date, U.S. Sellers shall deliver to U.S. Buyer a list of Covered Employees who are primarily involved in legacy environmental remediation and who U.S. Sellers intend to continue to employ after the Closing (such employees, the “Seller Retained Employees”) to aid in environmental issues and the wind-down of the estate and to whom Buyers will not offer employment pursuant to Section 6(g) without the prior written consent of U.S. Sellers.

6. Other Covenants.
     (a) Cooperation. From and after the Closing, the Parties shall reasonably cooperate with each other, and shall use their reasonable best efforts to cause their respective controlled Affiliates and Representatives to reasonably cooperate with each other, to provide an orderly transition of the Acquired Business from Sellers and the Target Companies to Buyers and to minimize the disruption to the Business resulting from the transactions contemplated hereby.
     (b) Further Assurances. In case at any time from and after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement, subject to the terms and conditions of this Agreement and the terms and conditions of the Sale Order, at any Party’s request and sole cost and expense, each other Party shall take, and shall cause to be taken, such further action (including the execution and delivery to any other Party of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation and providing materials and information) as another Party may reasonably request as shall be necessary to transfer, convey and assign to Buyers all of the Acquired Assets and Target Interests, to confirm Buyers’ assumptions of the Assumed Liabilities and to confirm Sellers’ retention of the Excluded Assets and Excluded Liabilities. Without limiting the generality of this Section 6(b), to the extent that any Buyer or Seller discovers any additional assets or properties which should have been transferred or assigned to Buyers as Acquired Assets but were not so transferred or assigned, Buyers and Sellers shall reasonably cooperate and execute and deliver any instruments of transfer or assignment necessary to transfer and assign such asset or property to the applicable Buyer. Without limiting the generality of this Section 6(b), to the extent that any Buyer or Seller discovers any assets or properties which is an Excluded Asset which was inadvertently or otherwise mistakenly transferred or assigned to the applicable Buyer, Buyers and Sellers shall reasonably cooperate and execute and deliver any instruments of transfer or assignment necessary to transfer and assign such asset or property back to Sellers.
     (c) Litigation Support. From and after the Closing, in the event and for so long as any Party actively is contesting or defending against any Litigation commenced by any Person that is not a Party (or a party to any other Related Agreement) with respect to (i) any transaction contemplated by this Agreement or any other Related Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business, each other Party will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel on a reasonable basis and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party; provided, however, that, for avoidance of doubt, the foregoing shall not require any Party to waive, or take any action with the affect of waiving, its attorney-client privilege with respect thereto. As a condition to providing the cooperation required pursuant to this Section 6(c), the Party to provide such cooperation or assistance may require the Party receiving such cooperation or assistance to enter into a non-disclosure agreement reasonably satisfactory in form and substance to the providing Party.
     (d) Run-Off. From and after the Closing and until the first anniversary thereof:

     (i) if U.S. Sellers receive any payment relating to any Accounts Receivable outstanding on or after the Closing Date related to the Acquired Business reflected on the Conclusive Net Working Capital Statement (or if not yet determined, the Estimated Net Working Capital Statement), such payment shall be the property of Buyers and shall be held in trust by U.S. Sellers, and U.S. Sellers shall promptly forward and remit such payment to Buyers by wire transfer of immediately available funds to an account designated by Buyers (which account Buyers may change from time to time by delivering notice to Sellers). U.S. Sellers shall promptly endorse and deliver to Buyers any cash, checks or other documents received by U.S. Sellers on account of any such Accounts Receivable; and
     (ii) each U.S. Seller shall use its reasonable best efforts to refer all customer or supplier inquiries received by such U.S. Seller relating to the Acquired Business to Buyers.
(e) Prorations. As promptly as reasonably practicable after the Closing:
     (i) Buyers and Sellers shall prorate all installments of real property Taxes and personal property taxes, special assessments, water and sewer rentals, vault charges and other real property related charges incurred in the Ordinary Course of Business with respect to the Owned Real Property and, to the extent constituting an obligation under the applicable Leases, the Leased Real Property leased pursuant to such Leases. The Parties shall calculate such proration using current year real estate Tax information, if available. If current year Tax information is not available, then the Parties shall calculate such proration using the amount due and payable in the year immediately preceding the year of Closing, subject to subsequent adjustment when the current Tax bills become available. Sellers’ prorated portion of such Taxes shall be included in the calculation of the Tax Amount. At such time as Tax bills for such property Taxes are received, the Parties shall calculate any necessary adjustments to such prorations in order to reflect differences between such estimated Taxes and the actual Taxes as reflected in such Tax bills, and the Parties shall make the necessary payments to each other to account for such differences, which payments shall be treated as a supplemental Purchase Price Adjustment. All property and similar Taxes (but not including any Transfer Taxes covered by Section 6(h), and for the sake of clarity, not including any income Taxes) shall be prorated between Sellers and Buyers as of the Closing Date. For this purpose, the amount of property and similar Taxes for any Tax year or period with respect to Sellers, the Target Companies and Tiwest that begins on or before and ends after the Closing Date (a “Straddle Period”) allocated to the period prior to the end of the Closing Date shall be the product of (A) the amount of such property and similar Taxes due for the entire Straddle Period and (B) a fraction with the numerator equal to the number of days in the Straddle Period up to and including the Closing Date and the denominator equal to the number of days in the entire Straddle Period. Buyers shall be responsible for and control the conduct of any audit, litigation or other Tax proceeding with respect to property Taxes for any Straddle Period.
     (ii) For purposes of this Section 6(e), the amount of any expense credited by one Party to the other shall be deemed an expense paid by that Party.

     (f) Availability of Business Records. From and after the Closing, each Party shall promptly provide to the other Parties and their respective Representatives (after reasonable notice and during normal business hours and without charge to the other Parties) access to all Records, to the extent permissible under Competition/Investment Law, included in the Acquired Assets, and Records of the Target Companies and Tiwest used or held for use in the Business, in each case, for periods prior to the Closing and shall preserve such Records until the latest of (i) seven years after the Closing Date, (ii) the required retention period for all government contact information, records or documents, (iii) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases or (iv) in the case of Records related to Taxes, the expiration of the statute of limitation applicable to such Taxes. Such access shall include access to any information in electronic form to the extent reasonably available. Buyers acknowledge that Sellers have the right to retain originals or copies of all of Records related exclusively to the Excluded Assets and Excluded Liabilities for periods prior to the Closing. Prior to destroying any Records included in the Acquired Assets for periods prior to the Closing, each Party shall notify the other Parties thirty days in advance of any such proposed destruction of its intent to destroy such Records, and each Party will permit the other Parties to retain such Records. With respect to any litigation and claims that are Excluded Liabilities, Buyers shall render, at Sellers’ expense, all reasonable assistance that Sellers may request in defending such litigation or claim and shall make available to Sellers’ personnel most knowledgeable about the matter in question.
     (g) Offers of Employment to Covered Employees. Buyers shall offer employment, effective as of the Closing Date, to substantially all of the Covered Employees (other than the Seller Retained Employees, which neither Buyer shall employ without the prior written consent of Sellers) as of the Closing Date in sufficient numbers and at sufficient terms and conditions of employment so as to give rise to no Seller obligation or liability under the WARN Act with respect to any Covered Employee. Offers of employment will be at substantially the same base salaries or hourly wages and with bonus opportunities and employee benefit plan coverage that is substantially similar, in the aggregate, to the opportunities and coverage as in effect immediately prior to the Closing; provided, however, that Buyers, the Target Companies, Tiwest and any of their Subsidiaries shall be under no obligation to assume, adopt, create, provide or make payments with respect to any defined benefit pension plan, defined superannuation fund or any post-retirement welfare benefits unless required by law; provided, further, that the foregoing provisions do not apply to (i) any Covered Employees employed by any Target Company, which Covered Employees will continue to be employed such Target Company after the Closing Date on terms and conditions acceptable under applicable law or (ii) Covered Employees employed by Tiwest, which Covered Employees will continue to be employed by Tiwest, after the Closing Date on terms and conditions acceptable under applicable law. Each Covered Employee (other than the Retained Seller Employees) who accepts employment with Buyers and thereafter satisfies Buyers’ pre-employment requirements, and each Covered Employee that remains in employment at any Target Company or Tiwest shall hereafter be referred to as a “Retained Employee.” Nothing expressed or implied in this Agreement shall obligate Buyers to provide continued employment to any Retained Employees for any period of time following the Closing Date. Buyers shall indemnify and hold Sellers harmless from all Liabilities under the WARN Act arising against Sellers as a result, in whole or in part, of Buyers’ actions after the Closing Date with respect to any Retained Employees. Buyers shall grant all Retained Employees credit after the Closing for all service with any of Sellers or any of their Affiliates and their respective predecessors (to the extent such service was recognized by Sellers and their Affiliates) for purposes of (A) participation and vesting under any employee benefit or compensation plans, programs, agreements or arrangements maintained by Buyers or any of their respective Affiliates for the benefit of such Retained Employees and (B) the Long Service Leave Act 1958 (WA). For each Retained Employee previously employed by a U.S. Seller, to the extent applicable, Buyers shall recognize up to twenty-five days’ worth of such Retained Employee’s unused vacation time that existed as of the Closing Date with such Sellers (“Assumed Vacation Liabilities”) and shall credit such vacation time as unused vacation time under Buyers’ applicable vacation policy, program or arrangement. Buyers will cause to be waived any waiting period and preexisting condition limitations applicable to such Retained Employees under any group health plan maintained by Buyers or any of their respective Affiliates in which such Retained Employees are otherwise permitted to participate, but only to the extent that a waiting period or preexisting condition exclusion requirement under an analogous employee welfare benefit plan sponsored by any Seller, Target Company, Tiwest or any of their Subsidiaries did not exclude a Retained Employee from participation in such plan of Sellers, Target Companies, Tiwest or any of their Subsidiaries. Buyers will take all action necessary to ensure that such Retained Employees are given full credit for all expenses and deductibles incurred under any group health plan sponsored by any of Sellers or any of their Affiliates for the plan year that includes the Closing Date for purposes of satisfying any maximum out-of-pocket expense limitations and deductibles under any group health plan sponsored by Buyers or any of their respective Affiliates in which such Retained Employees participate after the Closing. Buyers shall be solely responsible for satisfying the continuation coverage requirements of COBRA for all Retained Employees. Tronox Australia shall on the Closing make all necessary superannuation contributions to avoid being liable to pay the superannuation guarantee charge in respect of the employees employed by it in Australia and attributable to any period prior to the Closing. The provisions of this Section 6(g) are solely for the benefit of the Parties, and no current or former employee, director, independent contractor or consultant of any of Sellers, Buyers, Target Companies, Tiwest or any of their Subsidiaries or any other Person associated therewith shall be regarded as a third party beneficiary of this Section 6(g). No provision of this Agreement shall be construed as amending any Assumed Employee Benefit Plan.
(h) Transfer Taxes.
     (i) Buyers shall pay (and shall indemnify and hold harmless Sellers and their directors, officers, employees, Affiliates, agents, successors, permitted assigns and Representatives against) any stamp, documentary, duty, registration, transfer, added-value or similar Tax (but, for the avoidance of doubt, not to include GST) (each, a “Transfer Tax”) imposed under any applicable law in connection with the conveyance of the Acquired Business to Buyers contemplated by this Agreement that are not eliminated through the application of section 1146(a) of the Bankruptcy Code, other than any Transfer Taxes that arise out of the United States of America.
     (ii) Sellers shall pay (and shall indemnify and hold harmless Buyers and their directors, officers, employees, Affiliates, agents, successors, permitted assigns and Representatives against) any Transfer Taxes that arise out of the United States of America imposed under any applicable law in connection with the conveyance of the Acquired Business to Buyers contemplated by this Agreement that are not eliminated through the application of section 1146(a) of the Bankruptcy Code.

     (iii) Sellers and Buyers shall cooperate to minimize such Taxes and to prepare and timely file any Tax Returns required to be filed in connection with Transfer Taxes described in the immediately preceding sentence. Buyers shall be responsible for filing such Tax Returns and remitting the Tax to the applicable Taxing Authority.
(i) GST.
     (i) Tronox Australia shall continue to carry on the Enterprise until the Closing.
     (ii) Sellers and Buyers agree that the supply of all things by Sellers under or in connection with this Agreement so far as it relates to the Tiwest Joint Venture Interest constitutes a GST-free supply of a going concern for the purposes of Section 38-325 of the GST Law.
     (iii) Australia Buyer shall use reasonable best efforts to remain registered under the GST Law until the Closing. Australia Buyer shall promptly notify Sellers if it ceases to be so registered at any time prior to the Closing.
     (iv) If GST is or will be imposed on a supply made under or in connection with this Agreement, then Sellers may, to the extent that the consideration otherwise provided for that supply under this Agreement is not stated to include an amount in respect of GST on the supply, increase the consideration otherwise provided for that supply under this Agreement by the amount of GST or otherwise recover from Australia Buyer the amount of GST; provided, first, that any such increase in consideration shall not be paid by Australia Buyer until (i) Tronox Australia shall have provided Australia Buyer with a copy of its proposed GST Tax Return for review and comment at least ten Business Days prior to the due date for such GST Tax Return, which Tronox Australia shall not file without Australia Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless Australia Buyer fails to deliver its comments prior to due date of such GST Tax Return, and (ii) Sellers shall used their reasonable efforts to permit Australia Buyer to claim an Input Tax Credit to recover any GST imposed on Sellers in connection with this Agreement (except for paying any GST); provided, second, that Sellers shall reasonably cooperate with Australia Buyer with respect to all filings necessary to claim an Input Tax Credit, and Australia Buyer shall control all administrative proceedings and contests with respect to whether Sellers are subject to GST as a result of this Agreement and whether Australia Buyer is entitled to an Input Tax Credit with respect to any such GST; provided, third, that Australia Buyer will not take any such action that is adverse or otherwise prejudicial to any Seller without such Seller’s prior written consent.
     (v) If the amount paid by the recipient of a Taxable Supply (the “Recipient”) to the party making the Taxable Supply (the “Supplier”) in respect of GST (whether because of an Adjustment or otherwise) (A) is more than the GST on the Taxable Supply, then the Supplier shall refund the excess to the Recipient, or (B) is less than the GST on the Taxable Supply, then the Recipient shall pay the deficiency to the Supplier.

     (vi) The Recipient shall not be obligated to pay any amount in respect of GST to the Supplier unless and until the Supplier issues a Tax Invoice to the Recipient in respect of the Taxable Supply. If an Adjustment has occurred, then the Supplier shall issue an Adjustment Note to the Recipient.
     (vii) The amount of a Party’s entitlement under this Agreement to recovery or compensation for any of its costs, expenses or liabilities is reduced by the Input Tax Credits to which such Party (or the Representative Member of a GST Group of which such Party is a member) is entitled in respect of such costs, expenses or liabilities.
     (j) Wage Reporting. Buyers and Sellers agree to utilize, or cause their respective Affiliates to utilize, the alternate procedure set forth in Internal Revenue Service Revenue Procedure 2004-53 with respect to wage reporting.
     (k) Acknowledgements. Each Buyer acknowledges that it has received from Sellers certain projections, forecasts and prospective or third party information relating to Sellers, the Target Companies, the Business, the Acquired Business, the Acquired Assets, the Assumed Liabilities or any related topics. Each Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and in such information, (ii) such Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and information so furnished, and (iii) neither Buyer nor any other Person shall have any claim against any Seller or any of their respective directors, officers, Affiliates, agents or Representatives with respect thereto. Accordingly, without limiting the generality of Section 3(aa), Sellers make no representations or warranties with respect to such projections, forecasts or information.
(l) Provisions Relating to Excluded Environmental Liabilities.
     (i) Each Buyer shall provide written notice to Sellers promptly (and in no event later than twenty-one days) upon becoming aware of any facts, events or conditions allegedly constituting an Excluded Environmental Liability.
     (ii) Upon receipt of timely written notice from either Buyer regarding an Excluded Environmental Liability affecting any of the Acquired Assets, Sellers shall promptly undertake and perform diligently until completion of all actions required under Environmental Health and Safety Requirements to address and resolve the Excluded Environmental Liability, including the conduct of any environmental investigatory, corrective or remedial action (collectively, “Remedial Action”) with respect thereto. To the extent necessary to address and resolve the Excluded Environmental Liability, Sellers shall: select technical experts and counsel; evaluate, select and implement remedial measures; defend and resolve third party claims, and negotiate and reach agreements with Governmental Entities and third parties; provided, however, that when or if any of the foregoing may in any way affect either Buyer’s operation of the Acquired Assets or the Business, Sellers shall consult with Buyers and keep Buyers reasonably apprised of major developments with respect to such Excluded Environmental Liability and Sellers shall not take any action that would adversely impair either Buyer’s use of the Acquired Assets for industrial purposes without such Buyer’s express written consent, not to be unreasonably withheld or delayed. Each Buyer agrees that it shall not independently disclose, negotiate, or otherwise communicate with Government Entities or other third parties as to such Excluded Environmental Liability, unless Sellers have agreed, in writing, to such Buyer’s participation or involvement in such communications or such communications are required under Environmental Health and Safety Requirements. For avoidance of doubt, the Parties agree that Sellers have received timely notice of, and have undertaken principal management with respect to, the Henderson Legacy Contamination.
     (iii) In connection with any Remedial Action relating to any Excluded Environmental Liability affecting any of the Acquired Assets: (A) each Buyer agrees to provide Sellers with reasonable access to all relevant properties, personnel, documents and other information, and Sellers agree to use reasonable best efforts to minimize material interference with such Buyer’s ongoing operation of any Acquired Assets or the Acquired Business to the extent practicable; (B) each Buyer shall reasonably cooperate with Sellers’ efforts in conducting the Remedial Action, and Sellers shall comply with such Buyer’s reasonable requirements relating to the protection of any Acquired Assets or the Business; (C) each Buyer agrees to facilitate any institutional controls, deed notices or other risk-based remediation approaches permitted by Environmental Health and Safety Requirements, provided that such approaches reasonably seek to minimize any material limitations on the such Buyer’s ability to use any Acquired Assets in connection with continued operation of the Acquired Business; (D) each of Buyers and Sellers shall use their reasonable best efforts to prevent any unreasonable interference with business operations on the relevant property; and (E) the Parties agree to reasonably cooperate with one another and keep one another reasonably informed of material developments.
     (iv) Sellers shall not have any obligation to Buyers to take or perform Remedial Action with respect to an Excluded Environmental Liability affecting any of the Acquired Assets after Closing unless (A) a third party claim has been asserted, or (B) Remedial Action is required pursuant to Environmental Health and Safety Requirements. Any obligation of Sellers to conduct or fund any Remedial Action affecting any of the Acquired Assets shall be deemed satisfied upon completion of such action in a manner which is acceptable to the relevant Governmental Entity or otherwise attains compliance with Environmental Health and Safety Requirements.
     (v) Nothing in this Section 6(l), nor any other provision of this Agreement, shall be construed to indicate that either Buyer is in any way liable or otherwise responsible for any Excluded Environmental Liabilities, as it is the specific intention of the Parties that Buyers shall not assume, or become liable or otherwise responsible for, any Excluded Environmental Liabilities.
     (m) Assumed Employee Benefit Plans. Sellers have delivered to Buyers Annex H, which includes a list of all Employee Benefit Plans (or portions thereof) currently anticipated to be assumed by and assigned to Buyers on the Closing Date. Buyers shall have the right to add or remove any Employee Benefit Plans from Annex H, until twenty Business Days prior to the Closing Date, with the exception of any Employee Benefit Plans maintained or contributed to by Tronox Australia, which Buyers will assume at the Closing. Those Employee Benefit Plans set forth in Annex H on such date shall be assumed by and assigned to Buyers at the Closing (the

“Assumed Employee Benefit Plans”). The foregoing provisions do not apply to any Employee Benefit Plans sponsored or maintained by any Target Company, which Employee Benefit Plans will continue to be sponsored and/or maintained by such Target Company pursuant to their terms.
(n) Removal of Certain Equipment.
     (i) Prior to the Closing, reasonably promptly following Buyers’ request, Sellers shall engage a reputable third party reasonably acceptable to Sellers and Buyers to disassemble, package, prepare for shipment and ship prior to the Closing the Acquired Soda Springs Plant and Equipment, along with all applicable records, to U.S. Sellers’ Henderson, Nevada site (or, in the event that Buyers exercise their right to not acquire the Acquired Henderson Assets and to enter into the Henderson Lease Agreement, as described in Section 2(h)(ii), such other delivery location as Buyers may reasonably request) and shall use reasonable best efforts to cause such third party to exercise the standard of care of a reasonably prudent commercial shipper (including insuring such Acquired Soda Springs Plant and Equipment in commercially reasonable amounts), in each case, at Buyers’ sole cost, risk and expense, and in no event shall Buyers be reimbursed by Sellers for any such cost or expense.
     (ii) After the entry of the Sale Order and prior to the Closing, Sellers shall allow U.S. Buyer reasonable access to the U.S. Sellers’ Savannah, Georgia site to enable U.S. Buyer to verify the Acquired Savannah Equipment which will be delivered to it pursuant to this Section 6(n)(ii). As soon as reasonably practicable after the Closing and at such time that Sellers reasonably deem it to be safe to take such actions, Sellers shall engage a third party reasonably acceptable to Sellers and U.S. Buyer to disassemble, package, prepare for shipment and ship the Acquired Savannah Equipment to a location designated by U.S. Buyer, in each case, at Buyers’ sole cost, risk and expense.
(o) Continuation of Coverage.
     (i) U.S. Sellers, Target Companies and any of their Subsidiaries shall continue to provide post-retirement health and dental coverage under each Employee Benefit Plan providing such coverage until January 13, 2010, and neither U.S. Sellers or Target Companies nor any of their Subsidiaries will cause any of their former employees to “lose coverage” (as described in Treasury Regulation § 54.4980B-4, A-1(c)) under any Employee Benefit Plan providing post-retirement health and dental coverage at any time after the date of this Agreement while such coverage is to be provided by Sellers, Target Companies or any of their Subsidiaries as set forth in this Section 6(o).
     (ii) In addition, from and after the Closing Date, U.S. Sellers shall provide coverage under a group health plan sponsored by U.S. Sellers to any “qualified beneficiary” (as defined in COBRA) with respect to any former employee of U.S. Sellers, Target Companies or any of their respective Subsidiaries who experienced a “qualifying event” (as defined in COBRA) on or prior to the Closing Date and who is not a Retained Employee, until the earlier of (A) the date U.S. Sellers, and any member of the controlled group of corporations or the group of trade or businesses under common control that includes any U.S. Seller, cease to sponsor or maintain any group health plan or (B) the end of the applicable coverage continuation period prescribed by COBRA. At least five Business Days prior to the date U.S. Sellers, and any member of the controlled group of corporations or the group of trades or businesses under common control that includes any U.S. Seller, cease to sponsor or maintain any group health plan, U.S. Sellers will provide U.S. Buyer with (1) a list of all “qualified beneficiaries” who were eligible for or were receiving COBRA as of the Closing Date, such list to include the name of each such qualified beneficiary and the date he or she experienced a “qualifying event” and (2) an updated list of such qualified beneficiaries as of the plan cessation date.
     (iii) If, following the Closing, any U.S. Seller or Target Company or any of their respective Subsidiaries fails to satisfy its obligations pursuant to Section 6(o)(i), then U.S. Sellers shall pay to U.S. Buyer as Buyers’ sole remedy and as liquidated damages an aggregate amount equal to $5,000,000, which amount shall then be paid by U.S. Sellers to U.S. Buyer as an administrative priority expense under sections 503(b) and 507(a)(1) of the Code.
     (p) Bankruptcy Release. Except for rights granted under and claims pursuant to this Agreement and all documents executed in connection herewith or related hereto, the Confidentiality Agreement or any other agreement between either Buyer or Guarantor, on the one hand, and Sellers or their respective Subsidiaries (other than the Target Companies), on the other hand, Sellers, on their own behalf and on the behalf of each of their Affiliates (collectively, the “Releasing Parties”), effective as of Closing, hereby release, acquit and forever discharge Buyers, Guarantor, the Target Companies and each of their respective Subsidiaries and each of their respective present directors, officers and employees (collectively, the “Released Parties”), from any and all claims, causes of action, demands, costs, debts, damages, obligations and liabilities, whether known or unknown, including all Avoidance Actions, which the Releasing Parties have or may come to have against the Released Parties, in each case, solely in connection to the ownership or operation of the Business prior to the Closing, whether directly, indirectly or derivatively, including, but not limited to, negligence or gross negligence, provided that this release shall not release any officers, directors or employees for any gross negligence, willful misconduct, violation of state of federal securities laws, theft, fraud, conversion, or other criminal acts to which Sellers had no Knowledge as of Closing; provided, however, this release shall not release (i) any claim, known or unknown, by any Seller against the Tiwest Joint Venture Participants or Tiwest and (ii) any claims relating to the creation and formation of Sellers as a spin-off from Kerr-McGee Corporation, including all claims against Anadarko Petroleum Corporation, Kerr-McGee Corporation and their respective past or present parents, Subsidiaries, Affiliates, predecessors, successors, directors, officers or Representatives, including all such claims that have been, could have been or could be asserted in civil action Tronox Worldwide LLC & Tronox LLC v. Anadarko Petroleum Corporation, et al. (Case No. 09 01198) against any parties other than the Target Companies and their Subsidiaries (the “Released Claims”). The Releasing Parties covenant not to sue the Released Parties on account of any Released Claim. The Sale Order shall provide that (A) the release of the Released Claims shall be final upon entry of the Sale Order and such release shall forever release, discharge and expunge such Released Claims, (B) no order shall be entered in the Chapter 11 Cases that in any way waives, limits or modifies the release or any rights of the Released Parties under the release or this Agreement and (C) the release shall survive any dismissal of the Chapter 11 Cases.

(q) Confidentiality.
     (i) The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Parties thereunder shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect. Nothing in this Section 6(q) shall be deemed to limit Sellers’ right to comply with the Bidding Procedures Order or any other order entered into in the Chapter 11 Cases or otherwise to discharge their duties as debtors in the Chapter 11 Cases.
     (ii) On or after the Closing, Sellers will, and will cause each of their respective Subsidiaries (other than the Target Companies and Tiwest) to hold, and will use reasonable best efforts to cause their Affiliates and Representatives to hold, in confidence (to the extent not prohibited by applicable law, regulation or court or other governmental order) all confidential information concerning Buyers, the Target Companies, the Tiwest Joint Venture, Tiwest, any of their respective Subsidiaries, the Acquired Assets or the Acquired Business, (including any confidential information or documents provided pursuant to Section 6(f)), except to the extent that such information is (A) in the public domain through no fault of Sellers or any of their respective Affiliates or Representatives, (B) later lawfully acquired by Sellers on a non-confidential basis from sources other than Buyers or their respective Affiliates or Representatives, but only to the extent that any such source is not bound, to Sellers’ Knowledge, by a confidentiality agreement with Buyers or any of their respective Affiliates or Representatives or (C) produced under a protective order in response to a valid discovery request in civil action Tronox Worldwide LLC & Tronox LLC v. Anadarko Petroleum Corporation, et al. (Case No. 09 01198); provided, however; that Sellers shall exercise reasonable best efforts to obtain assurance that confidential treatment shall be accorded to any such confidential information that is being disclosed.
     (r) Tronox Netherlands Tax Filing. Tronox Netherlands shall allocate and will procure, to the extent possible, the attribution of tax loss carry forwards of the fiscal unity for corporate income tax purposes to Tronox Holland. In connection therewith, Tronox Netherlands and Tronox Holland shall jointly file a request in the fiscal unity Tax Return for the year including the Closing to attribute loss carry forwards of the fiscal unity, to the extent possible, to Tronox Holland in accordance with article 15af of the corporate income tax act 1969 (“Wet op de vennootschapsbelasting 1969”).
     (s) WARN Obligations. With respect to all employees at the U.S. Sellers’ Savannah, Georgia site, Sellers shall assume sole responsibility for sending all notices required under the WARN Act as a result of the transactions contemplated by this Agreement and all actions taken prior to or after the Closing, regardless of whether such notices are required to be sent prior to or after the Closing.
     (t) Survey for Henderson Real Property. Sellers shall cause to be delivered to Buyer, within one hundred twenty days after the date hereof, at U.S. Buyer’s sole cost and expense, an ALTA land title survey of the Henderson, Nevada site, in form and substance reasonably acceptable to U.S. Buyer, which survey shall include surveyed legal descriptions of both the entire Henderson, Nevada site and that portion of the Henderson, Nevada site to be leased by Buyer pursuant to the Henderson Lease Agreement. U.S. Buyer shall bear, or promptly reimburse U.S. Seller for, all fees and expenses incurred in connection with such survey.
     (u) Assistance with Comfort Letter. Sellers shall use reasonable best efforts to assist U.S. Buyer in obtaining a “comfort letter” from the Nevada Department of Environmental Protection (the “NDEP”) that provides reasonable assurances to U.S. Buyer that the NDEP will not seek to hold U.S. Buyer liable or otherwise responsible for the Henderson Legacy Contamination unless the Henderson Legacy Contamination is materially exacerbated by the actions of Buyer or its Representatives after the Closing. Sellers shall reasonably assist U.S. Buyer in arranging such meetings and shall attend such meetings with the NDEP as may be reasonably necessary to persuade the NDEP to issue a comfort letter to U.S. Buyer, shall provide any and all information and assurances reasonably requested by the NDEP in connection with the comfort letter request, and shall use reasonable best efforts to assist U.S. Buyer in obtaining a comfort letter reasonably acceptable to U.S. Buyer prior to the Closing Date. Each Party shall be responsible for its own expenses incurred in obtaining the comfort letter from the NDEP.
7. Conditions to Obligation to Closing.
     (a) Conditions to Buyers’ Obligations. Buyers’ obligation to consummate the transactions contemplated hereby in connection with the Closing is subject to satisfaction or waiver of the following conditions:
     (i) the representations and warranties set forth in Section 3 qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing (in either case, except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date);
     (ii) Sellers and the Target Companies shall have performed and complied with their covenants and agreements hereunder through the Closing in all material respects;
     (iii) all applicable waiting periods (and any extensions thereof) under the HSR Act or any other Competition/Investment Law listed on Section 5(b)(iv) of the Disclosure Schedule shall have expired or otherwise been terminated, and Sellers shall have received all other authorizations, consents and approvals of Governmental Entities contemplated by Section 7(a)(iii) of the Disclosure Schedule to have been received on or prior to the Closing, and Buyers shall have received evidence of each of the foregoing reasonably satisfactory to it;
     (iv) no Decree or Litigation shall be pending which would be reasonably likely to (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof;

     (v) Sellers and Target Companies (as applicable) shall have received the consent (or waiver, as applicable) of each of the parties set forth on Exhibit K attached hereto to the consummation of the transactions contemplated by this Agreement;
     (vi) the Bankruptcy Court shall have entered the Bidding Procedures Order and such order shall be a Final Order and reasonably satisfactory to Buyers and Sellers, and no order staying, reversing, modifying or amending the Bidding Procedures Order shall be in effect on the Closing Date;
     (vii) the Bankruptcy Court shall have entered the Sale Order and such order shall be a Final Order and reasonably satisfactory to Buyers and Sellers, and no order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date;
     (viii) the Dutch Works Council of Tronox Holland shall have rendered an advice in accordance with the Dutch Works Council Act (Wet op de Ondernemingsraden) in respect of the transactions contemplated by this Agreement and, to the extent Tronox Holland will be a party thereto, the financing thereto, which advice is either an unconditional positive advice or an advice which is reasonably acceptable to Buyers;
     (ix) Tronox Netherlands and Tronox Holland shall have informed the Dutch trade unions in accordance with the Dutch Rules relating to Mergers of the Social and Economic Council (SER Fusiegedragsregels);
     (x) following the Parties’ execution of this Agreement, there shall have been no Material Adverse Effect on the Acquired Business;
     (xi) each delivery contemplated by Section 2(g)(i) to be delivered to Buyers shall have been delivered; and
     (xii) (A) Yalgoo, Exxaro Sands and/or their Affiliates shall have waived their rights pursuant to such Person’s preemptive, first refusal or similar rights under the Tiwest Joint Venture Documents to acquire all or any Tiwest Joint Venture Interests, (B) Yalgoo, Exxaro Sands and/or their Affiliates shall have exercised such rights to acquire, and shall have consummated the acquisition of all or any Tiwest Joint Venture Interests by Yalgoo, Exxaro Sands and/or their Affiliates or (C) Yalgoo, Exxaro Sands and/or their Affiliates shall have failed to exercise such rights to acquire all or any Tiwest Joint Venture Interests within the time period set forth in the Tiwest Joint Venture Documents, and Buyer may acquire such Tiwest Joint Venture Interests.
     (b) Conditions to Sellers’ Obligations. Sellers’ obligation to consummate the transactions contemplated hereby in connection with the Closing are subject to satisfaction or waiver of the following conditions:
     (i) the representations and warranties set forth in Section 4 qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Closing as though made at and as of the

Closing (in either case, except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date);
     (ii) Buyers shall have performed and complied with its covenants and agreements hereunder through the Closing in all material respects;
     (iii) all applicable waiting periods (and any extensions thereof) under the HSR Act or any other Competition/Investment Law listed on Section 5(b)(iv) of the Disclosure Schedule shall have expired or otherwise been terminated and Buyers shall have received all other authorizations, consents and approvals (or waivers, as applicable) of third parties and of Governmental Entities contemplated by Section 7(a)(iii) of the Disclosure Schedule to have been received on or prior to the Closing, and Sellers shall have received evidence of each of the foregoing reasonably satisfactory to them;
     (iv) no Decree or Litigation shall be pending which would be reasonably likely to (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof;
     (v) the Bankruptcy Court shall have entered the Bidding Procedures Order and such order shall be a Final Order and reasonably satisfactory to Buyers and Sellers;
     (vi) the Bankruptcy Court shall have entered the Sale Order and such order shall be a Final Order and reasonably satisfactory to Buyers and Sellers;
     (vii) Sellers shall have received a deed of release, providing for the release of Tronox LLC as guarantor for any guarantee, indemnity, assurance, security or other undertaking given by Tronox LLC pursuant to the Tiwest Joint Venture Documents, in form and substance reasonably acceptable to Sellers; provided, however, that if requested by Exxaro as a condition to the delivery of such deed of release, Tronox LLC shall execute a written deed of release providing for the release of Exxaro and its Affiliates for any liabilities, covenants, contracts, losses, claims, counterclaims, demands that have arisen or occurred prior to the Closing Date under any guarantee, indemnity, assurance, security or other undertaken given by Exxaro or any of its Affiliates in respect of the applicable Tiwest Joint Venture Documents, in form and substance reasonably acceptable to Tronox LLC and to Exxaro;
     (viii) no later than fifteen Business Days prior to the Closing Date, Buyers shall have provided to Sellers a list of Covered Employees to whom one of Buyers has made (or intends to make) offers of employment, and on or prior to the Closing Date Buyers shall have offered employment to substantially all of the Covered Employees in accordance with Section 5(t);
     (ix) each delivery contemplated by Section 2(g)(ii) to be delivered to Sellers shall have been delivered; and
     (x) (A) Yalgoo, Exxaro Sands and/or their Affiliates shall have waived their rights pursuant to such Person’s preemptive, first refusal or similar rights under the

Tiwest Joint Venture Documents to acquire all or any Tiwest Joint Venture Interests, (B) Yalgoo, Exxaro Sands and/or their Affiliates shall have exercised such rights to acquire, and shall have consummated the acquisition of all or any Tiwest Joint Venture Interests by Yalgoo, Exxaro Sands and/or their Affiliates or (C) Yalgoo, Exxaro Sands and/or their Affiliates shall have failed to exercise such rights to acquire all or any Tiwest Joint Venture Interests within the time period set forth in the Tiwest Joint Venture Documents, and Buyer may acquire such Tiwest Joint Venture Interests.
     (c) No Frustration of Closing Conditions. None of Buyers or Sellers may rely on the failure of any condition to its obligation to consummate the transactions contemplated hereby set forth in Section 7(a) (other than Sections 7(a)(iii) and 7(a)(iv)) or Section 7(b) (other than Sections 7(b)(iii) and 7(b)(iv)), as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to satisfy the conditions to the consummation of the transactions contemplated hereby.
8. Termination.
     (a) Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
     (i) by the mutual written consent of Buyers, on the one hand, and Sellers, on the other hand;
     (ii) by Buyers in the event that any condition set forth in Section 7(a) (other than Section 7(a)(i) or (ii)) shall become impossible of fulfillment on or before Closing, unless such impossibility shall be due to the failure of either Buyer to perform or comply with any of the covenants or agreements herein to be performed or complied with by it prior to the Closing, and such impossibility is not waived by such Buyer; provided that if such failure is curable, then Buyers shall have ten Business Days after receipt of written notice of such failure by Sellers to Buyers in which to cure such failure;
     (iii) by Sellers in the event that any condition set forth in Section 7(b) (other than Section 7(b)(i) or (ii)) shall become impossible of fulfillment on or before Closing, unless such impossibility shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions herein to be performed or complied with by it prior to the Closing, and such condition is not waived by Sellers; provided that if such failure is curable, then Sellers shall have ten Business Days after receipt of written notice of such failure by Buyers to Sellers in which to cure such failure;
     (iv) by Buyers, if there shall be a breach by any Seller of any representation or warranty, or any covenant or agreement contained in this Agreement, which would result in a failure of a condition set forth in Section 7(a)(i) or (ii), provided that if such breach is curable, then Sellers shall have ten Business Days after receipt of written notice of such breach by Buyers to Sellers in which to cure such breach; provided further that Buyers shall not then be in material breach of any provision of this Agreement;
     (v) by Sellers, if there shall be a breach by Buyers of any representation or warranty, or any covenant or agreement contained in this Agreement, which would result in a failure of a condition set forth in Section 7(b)(i) or (ii), provided that if such breach is curable, then Buyers shall have ten Business Days after receipt of written notice of such breach by Sellers to Buyers in which to cure such breach; provided further that no Seller shall then be in material breach of any provision of this Agreement;
     (vi) by Buyers or Sellers, upon the Bankruptcy Court’s entry of an order approving a Competing Transaction or Restructuring Transaction, or by Buyers, upon Sellers’ entry into a definitive agreement governing a Competing Transaction or Restructuring Transaction or upon the failure of Sellers to identify Buyer as the successful bidder at the end of the Auction (as defined in the Bidding Procedure Order); provided, however, that, in the case of a Competing Transaction, Buyers may not terminate this Agreement pursuant to this Section 8(a)(vi) until the earlier of (a) two days after the consummation of a Competing Transaction or (b) thirty days after the Bankruptcy Court’s entry of an order authorizing and approving a Competing Transaction if Sellers determine at the conclusion of the Auction that Buyers are the Back-Up Bidder (as defined in the Bidding Procedures Order);
     (vii) by Buyers, on the one hand, or Sellers, on the other hand, on any date that is after March 31, 2010 (the “End Date”) if the Closing shall not have occurred on or before such date; provided, however, that a Party shall not have the right to terminate this Agreement under this Section 8(a)(vii) if the Closing has not occurred on or before such date because of such Party’s material breach of any of the provisions of this Agreement;
     (viii) by Buyers, if the Chapter 11 Cases of the Debtor whose estate includes any portion of the Acquired Assets are dismissed or converted to cases under chapter 7 of the Bankruptcy Code, an examiner with expanded powers or a trustee is appointed pursuant to the Bankruptcy Code or the Bankruptcy Court enters an order pursuant to section 362 of the Bankruptcy Code lifting the automatic stay with respect to any material portion of the Acquired Assets;
     (ix) by Buyers, if the Bidding Procedures Order has not been entered by the Bankruptcy Court and become a Final Order within thirty-five days after the date hereof; provided, however, that Buyers may not terminate the Agreement pursuant to this Section 8(a)(ix) after the Bidding Procedures Order has been entered and become a Final Order;
     (x) by Buyers, if the Sale Order has not been entered by the Bankruptcy Court and become a Final Order within one hundred twenty-five days after the date hereof; provided, however, that Buyers may not terminate the Agreement pursuant to this Section 8(a)(x) after the Sale Order has been entered and become a Final Order;
     (xi) by Buyers, if the Bidding Procedures Order (including the Bidding Procedures and Bidding Incentives) is denied or modified in any respect without the consent of Buyers;
     (xii) by Buyers, if the Sale Order is modified in any adverse respect without the consent of Buyers; or

     (xiii) (A) by Sellers, until the entry of the Sale Order, to pursue a Restructuring Transaction, or (B) by Buyers, if any Person files with the Bankruptcy Court a plan or disclosure statement which contemplates a Competing Transaction or Restructuring Transaction and Sellers do not object to or oppose such plan or disclosure statement.
     (b) Procedure Upon Termination. In the event of termination and abandonment by Buyers or Sellers, or each of them, pursuant to Section 8(a), written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate and the purchase of the Acquired Assets hereunder shall be abandoned, without further action by Buyers or Sellers. If this Agreement is terminated as provided herein, then each Party shall redeliver all documents, work papers and other materials of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same.
(c) Effect of Termination; Break-Up Fee.
     (i) If any Party terminates this Agreement pursuant to Section 8(a), then all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void and no Party shall have any Liability or obligation to any other Party in connection with the transactions contemplated by this Agreement except (A) that Section 1 (Definitions), Section 2(e)(ii) (Consideration), Section 3(aa) (No Other Representations or Warranties; Disclosed Materials), Section 4(i) (Condition of the Business), Section 9 (Miscellaneous), and this Section 8 (Termination) shall survive any such termination in accordance with their terms hereunder and (B) as expressly set forth in this Section 8(c). Any Liability for breach of the representations and warranties, or any covenant to be performed prior to the Closing, contained in this Agreement occurring prior to the Closing shall terminate absolutely and be deemed fully waived released and forever discharged as of the Closing, if the Closing occurs.
     (ii) If this Agreement is terminated pursuant to Section 8(a)(ii) (other than for failure of a condition set forth in Section 7(a)(iii) or 7(a)(iv) (other than with respect to a Decree of the Bankruptcy Court)), 8(a)(iv), 8(a)(vi), 8(a)(vii), 8(a)(viii), 8(a)(x), 8(a)(xii) or 8(a)(xiii), then Sellers shall pay to Buyers in immediately available funds the Reimbursable Expenses within five Business Days after the delivery by Buyers to Sellers of notice of demand for payment setting forth a reasonable description of the Reimbursable Expenses.
     (iii) If Buyers terminate this Agreement pursuant to Section 8(a)(ii) (other than for failure of a condition set forth in Section 7(a)(iii) or 7(a)(iv) (other than with respect to a Decree of the Bankruptcy Court)), or 8(a)(x), and a definitive agreement with respect to a Competing Transaction or Restructuring Transaction is executed on or prior to twelve months following the date of termination of this Agreement, then, in addition to the Reimbursable Expenses, Buyers shall also be entitled to a cash fee equal to three percent (3%) of the Sales Proceeds (the “Break-Up Fee”), such fee to be paid promptly by Sellers (and in any event within five Business Days) following the consummation of such Competing Transaction or Restructuring Transaction, as applicable.

     (iv) If Buyers terminate this Agreement pursuant to Section 8(a)(iv), 8(a)(vii) (unless all conditions to the Closing have occurred except for a condition set forth in Section 7(a)(iii)) or Section 8(a)(xii), and a Competing Transaction or Restructuring Transaction is executed on or prior to twelve months following the date of termination of this Agreement, then, in addition to the Reimbursable Expenses, Buyers shall also be entitled to the Break-Up Fee, such fee to be paid promptly by Sellers and in any event within five Business Days following the consummation of a Competing Transaction or Restructuring Transaction, as applicable.
     (v) If Buyers or Sellers terminate this Agreement pursuant to Section 8(a)(vi) or 8(a)(xiii), then, in addition to the Reimbursable Expenses, Buyers shall also be entitled the Break-Up Fee, such fee to be paid promptly by Sellers and in any event within five Business Days following such termination.
     (vi) Except as otherwise provided in Section 9(j), the payment of the Break Up Fee payable pursuant to Sections 8(c)(iii) through 8(c)(v), together with Reimbursable Expenses to the extent payable under Section 8(c)(ii), shall be the exclusive remedy of Buyers and their respective Affiliates in the event that this Agreement is terminated pursuant to the terms hereof, and any claim, right or cause of action by either Buyer or any other Person against Sellers or their respective Affiliates in excess of any Break-Up Fee and Reimbursable Expenses is hereby fully waived, released and forever discharged; provided, however, that no termination or payment shall relieve Sellers from Liability for any losses or damages (but subject to the limitation in Section 8(c)(x)) suffered as a result of the transactions contemplated hereby not being consummated in the event of (x) any willful termination of this Agreement by Sellers to pursue (1) a Competing Transaction, (2) a Restructuring Transaction or (3) any other sale of the Tiwest Joint Venture Interests, Target Companies or the assets of the U.S. Sellers or Tronox Australia that would not constitute a Competing Transaction, (y) any willful, grossly negligent or fraudulent breach of any representations and warranties or (z) any willful breach of any covenants which breach could reasonably be expected to result in a termination of this Agreement, in each case of clause (x), (y) and (z), occurring after entry of the Sale Order; provided, however, that in no event shall Sellers and their respective Affiliates be liable, at equity or at law, for any losses or damages of in any kind in excess of $62,250,000 in the aggregate.
     (vii) Any obligation to pay the Break-Up Fee and/or Reimbursable Expenses hereunder shall be absolute and unconditional; such payment shall constitute an administrative expense of U.S. Sellers’ and their debtor Affiliates’ estates under sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code and shall be payable as specified herein, and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever. Sellers and Buyers agree that the Bidding Incentives were a material inducement to Buyers to enter into this Agreement and to consummate the transactions contemplated hereby and shall be payable as specified herein and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever.

     (viii) Except as otherwise provided in Section 9(j), the payment of the Deposit to Sellers pursuant to Section 2(e)(ii)(B) shall be the exclusive remedy of Sellers and their Affiliates in the event that this Agreement is terminated pursuant to the terms hereof; provided, however, that no termination or payment shall relieve either Buyer or Guarantor from Liability for any losses or damages (but subject to the limitation in Section 8(c)(x)) suffered as a result of the transactions contemplated hereby not being consummated in the event of (x) any willful, grossly negligent or fraudulent breach of any representations and warranties but solely to the extent such breach would result in a failure of the condition set forth in Section 7(b)(i)) or (y) any intentional breach of any covenants which breach could reasonably be expected to result in a failure of the condition set forth in Section 7(b)(ii)) set forth in this Agreement; provided, however, that in no event shall either Buyer, Guarantor and their respective Affiliates be liable, at equity or at law, for any losses or damages of any kind in excess of $62,250,000 in the aggregate.
     (ix) The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 8(c) shall relieve Buyers or Sellers of their respective obligations under the Confidentiality Agreement. If this Agreement is terminated in accordance with Section 8(a), then Buyers agree that the prohibition in the Confidentiality Agreement restricting Buyers’ ability to solicit any employee of any Seller to join the employ of either Buyer or any of their respective Affiliates or to hire any such employee shall be extended to a period of two years from the date of this Agreement.
     (x) In no event shall a Party or an Affiliate of such Party have any Liability to the other Party or any other Person for any special, incidental, exemplary or punitive damages, and any such claim, right or cause of action for any damages that are special, incidental, exemplary or punitive is hereby fully waived, released and forever discharged.
9. Miscellaneous.
     (a) Expenses. Except as otherwise expressly provided in this Agreement, Sellers, Guarantor and Buyers shall bear their own expenses, including attorneys’ fees, incurred in connection with the negotiation and execution of this Agreement, the other Related Agreements and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby whether or not the Closing occurs; it being understood that Buyers as acquiring parties shall solely be responsible for paying the HSR Act filing fees and all other filing and similar fees (but not legal or other advisor fees) incurred in connection with filings under any other Competition/Investment Law. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding (i.e., the party who, in light of the issues contested or determined in the action or proceeding, was more successful) shall be entitled to have and recover from the non-prevailing party such costs and expenses (including all court costs and reasonable attorneys’ fees) as the prevailing party may incur in the pursuit or defense thereof.

     (b) Entire Agreement. This Agreement, the other Related Agreements and the Confidentiality Agreement together in each case any schedules, exhibits or annexes hereto or thereto, constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations (whether written or oral) by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.
     (c) Incorporation of Annexes, Exhibits and Disclosed Materials. The Annexes and Exhibits to this Agreement, the documents and other information in the Disclosed Materials are incorporated herein by reference and made a part hereof.
     (d) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each party hereto except as expressly provided herein. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party hereto making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 9(d) except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto; provided that either Buyer may, without the prior written approval of the other parties hereto, (i) assign this Agreement and the other Related Agreements and any of its rights, interests or obligations hereunder or thereunder to any Affiliate of such Buyer or (ii) assign, transfer, encumber, create a Lien in or pledge this Agreement and the other Related Agreements and any of its rights, interests or obligations hereunder or thereunder as collateral to any potential lender to such Buyer or any Affiliate thereof (in any or all of which cases such Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder or thereunder). Buyers shall give prompt written notice to Sellers of any assignment by either Buyer.
     (f) Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient; (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) when sent by facsimile on a Business Day (with written confirmation of transmission) on such Business Day (otherwise on the first Business Day after being sent); or (iv) three Business Days after the postmark date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
     If to any Seller or Target Company (in the case of any Target Company, prior to the Closing), then to:

c/o Tronox Incorporated 3301 NW 150th Street Oklahoma City, Oklahoma 73134-2009
Attention:	Dennis Wanlass, Interim Chairman and Chief Executive Officer
Michael J. Foster, Vice President, General Counsel and Secretary
Facsimile:	+1 (405) 775-5151
     with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022
Attention:	Jonathan S. Henes Andrew E. Nagel
Facsimile:	+1 (212) 446-6460
     If to U.S. Buyer or any Target Company (in the case of any Target Company, following the Closing), then to:

Huntsman Pigments LLC
500 Huntsman Way
Salt Lake City, Utah 84108
Attention: Samuel D. Scruggs, Executive Vice
President, General Counsel and Secretary
Facsimile: +1 (801) 584-5782
     If to Australia Buyer, then to:

Huntsman Australia R&D Company Pty Ltd
c/o Huntsman Pigments LLC
500 Huntsman Way
Salt Lake City, Utah 84108
Attention: Samuel D. Scruggs, Executive Vice
President, General Counsel and Secretary
Facsimile: +1 (801) 584-5782

     If to Guarantor, then to:

Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108
Attention: Samuel D. Scruggs, Executive Vice
President, General Counsel and Secretary
Facsimile: +1 (801) 584-5782
Any party hereto may change the address or facsimile number to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party hereto notice in the manner set forth in this Section 9(f).
     (g) Governing Law; Jurisdiction. This Agreement shall in all aspects be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York (other than Section 5-1401 of the New York general obligations law), except to the extent that the laws are superseded by the Bankruptcy Code, and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws; provided that, the validity and enforceability of all conveyance or assignment documents or instruments executed and delivered pursuant to this Agreement insofar as they affect title to real property or any interests in any contracts or agreements shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is located or which is the governing law of the relevant contract or agreement. For so long as Sellers are subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the this Agreement, the other Related Agreements or the transactions contemplated hereby or thereby, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After Sellers are no longer subject to the jurisdiction of the Bankruptcy Court, any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby shall be brought in the courts of the State of New York sitting in Manhattan or of the United States for the Southern District of New York, and by execution and delivery of this Agreement, each of the parties hereto consents to the exclusive jurisdiction of those courts. Each of the parties hereto irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or the transactions contemplated hereby.
     (h) Consent to Service of Process. Each of the parties hereto hereby consents to process being served by any party hereto in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9(f).
     (i) Waivers of Jury Trial. Each party hereto irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Litigation directly or indirectly arising out of, under or in connection with this Agreement, the other Related Agreements or the transactions contemplated hereby or thereby.

(j) Specific Performance.
     (i) Buyers and Guarantor acknowledge and agree that Sellers would be damaged irreparably in the event that Section 5(b)(iv) or 5(b)(vi) or Buyers’ obligations to consummate the transactions contemplated hereby is not performed by Buyers and Guarantor in accordance with its specific terms or otherwise is breached, and that in addition to remedies, other than injunctive relief and specific performance, that Sellers may have under law or equity, (A) Sellers shall be entitled to injunctive relief to prevent breaches of Sections 5(b)(iv) and 5(b)(vi) of this Agreement and to enforce specifically the terms and provisions thereof and (B) in circumstances in which all of conditions to the obligations of Buyers to consummate the transactions contemplated by this Agreement as set forth in Section 7(a) (other than conditions with respect to actions that Sellers and/or Buyers will take at Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, Sellers shall be entitled to enforce specifically Buyers’ obligations to consummate the transactions contemplated hereby.
     (ii) Sellers acknowledge that Buyers would be damaged irreparably in the event that the terms of this Agreement are not performed by Sellers in accordance with its specific terms or otherwise breached or Sellers fail to consummate the Closing, in each case, following the entry of the Sale Order, and that, in addition to any other remedy that Buyers may have under law or equity, Buyers shall be entitled to injunctive relief to prevent breaches of the terms of this Agreement and to enforce specifically the terms and provisions thereof that are required to be performed by Sellers, in each case, following the entry of the Sale Order.
     (k) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.
     (l) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.
     (m) No Survival of Representations, Warranties and Agreements. None of Sellers’, Buyers’ or Guarantor’s representations and warranties contained in Section 3 and Section 4, respectively, and none of the covenants contained in Section 5 to the extent they are to be performed on or prior to the Closing shall survive the Closing.
     (n) Construction. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa. The words “including” and “include” and other words of similar import will be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” “hereto” and “hereby,” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Unless expressly stated in connection therewith or the context otherwise requires, the phrase “relating to the Business” and other words of similar import will be deemed to mean “relating to the operation of the Business as conducted as of the date hereof.” References to Articles, Sections, clauses, subclauses, subparagraphs, Annexes, Exhibits and the Disclosure Schedule herein are references to Articles, Sections, clauses, subclauses, subparagraphs, Annexes, Exhibits and the Disclosure Schedule of this Agreement. The word “if” and other words of similar import will be deemed to be followed by the phrase “and only if.” Any reference herein to any law, statute, rule or regulation of any Governmental Entity (or any provision thereof) shall include all laws, statutes, rules or regulations promulgated thereunder (or provision thereof), including any successor thereto, as it may be amended, modified or supplemented from time to time. Any reference herein to “dollars” or “$” means United States dollars.
     (o) Computation of Time. In computing any period of time prescribed by or allowed with respect to any provision of this Agreement that relates to Sellers or the Chapter 11 Cases, the provisions of Rule 9006(a) of the Federal Rules of Bankruptcy Procedure shall apply.
     (p) Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
     (q) Disclosed Materials. All capitalized terms not defined in the Disclosure Schedule shall have the meanings ascribed to them in this Agreement. The representations and warranties of Sellers in this Agreement are made and given subject to the disclosures and exceptions set forth in the Disclosed Materials. The disclosure of any matter in any section of the Disclosure Schedule shall only be deemed to be a disclosure for all other sections and schedules of the Disclosure Schedule so long as the relevance of such matter to such other section or schedule of the Disclosed Materials is reasonably apparent on the face of such matter. The listing of any matter shall expressly not be deemed to constitute an admission by Sellers, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosed Materials relating to any possible breach or violation of any Contract or law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the disclosure of any matter in the Disclosed Materials be deemed or interpreted to expand the scope of Sellers’ representations and/or warranties set forth in this Agreement. All attachments to the Disclosure Schedule are incorporated by reference into the Disclosure Schedule in which they are directly referenced. The information contained in the Disclosed Materials is in all events subject to the terms of the Confidentiality Agreement.
     (r) Headings; Table of Contents. The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (s) Counterparts; Facsimile and Email Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile or email with scan attachment copies, each of which shall be deemed an original.
(t) Time of Essence. Time is of the essence of this Agreement.
(u) Guaranty.
     (i) Subject to the conditions and limitations as set forth below, Guarantor hereby absolutely, irrevocably and unconditionally guarantees, as principal and not as surety, to Sellers and their successors, (i) the due and punctual payment of all payment obligations of Buyers under this Agreement and the Related Agreements (other than the Henderson Lease Agreement), including the payment obligations contemplated under Sections 5(j), 5(k), 6(h) and 8(c)(viii) (the guaranteed payment obligations under this Section 9(u), collectively, the “Guarantied Obligations”).
     (ii) Guarantor guarantees that the Guarantied Obligations will be duly and punctually paid in accordance with the terms of this Agreement. If for any reason either Buyer shall fail or be unable duly and punctually to pay any Guarantied Obligation as and when the same shall become due or otherwise required, then Guarantor shall, subject to the terms and conditions of this Agreement, forthwith duly and punctually pay such Guarantied Obligation. Guarantor further agrees that this Agreement, to the extent it requires the payment of money, constitutes a guaranty of payment when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from either Buyer. Guarantor’s liability under this Agreement shall be absolute, unconditional, irrevocable and continuing irrespective, without limitation, of:
     (A) any lack of validity or enforceability of this Agreement as a result of the application of any bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity to either Buyer;
     (B) any modification, amendment, consent, extension, forbearance or waiver of or any consent to departure from this Agreement that may be agreed to by either Buyer;
     (C) any action or inaction by Sellers under or in respect of this Agreement, any failure, lack of diligence, omission or delay on the part of any Seller to enforce, assert or exercise any right, power or remedy conferred on any Seller in this Agreement;
     (D) any merger or consolidation of either Buyer, Guarantor or any of their respective Affiliates into or with any Person, or any sale, lease or transfer of any of the assets of the Parties or any other Person to any other Person;
     (E) any change in the ownership of any of the Parties or any Person; or

     (F) any other occurrence, circumstance, happening or event, whether similar or dissimilar to the foregoing and whether foreseen or unforeseen, which otherwise might constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which otherwise might limit recourse against Guarantor or any other Person.
     (iii) Guarantor hereby unconditionally waives (A) any and all notices, including promptness, diligence, notice of acceptance of this Agreement and any other notice with respect to any of the Guarantied Obligations and this Agreement, (B) any presentment, demand, performance, protest, notice of non-payment as the same pertains to either Buyer, suit or the taking of other action by any Seller against, and any other notice to, Guarantor with respect to any of the Guarantied Obligations, (C) any right to require any Seller to proceed against either Buyer or to exhaust any security held by any Seller or to pursue any other remedy with respect to any of the Guarantied Obligations, (D) any defense based upon an election of remedies by Sellers, unless the same would excuse performance by either Buyer under this Agreement with respect to any of the Guarantied Obligations and (E) any duty of Sellers to advise Guarantor of any information known to Sellers regarding either Buyer or its ability to perform under this Agreement with respect to any of the Guarantied Obligations. Each Seller may at any time and from time to time without notice to or consent of Guarantor and without impairing or releasing the obligations of Guarantor hereunder, with respect to any of the Guarantied Obligations, (1) agree with either Buyer to make any change in the terms of the Guarantied Obligations, (2) take or fail to take any action of any kind in respect of any security for the Guarantied Obligations, (3) exercise or refrain from exercising any rights against either Buyer or others, or (4) compromise or subordinate the Guarantied Obligations, including any security therefor. Any other suretyship defenses are hereby waived by Guarantor with respect to any of the Guarantied Obligations.
     (iv) The provisions of this Section 9(u) shall continue to be effective or be reinstated, as the case may be, if (A) at any time and to the extent that any payment of any of the Guarantied Obligations is rescinded or must otherwise be returned by the payee thereof to either Buyer or Guarantor upon the insolvency, bankruptcy, reorganization or similar event of either Buyer or Guarantor, all as though such payment had not been made or (B) the obligations of Guarantor under this Section 9(u), with respect to any of the Guarantied Obligations, are released in consideration of a payment of money or transfer of property by either Buyer or any other Person and to the extent that such payment, transfer or grant is rescinded or must otherwise be returned by the recipient thereof to either Buyer or Guarantor upon the insolvency, bankruptcy, reorganization or similar event of either Buyer or Guarantor, all as though such payment, transfer or grant had not been made.
[END OF PAGE]
[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGES TO
ASSET AND EQUITY PURCHASE AGREEMENT
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLERS: TRONOX INCORPORATED
By:	/s/ Dennis L. Wanlass
	Name:	Dennis Wanlass
	Title:	Interim Chairman of the Board & Chief Executive Officer

TRONOX LLC
By:	/s/ Robert C. Gibney
	Name:	Robert C. Gibney
	Title:	President

TRONOX PIGMENTS (SAVANNAH) INC.
By:	/s/ Robert C. Gibney
	Name:	Robert C. Gibney
	Title:	President

TRONOX WORLDWIDE LLC
By:	/s/ Robert C. Gibney
	Name:	Robert C. Gibney
	Title:	President

SIGNATURE PAGES TO
ASSET AND EQUITY PURCHASE AGREEMENT
(continued)

TRONOX PIGMENTS (NETHERLANDS) B.V.
By:	/s/ Robert C. Gibney
	Name:	Robert C. Gibney
	Title:	Managing Director

State of Oklahoma	)

	)	ss:
County of Oklahoma	)
     Be it remembered that on this 28th day of August, 2009 personally came before me, the undersigned, a Notary Public in and for said State duly commissioned and sworn, Robert C. Gibney, the Managing Director of Tronox Pigments Netherlands, party to the within and foregoing instrument, known to me personally to be such and the person who executed such instrument on behalf of such entity, and acknowledged to me that such instrument was his/her own act and deed and the act and deed of such entity, that the signature therein is his/her own proper handwriting, that his/her act of executing and delivering such instrument was duly authorized and that the facts stated therein are true. Given under my hand and seal of office the day and year aforesaid.

/s/ Irla Brady
Signature of Notary Public

SIGNATURE PAGES TO
ASSET AND EQUITY PURCHASE AGREEMENT
(continued)
Executed by Tronox Western Australia Pty. Ltd, ACN 009 331 195, in accordance with section 127 of the Corporations Act by or in the presence of:

/s/ Robert C. Gibney	/s/ John D. Romano

Signature of Secretary/other Director	Signature of Director or sole Director and sole Secretary

Robert C. Gibney	John D. Romano

Name of Secretary/other Director in full	Name of Director or sole Director and sole Secretary in full

U.S. BUYER: HUNTSMAN PIGMENTS LLC

	By:	/s/ Peter R. Huntsman
		Name:	Peter R. Huntsman
		Title:	President and Chief Executive Officer

AUSTRALIA BUYER: HUNTSMAN AUSTRALIA R&D COMPANY PTY LTD
Witness: /s/ Susan Ferguson	By:	/s/ Peter R. Huntsman

Name: Susan Ferguson		Name:	Peter R. Huntsman
		Title:	Authorized Representative

GUARANTOR: HUNTSMAN CORPORATION
	By:	/s/ Peter R. Huntsman
		Name:	Peter R. Huntsman
		Title:	President and Chief Executive Officer